UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GOLF GALAXY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Golf Galaxy, Inc. (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:

11,136,466 shares of Common Stock; Options to purchase 1,083,129 shares of Common Stock with an exercise price below $18.82, which have a weighted average exercise price of $8.52; and Warrants to purchase 150,000 shares of Common Stock with an exercise price of $17.94 per share.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.000107 by the sum of:
(A) 11,136,466 shares of Common Stock multiplied by the merger consideration of $18.82 per share; plus

(B) Options to purchase 1,083,129 shares of Common Stock multiplied by $10.30, which is the difference between the merger consideration of $18.82 and the weighted average exercise price of $8.52 per share; plus

(C) Warrants to purchase 150,000 shares of Common Stock multiplied by $0.88, which is the difference between the merger consideration of $18.82 and the exercise price of $17.94 per share.

Holders of vested in-the-money options may elect to receive a cash payment equal to the difference between the merger consideration and the exercise price, times the number of shares covered by the option.  Holders who do not so elect, and holders of options that are not vested and/or not in-the-money, will have their options converted into options to purchase shares of Dick’s Sporting Goods, Inc. common stock.  Holders of warrants will receive a cash payment equal to the difference between the merger consideration and the exercise price, times the number of shares covered by the warrant, unless they elect to have their warrants converted into warrants to purchase shares of Dick’s Sporting Goods, Inc. common stock.  Solely for purposes of calculating the filing fee, all in-the-money options and warrants were assigned a value equal to the amount by which the merger consideration exceeds the exercise price, and all out-of-the-money options were assigned no value.

	(4)	Proposed maximum aggregate value of transaction:
$220,874,111
	(5)	Total fee paid:
$23,634

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, Minnesota 55344

[                    ]

Dear Golf Galaxy shareholder:

You are cordially invited to attend a special meeting of shareholders of Golf Galaxy, Inc. to be held on [                ], 2007 at [      ] local time, at the offices of Robins, Kaplan, Miller & Ciresi L.L.P. located at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402.

On November 13, 2006, we entered into a merger agreement providing for the acquisition of Golf Galaxy by Dick’s Sporting Goods, Inc. through a merger of a wholly-owned subsidiary of Dick’s with and into Golf Galaxy. As a result of the merger, Golf Galaxy will become a wholly-owned subsidiary of Dick’s. If the merger is completed, you will be entitled to receive $18.82 in cash for each share of Golf Galaxy common stock you own. At the special meeting, you will be asked to adopt and approve the merger agreement and the merger.

The Golf Galaxy board of directors has determined that the merger agreement and the merger are fair and in the best interests of Golf Galaxy and its shareholders and has authorized and approved the merger agreement and the merger. Our board of directors unanimously recommends that Golf Galaxy shareholders vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

The accompanying proxy statement provides you with information regarding the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of our shares of common stock outstanding on the record date is required to adopt and approve the merger agreement and the merger.

Your vote is important to us. Whether or not you plan to attend the special meeting in person, please return the enclosed proxy card, or vote electronically through the Internet or by telephone as described on the proxy card, as soon as possible to ensure your representation at the meeting.  Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

On behalf of the board of directors and management of Golf Galaxy, we would like to thank you for your support, and we look forward to seeing you at the special meeting.

Randall K. Zanatta

Chairman, Chief Executive Officer and President

The accompanying proxy statement is first being mailed to our shareholders on or about [                 ], 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on [                      ], 2007

Notice is hereby given that the Special Meeting of Shareholders of Golf Galaxy, Inc. will be held at the offices of Robins, Kaplan, Miller & Ciresi L.L.P. located at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402, on [                      ], [   ], 2007 at [      ] for the following purposes:

1.                To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 13, 2006, by and between Golf Galaxy, Dick’s Sporting Goods, Inc. and Yankees Acquisition Corp., a wholly-owned subsidiary of Dick’s Sporting Goods, which provides for the merger of Yankees Acquisition Corp. with and into Golf Galaxy, with Golf Galaxy, as the surviving corporation, becoming a wholly-owned subsidiary of Dick’s Sporting Goods, and with each outstanding share of common stock of Golf Galaxy, other than shares held by Dick’s Sporting Goods and its subsidiaries or with respect to which dissenters’ rights have been validly perfected under Minnesota law, being converted into the right to receive $18.82 in cash, without interest;

2.                To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger; and

3.                To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on [_________], as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

John R. Houston, Esq.

Secretary

Eden Prairie, Minnesota

[                              ]

To assure your representation at the special meeting, please sign, date and return your proxy on the enclosed proxy card, or vote electronically through the Internet or by telephone as described on the proxy card, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

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PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS		59
MARKETS AND MARKET PRICE		60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		61
ADJOURNMENT OF THE SPECIAL MEETING		64
FUTURE STOCKHOLDER PROPOSALS		64
OTHER MATTERS		64
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION		64
Appendix A:	Agreement and Plan of Merger, dated as of November 13, 2006, by and between Golf Galaxy, Inc., Yankees Acquisition Corp. and Dick’s Sporting Goods, Inc.	A-1
Appendix B:	Opinion of Piper Jaffray & Co., dated November 13, 2006	B-1
Appendix C:	Section 302A.471 and 302A.473 of the Minnesota Business Corporation Act	C-1

ss

ii

SUMMARY TERM SHEET

This summary term sheet briefly summarizes material terms of the transaction described in this proxy statement but might not contain all of the information that is important to you. You are urged to read this proxy statement carefully, including the appendices incorporated by reference in this proxy statement. You may obtain additional information by following the instructions under “Where Shareholders Can Find More Information” beginning on page [   ].

In this proxy statement, the terms “we,” “us,” “our,” “Golf Galaxy” and the “company” refer to Golf Galaxy, Inc. and, where appropriate, its subsidiaries. We sometimes refer to:

•       Dick’s Sporting Goods, Inc. as “Purchaser”;

•       Yankees Acquisition Corp. as “Merger Sub”;

•       Piper Jaffray & Co., the company’s independent financial advisor, as “Piper Jaffray”;

•       Robins, Kaplan, Miller & Ciresi L.L.P., the company’s legal counsel, as “Robins, Kaplan, Miller & Ciresi”;

•       Buchanan Ingersoll & Rooney PC, Purchaser’s and Merger Sub’s legal counsel, as “Buchanan Ingersoll & Rooney”; and

•       D.F. King & Co., Inc., the company’s information agent, as “D.F. King.”

•             The Proposed Transaction

The proposed transaction is the acquisition of Golf Galaxy by Purchaser, a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated November 13, 2006, by and between Golf Galaxy, Purchaser and Merger Sub. We refer to the Agreement and Plan of Merger, a copy of which is attached to this proxy statement as Appendix A, as the “merger agreement.”  The acquisition will be effected by the merger of Merger Sub, a wholly-owned subsidiary of Purchaser, with and into Golf Galaxy, with Golf Galaxy being the surviving corporation in the merger as a wholly-owned subsidiary of Purchaser. We refer to that transaction as the “merger.”  The parties currently expect to complete the merger in February 2007, but no earlier than February 6, 2007. We refer to the date on which the merger is completed as the “closing date” and the date and time at which articles of merger are filed with the Secretary of State of the State of Minnesota and the merger is thereby completed as the “effective time.”

•             Parties Involved in the Proposed Transaction (page [   ])

Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, Minnesota 55344
Telephone:  (952) 941-8848

Golf Galaxy is a multi-channel golf specialty retailer offering a distinctive combination of competitively priced merchandise from the leading national brands in golf equipment, apparel and accessories, along with golf services and golf instruction by on-staff certified PGA and LPGA professionals. Our core strategy is to provide avid and casual golfers, as well as gift purchasers, a category-dominant selection of leading national brand products, as well as expert non-commissioned sales assistance and professional services. As of November 25, 2006, we operated 65 stores in 24 states, as well as e-commerce websites and catalog operations.

Dick’s Sporting Goods, Inc. (Purchaser)
300 Industry Drive
RIDC Park West
Pittsburgh, Pennsylvania 15275
Telephone:  (724) 273-3400

Purchaser is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods, equipment, apparel and footwear in a specialty store environment. As of October 28, 2006, Purchaser operated 294 stores in 34 states, primarily throughout the Eastern half of the United States.

Yankees Acquisition Corp. (Merger Sub)
c/o Dick’s Sporting Goods, Inc.
300 Industry Drive
RIDC Park West
Pittsburgh, Pennsylvania 15275
Telephone:  (724) 273-3400

Merger Sub is a newly-formed Minnesota corporation and a wholly-owned subsidiary of Purchaser. Purchaser formed Merger Sub for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement.

•             Golf Galaxy Will Hold a Special Meeting of its Shareholders to Consider Approval of the Merger Agreement and the Meeting Adjournment Proposal (page [   ])

Date, Time and Place.   The special meeting will be held on [                          ], 2007 at [                         ] at the offices of Robins, Kaplan, Miller & Ciresi located at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402.

Purpose.   At the special meeting, you will be asked to consider and vote upon proposals to:

•       adopt and approve the merger agreement, which provides for the merger of Merger Sub with and into Golf Galaxy, with Golf Galaxy, as the surviving corporation, becoming a wholly-owned subsidiary of Purchaser, and each outstanding share of common stock of Golf Galaxy, other than shares held by Purchaser or its subsidiaries or with respect to which dissenters’ rights have been validly perfected under Minnesota law, being converted into the right to receive $18.82 in cash, without interest (we refer to this amount in this proxy statement as the “merger consideration”);

•       adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”); and

•       to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date and Voting.   Only shareholders who hold shares of Golf Galaxy common stock at the close of business on [                           ], the record date for the special meeting, will be entitled to vote at the special meeting. Each share of Golf Galaxy common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [                           ] shares of Golf Galaxy common stock outstanding.

Vote Required.   Adoption and approval of the merger agreement requires the affirmative vote of [                           ] shares of Golf Galaxy common stock, which represents a majority of the shares of Golf Galaxy common stock outstanding on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of shareholders holding a majority of the shares of Golf Galaxy common stock present and entitled to vote at the special meeting.

Concurrently with the execution of the merger agreement, Purchaser and Merger Sub entered into a voting agreement with certain shareholders of the company, including Randall K. Zanatta and Gregory B. Maanum, each of whom is a director and executive officer of the company, in their capacities as shareholders. Pursuant to the voting agreement, such shareholders have agreed to vote a total of 2,203,660 shares beneficially owned by them, which represented approximately 19.8% of the outstanding shares of company common stock as of December 5, 2006, in favor of the adoption and approval of the merger agreement and against any competing proposal. The aggregate number of shares subject to the voting agreement is capped at 19.99% of the company’s outstanding shares of common stock, although based on current Securities and Exchange Commission (“SEC”) filings, as of December 5, 2006, the shareholders who are parties to the voting agreement beneficially owned significantly in excess of 19.99% of the company’s outstanding shares of common stock. In the event the merger agreement is terminated, the voting agreement will terminate as well.

Share Ownership of Directors and Executive Officers.   As of December 5, 2006, the directors and executive officers of the company beneficially owned, in the aggregate, 5,707,829 outstanding shares of company common stock, which represented approximately 51.2% of the outstanding shares of company common stock as of such date. This amount includes an aggregate of 4,209,967 outstanding shares that are owned by affiliates of certain directors, and with respect to which such directors do not have sole voting power; excluding such shares, directors and executive officers beneficially own 1,497,862 outstanding shares of company common stock, or 13.4% of the outstanding shares of company common stock as of such date. The directors and executive officers of the company have informed the company that they presently intend to vote all of the outstanding shares of company common stock with respect to which they have voting power (including shares subject to the voting agreement) “FOR” the adoption and approval of the merger agreement and “FOR” the meeting adjournment proposal.

•             Golf Galaxy Shareholders Will Receive $18.82 in Cash, without Interest, For Each Share of Golf Galaxy Common Stock They Own (page [   ])

At the effective time, each issued and outstanding share of Golf Galaxy common stock, other than shares held by Purchaser or its subsidiaries or by shareholders who validly perfect their dissenters’ rights under Minnesota law, will be converted into the right to receive $18.82 in cash, without interest.

•             How Outstanding Options Will Be Treated (page [    ])

At the effective time, each outstanding option to acquire shares of Golf Galaxy common stock that is vested and with respect to which the merger consideration exceeds the exercise price per share (also referred to in this proxy statement as “in-the-money”) will be automatically converted into an option to purchase shares of Purchaser common stock, unless the holder of such option instead elects to receive a cash payment equal to the merger consideration minus the option exercise price per share, times the number of shares subject to such option. All other outstanding options to acquire shares of Golf Galaxy common stock will be automatically converted into options to purchase shares of Purchaser common stock. The vesting of outstanding options will not accelerate in connection with the merger, with the exception of an option to purchase 5,000 shares of common stock held by one of our directors.

Options converted into options to purchase shares of Purchaser common stock will retain the same terms and conditions, except that the number of shares of Purchaser common stock and the exercise price of such options will be adjusted. The conversion ratio (0.386) that will be applied to effect such adjustment was calculated by dividing the merger consideration of $18.82 by $48.76, which was the closing price of Purchaser common stock on November 10, 2006, the last trading day immediately prior to the execution of the merger agreement.

•             How Outstanding Warrants Will Be Treated (page [   ])

At the effective time, each outstanding warrant to acquire shares of Golf Galaxy common stock will be automatically cancelled and converted into the right to receive a payment equal to the merger consideration minus the exercise price per share, times the number of shares subject to such warrant, unless the holder of such warrant instead elects to convert the warrant into a warrant to purchase Purchaser common stock. Warrants converted into warrants to purchase shares of Purchaser common stock will generally retain the same terms and conditions, except that the number of shares of Purchaser common stock subject to the warrants and the exercise price of the warrants will be adjusted, utilizing the same conversion ratio applicable to converted options.

•             Financing of the Merger by Purchaser (page [   ])

Purchaser and Merger Sub estimate that the total funds necessary to consummate the merger and related transactions (including payment of the merger consideration to Golf Galaxy shareholders, potential cash payments to holders of outstanding warrants and vested and in-the-money options to purchase Golf Galaxy common stock and payment of transaction-related fees and expenses) will be approximately $225,000,000, which is expected to be funded by cash and available lines of credit. The completion of the merger is not subject to any conditions relating to the availability of financing.

•             Recommendation of the Board of Directors

Our disinterested directors, in a separate executive session, and our full board of directors have each unanimously determined that the merger agreement and merger are fair and in the best interests of the company and its shareholders, have authorized and approved the merger agreement and the merger, and recommend that you vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

•             Opinion of Golf Galaxy’s Independent Financial Advisor (page [   ])

In connection with the merger, the company’s board of directors received an oral opinion from Piper Jaffray, the company’s independent financial advisor, which was subsequently confirmed in writing, to the effect that, as of the date of the merger agreement, and based upon and subject to the factors, assumptions and limitations set forth in the opinion, the merger consideration proposed to be paid by Purchaser as specified in the merger agreement was fair, from a financial point-of-view, to the company’s shareholders. The written opinion of Piper Jaffray, dated as of November 13, 2006, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Piper Jaffray’s opinion was provided to the company’s board of directors in connection with their evaluation of the merger consideration from a financial point of view. The Piper Jaffray opinion does not address the relative merits of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger agreement.

•             Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or in Addition to, Interests of Golf Galaxy Shareholders Generally (page [   ])

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from your interests as a shareholder, and that may present actual or potential conflicts of interest. These interests are described in more detail under “The Merger—Interests of Golf Galaxy Directors and Executive Officers in the Merger” beginning on page [   ] and include the following:

•       our retention agreements with certain of our executive officers provide that, in the event the executive’s employment is terminated following a change of control, the executive will be entitled to continue receiving his salary and benefits for a period of 12 or 18-months (depending on the agreement) following termination, and will also receive a pro-rated bonus;

•       Purchaser has agreed that, upon the closing of the merger, our Chairman, Chief Executive Officer and President and our Chief Operating Officer will each enter into a new three-year employment agreement with Purchaser and the company (as the surviving corporation), which will replace their current retention agreements with the company, and which will provide for an increased salary, participation in a performance bonus program, a grant of options to purchase shares of Purchaser common stock, increased severance payments and a grant of restricted shares of Purchaser common stock;

•       Purchaser has also agreed that, upon the closing of the merger, other executive officers will receive grants of options to purchase shares of Purchaser common stock and will be entitled to receive a minimum bonus if they continue their employment with the company (as the surviving corporation) for a specified period of time;

•       consistent with the treatment of all other outstanding options to purchase Golf Galaxy common stock, all options held by directors and executive officers that are outstanding immediately prior to the effective time of the merger will be converted into options to purchase shares of Purchaser common stock, except that holders of vested and in-the-money options may elect to receive, in lieu of such options to purchase shares of Purchaser common stock, cash in an amount equal to the difference between the merger consideration and the exercise price, times the number of shares subject to the option (subject to any applicable withholding taxes); and

•       under the merger agreement, Purchaser has agreed to honor all existing rights of indemnification for the benefit of our directors and executive officers for a period of six years, and to either maintain in effect for a period of six years directors and officers insurance no less than favorable than the policies currently in effect, or obtain a “tail” policy providing comparable coverage.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger, and in deciding to recommend that Golf Galaxy shareholders vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

•             A Number of Conditions Must be Satisfied or Waived to Complete the Merger (page [   ])

The obligations of the company, Purchaser and Merger Sub to complete the merger are subject to various conditions, including:

•       the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, by holders of a majority of the shares of Golf Galaxy common stock outstanding on the record date;

•       the expiration or termination of the waiting period (and any extension thereof) applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the “HSR Act”);

•       no governmental entity will have enacted any order or law that would, or instituted any action or proceeding that seeks to, make the merger illegal or otherwise challenge, restrain or prohibit consummation of the merger or cause the merger to be rescinded following consummation (however, the party invoking this condition must have used commercially reasonable efforts to have any such action or proceeding dismissed);

•       the representations and warranties of each party contained in the merger agreement will be true and correct (disregarding all otherwise applicable materiality or material adverse effect qualifications and exceptions) as of the date of the merger agreement and as of the effective time (except for representations and warranties made only as of a specified date, which will be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be so true and correct does not have, and is not reasonably expected to have, a material adverse effect (as defined in the merger agreement); and

•       the number of shares of Golf Galaxy held by shareholders who have properly asserted or provided notice of an intention to assert dissenters’ rights under Minnesota law will represent less than 15% of Golf Galaxy’s outstanding shares on the closing date.

See “Terms of the Merger Agreement—Conditions to the Merger” beginning on page [   ].

•             Limitations on Solicitation of Competing Proposals (page [   ])

The merger agreement contains a “go-shop” provision that allowed the company to solicit, engage in discussions regarding, negotiate and take other actions designed to facilitate, takeover proposals from up to eight parties, commencing on the date of the merger agreement and expiring at 12:01 a.m. on December 4, 2006 (21 days after the date of the merger agreement), at which time the company was required to terminate any pending discussions or negotiations. The company, through Piper Jaffray, solicited proposals from the eight parties that the board of directors, in consultation with Piper Jaffray, reasonably believed might be interested in and capable of submitting and completing a competing takeover proposal. None of the parties that were contacted executed a confidentiality agreement or received any information from the company, and each of the parties declined to submit a takeover proposal.

With the exception of the foregoing provision, the company is subject to a “no-shop” restriction on its ability to solicit, engage in discussions regarding, negotiate or take other actions designed to facilitate, a takeover proposal. The company may engage in such activities only if it receives an unsolicited proposal that in the good faith judgment of its board of directors is (after consultation with an independent financial advisor and legal counsel) more favorable to, or could reasonably be expected to result in a proposal that is more favorable to, company shareholders from a financial point of view than the merger agreement and the transactions contemplated thereby, and is reasonably capable of being completed on the terms proposed. However, if the proposal is submitted by a party that was properly solicited by the company prior to 12:01 a.m. on December 4, 2006, the company may not engage in such activities unless, in the good faith judgment of our board of directors, the proposal is more favorable on its face to the merger agreement and the transactions contemplated thereby, and is reasonably capable of being completed on the terms proposed. The company is also permitted to engage in such activities if our board of directors determines in good faith that the failure to do so could cause our board of directors not to satisfy its fiduciary duties.

•             How the Merger Agreement May Be Terminated (page [   ])

Purchaser, Merger Sub, and the company may mutually agree to terminate the merger agreement at any time. Additionally, with certain exceptions, Purchaser or the company may also terminate the merger agreement if:

•       the merger has not occurred on or before April 27, 2007 (unless the terminating party caused the failure of the merger to be consummated by failing to perform its obligations under the merger agreement);

•       the consummation of the merger would violate any final, non-appealable order, decree or judgment of any United States court or other tribunal of competent jurisdiction;

•       the shareholders do not approve the merger agreement and the transactions contemplated thereby, including the merger, by the required vote at a duly held meeting of the shareholders or any adjournment or postponement thereof; or

•       the other party has breached the merger agreement, such breach causes a closing condition not to be satisfied, and the breaching party does not cure, or commence using and continue to use reasonable best efforts to cure, such breach within 30 days of notice of the same.

Additionally, the company may terminate the merger agreement if:

•       the board of directors of the company accepts a superior proposal in accordance with the procedures set forth in the merger agreement and pays to Purchaser the termination fee; or

•       Purchaser fails to cause Merger Sub to deposit with the paying agent the merger consideration prior to the closing date.

Purchaser and Merger Sub may terminate the merger agreement if:

•       the board of directors of the company withdraws or modifies in a manner adverse to Purchaser its approval or recommendation of the merger, or approves or recommends any takeover proposal other than the merger, or resolves to take any of the foregoing actions; or

•       the company or any of its representatives breach the “no-shop” provisions of the merger agreement.

•             A Termination Fee or Expenses May Be Payable By Golf Galaxy Under Some Circumstances (page [   ])

If the merger agreement is terminated under certain specified circumstances, the company may be required to pay to Purchaser a termination fee of $8,000,000. If the merger agreement is terminated under other circumstances, Purchaser or the company may be required to reimburse the other party for the other party’s out-of-pocket fees and expenses in connection with the merger, up to a maximum of $2,000,000.

•             Federal Income Tax Considerations for Golf Galaxy Shareholders (page [   ])

Generally, the merger will be taxable to our shareholders for U.S. federal income tax purposes. A holder of Golf Galaxy common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Golf Galaxy common stock surrendered.

•             Questions and Answers About the Special Meeting and the Merger

Q:            Why am I receiving these materials?

A:            You are receiving the notice, this proxy statement and proxy card because you own shares of Golf Galaxy common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the upcoming special meeting of shareholders.

Q:            How do I vote my shares of Golf Galaxy common stock?

A:            Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of Golf Galaxy common stock directly in your name as a registered shareholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered holder of Golf Galaxy common stock (that is, if you hold your Golf Galaxy common stock in certificate form), you may vote in any of the following ways:

•        by mail, telephone or Internet—complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible, or vote by telephone or electronically via the Internet by following the instructions on your proxy card; or

•        in person at the special meeting—complete and sign the enclosed proxy card and bring it to the special meeting.

If you are a non-registered holder of shares of common stock of Golf Galaxy (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions to be provided to you by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q:            What happens if I return my proxy card but I do not indicate how to vote?

A:            If you properly return your proxy card, but do not include instructions on how to vote, your shares of Golf Galaxy common stock will be voted “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the approval of the meeting adjournment proposal. Golf Galaxy’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the proxy agents named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:            What happens if I abstain from voting on a proposal?

A:            If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:            What happens if I do not return a proxy card or otherwise do not vote?

A:            Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to adopt and approve the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:            May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:            Yes. You can change your vote at any time before your shares are voted by the proxy agents at the special meeting. If you are a registered holder of Golf Galaxy common stock, you can do this in any of the following ways:

•        by sending a written notice to the Secretary of Golf Galaxy at the address specified below stating that you would like to revoke your proxy;

•        by completing and submitting a new, later-dated proxy by mail, Internet or telephone; or

•        by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously-submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to John R. Houston, Esq., Secretary of Golf Galaxy, at Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided by them to you in order to change your vote.

Q:            If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:            Your broker or other nominee will not be able to vote your shares of Golf Galaxy common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, will have the legal effect of a vote “AGAINST” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and will have no legal effect on the approval of the meeting adjournment proposal.

Q:            What does it mean if I receive more than one set of materials?

A:            This means you own shares of Golf Galaxy common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials.

You must complete, sign, date and return all of the proxy cards or follow the instructions for telephone or Internet voting on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:            When do you expect the merger to be completed?

A:            The parties to the merger agreement are working toward completing the merger as quickly as possible, although pursuant to the merger agreement, the closing cannot occur sooner than February 6, 2007. If the merger agreement and the transactions contemplated thereby, including the merger, are adopted and approved by the company’s shareholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger in February 2007, although there can be no assurance that this will be the case.

Q:            If the merger is completed, how will I receive the cash for my shares?

A:            If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to American Stock Transfer & Trust Company, the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of Golf Galaxy common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:            Are dissenters’ rights available?

A:            Yes. Under Minnesota law, holders of Golf Galaxy common stock will have the right, by fully complying with the applicable statutory provisions, to dissent with respect to the merger and to obtain payment in cash of the “fair value” of their shares of Golf Galaxy common stock after the merger is completed. The term “fair value” means the value of the shares of Golf Galaxy common stock immediately before the completion of the merger. Shareholders who do not follow the statutory procedures (including not voting in favor of the merger agreement and the transactions contemplated thereby, including the merger) will lose their right to exercise dissenters’ rights. For information about dissenters’ rights and the statutory procedures to be followed, see “Dissenters’ Rights” on page [   ].

Q:            Does the Golf Galaxy board of directors recommend that I vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the approval of the meeting adjournment proposal?

A.             Yes. Our disinterested directors, in a separate executive session, and our full board, have each unanimously determined that the merger agreement and the merger are fair and in the best interests of the company and its shareholders, have authorized and approved the merger agreement and the merger, and recommend that you vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. The board also recommends that you vote “FOR” the approval of the meeting adjournment proposal.

Q:            Should I send in my stock certificates now?

A:            No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of Golf Galaxy common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:            Who can help answer my questions?

A:            If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact D.F. King at 48 Wall Street, 22nd Floor, New York, New York 10005, Phone (800) 829-6551. You may also contact Richard C. Nordvold, Chief Financial Officer of Golf Galaxy at 7275 Flying Cloud Drive, Eden Prairie, Minnesota 55344, phone (952) 941-8848.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements, including statements regarding the completion of the proposed merger. All statements other than statements of historical fact contained in this proxy statement are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “predicts,” “projects,” “strives,” “potential,” “objective,” “may,” “could,” “should,” “would,” “will” and similar expressions.

Forward-looking statements reflect our current views with respect to future events, are based on our assumptions and are subject to various known and unknown risks and uncertainties. Given these risks and uncertainties, readers should not place undue reliance on these forward-looking statements. These risks and uncertainties may cause our actual results, performance or financial condition to differ materially from the expected future results, performance or financial condition as expressed or implied in any forward-looking statements. Some of the risks, uncertainties and other factors that could cause our results, performance, or financial condition to differ materially are identified in our Annual Report on Form 10-K for the fiscal year ended February 25, 2006, and summarized below. In addition, certain risks relating specifically to the merger are summarized below:

•       a decline in the popularity of golf or golf-related products and services;

•       limitations imposed by suppliers on the amount or variety of products;

•       failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories;

•       seasonal fluctuation in demand for products;

•       weather conditions;

•       the ability to implement our growth plan successfully;

•       competition in the golf and sporting goods industry;

•       a decline in discretionary spending;

•       availability of adequate capital to fund growth;

•       loss of key management;

•       the ability to integrate acquired companies successfully;

•       the failure to obtain shareholder adoption and approval of the merger agreement or the failure to satisfy other closing conditions with respect to the proposed merger;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the failure of the proposed merger to close for any other reason; and

•       the amounts of costs, fees, expenses and other charges relating to the merger.

The foregoing list of risks is not exhaustive.

Our forward-looking statements speak only as of the date of this proxy statement. We assume no obligation to update or revise any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future, unless an update or revision is required by federal securities laws.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Golf Galaxy:

Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, Minnesota 55344
Telephone:  (952) 941-8848

Golf Galaxy, a Minnesota corporation, is a multi-channel golf specialty retailer offering a distinctive combination of competitively priced merchandise from the leading national brands in golf equipment, apparel and accessories, along with golf services and golf instruction by on-staff certified PGA and LPGA professionals. Our core strategy is to provide avid and casual golfers, as well as gift purchasers, a category-dominant selection of leading national brand products, as well as expert non-commissioned sales assistance and professional services. As of November 25, 2006, we operated 65 stores in 24 states, as well as e-commerce websites and catalog operations.

We completed an initial public offering of our common stock on August 3, 2005. Our stock is traded on the NASDAQ Global Select Market under the ticker symbol “GGXY.”  In March 2006, we acquired The GolfWorks, a retailer of golf-related products, including proprietary clubheads, components and tools for club-making, as well as golf accessories and name brand shafts and grips.

Detailed descriptions about Golf Galaxy’s business and financial results are contained in our annual report on Form 10-K for the fiscal year ended February 25, 2006. See “Where Stockholders Can Find More Information” beginning on page [   ] of this proxy statement.

Purchaser:

Dick’s Sporting Goods, Inc.
300 Industry Drive
RIDC Park West
Pittsburgh, Pennsylvania 15275
Telephone:  (724) 273-3400

Purchaser is a Delaware corporation and an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods, equipment, apparel and footwear in a specialty store environment. As of October 28, 2006, Purchaser operated 294 stores in 34 states, primarily throughout the Eastern half of the United States. The company was founded by Richard “Dick” Stack, the father of Edward W. Stack, Purchaser’s Chairman and Chief Executive Officer, in 1948, and is headquartered in Pittsburgh, Pennsylvania. Its stock is traded on the New York Stock Exchange under the ticker symbol “DKS.”

Merger Sub:

Yankees Acquisition Corp.
c/o Dick’s Sporting Goods, Inc.
300 Industry Drive
RIDC Park West
Pittsburgh, Pennsylvania 15275
Telephone:  (724) 273-3400

Merger Sub is a newly-formed Minnesota corporation and a wholly-owned subsidiary of Purchaser. Purchaser formed Merger Sub for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement.

THE SPECIAL MEETING

Purpose, Time and Place

This proxy statement is furnished to you in connection with the solicitation of proxies by the board of directors of Golf Galaxy for the special meeting of shareholders to be held at [                   ], on [                   ], [                   ], 2007, at the offices of Robins, Kaplan, Miller & Ciresi L.L.P. located at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402, or at any adjournments or postponements of the special meeting. Golf Galaxy is mailing this proxy statement and the accompanying proxy card on or about [                   ] to all shareholders entitled to vote at the special meeting.

At the special meeting, the shareholders of Golf Galaxy will consider and vote upon proposals to:

1.                adopt and approve the merger agreement, which provides for the merger of Merger Sub with and into Golf Galaxy, with Golf Galaxy, as the surviving corporation, becoming a wholly-owned subsidiary of Purchaser, and each outstanding share of common stock of Golf Galaxy, other than shares held by Purchaser and its subsidiaries or with respect to which dissenters’ rights have been validly perfected under Minnesota law, being converted into the right to receive $18.82 in cash, without interest;

2.                adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.                to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Although Golf Galaxy does not expect a vote to be taken on any other matters at the special meeting, if any other matters are properly presented at the special meeting for consideration, then the proxy agents named in the proxy, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Our disinterested directors, in a separate executive session, and our full board of directors have each unanimously determined that the terms of the merger agreement are fair and in the best interests of Golf Galaxy shareholders and have each unanimously approved the merger agreement and the transactions contemplated thereby, including the merger.

Record Date and Voting Rights

Our board of directors has fixed the close of business on [                   ] as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Only the record holders of Golf Galaxy common stock on the record date are entitled to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, there were [                   ] shares of Golf Galaxy outstanding and entitled to vote, held by approximately [                   ] shareholders of record. Each such share entitles the record holder to one vote. If you sell or transfer your shares of Golf Galaxy common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain the right to vote the shares at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as adoption and approval of the merger agreement or approval of the meeting adjournment proposal. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”

Quorum

The holders of a majority of the outstanding shares of Golf Galaxy common stock entitled to vote must be present in person or represented by proxy at the special meeting in order for a quorum to be present and for business to be conducted. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for the purpose of determining whether a quorum exists.

Without specific instructions from their customers, brokers holding shares of Golf Galaxy common stock in nominee or “street” name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted on at the special meeting. Shares of Golf Galaxy common stock represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if such shares are broker non-votes. Shares represented by proxies reflecting abstentions are also counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

Adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of the holders of at least [                   ] shares of Golf Galaxy common stock, which represents a majority of all of the outstanding shares of Golf Galaxy common stock on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the voting power of the shares of Golf Galaxy common stock present and entitled to vote (in person or by proxy) on the meeting adjournment proposal.

Under applicable Minnesota law, in determining whether the proposal to adopt and approve the merger agreement has received the requisite number of affirmative votes, a failure to vote, an abstention and a broker non-vote will each have the effect of a vote against the merger agreement. A vote to abstain will also have the effect of a vote against the meeting adjournment proposal;  however, a broker non-vote or failure to vote will have no effect on the approval of the meeting adjournment proposal. Our board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage pre-paid envelope, or to vote electronically through the Internet or by telephone as described on the proxy card.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

Concurrently with the execution of the merger agreement, Purchaser and Merger Sub entered into a voting agreement with certain shareholders of the company, including Randall K. Zanatta and Gregory B. Maanum, each of whom is a director and executive officer of the company, in their capacities as shareholders. Pursuant to the voting agreement, such shareholders have agreed to vote a total of 2,203,660 shares beneficially owned by them, which represented approximately 19.8% of the outstanding shares of company common stock as of December 5, 2006, in favor of the adoption and approval of the merger agreement and against any competing proposal. The aggregate number of shares subject to the voting agreement is capped at 19.99% of the company’s outstanding shares of common stock, although based on current SEC filings, as of December 5, 2006, the shareholders who are parties to the voting agreement beneficially owned significantly in excess of 19.99% of the company’s outstanding shares of common stock. In the event the merger agreement is terminated, the voting agreement will terminate as well.

Recommendation of the Board of Directors

Our disinterested directors, in a separate executive session, and our full board have each unanimously determined that the merger agreement and the merger are fair and in the best interests of the company and its shareholders, authorized and approved the merger agreement and the merger and recommend that you vote “FOR” the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. The board also recommends that you vote “FOR” the approval of the meeting adjournment proposal.

Proxies and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign the accompanying proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that your shares of Golf Galaxy common stock may be voted at the special meeting, even if you plan to attend the special meeting in person. Alternatively, you may also vote electronically through the Internet or by telephone by following the instructions contained on the proxy card.

The grant of a proxy does not preclude you from voting in person at the special meeting. You may revoke a previously submitted proxy at any time before it is voted by (1) delivering written notice of revocation to John R. Houston, Esq., Secretary, at Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402; (2) completing and submitting a new, later-dated proxy by mail, Internet or telephone; or (3) voting your shares in person at the meeting. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

All shares represented by properly executed proxies that are received in time for the special meeting and which have not been revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption and approval of the merger agreement and “FOR” the meeting adjournment proposal. In addition, the proxy agents designated in such proxies will have the discretion to vote on any other matters that are properly brought before the special meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing Golf Galaxy stock certificates for the payment of the merger consideration.

Dissenters’ Rights

Under Minnesota law, holders of Golf Galaxy common stock will have the right, by fully complying with the applicable statutory provisions, to dissent with respect to the merger and to obtain payment in cash of the “fair value” of their shares of Golf Galaxy common stock after the merger is completed. The term “fair value” means the value of the shares of Golf Galaxy common stock immediately before the completion of the merger. Shareholders who do not follow the statutory procedures (including not voting in favor of the merger agreement and the transactions contemplated thereby, including the merger) will lose their right to exercise dissenters’ rights. For information about dissenters’ rights and the statutory procedures to be followed, see “Dissenters’ Rights” on page [   ].

Expenses of Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Golf Galaxy. Golf Galaxy will bear the cost of assembling, filing, printing and mailing the Notice of Special Meeting of Shareholders, this proxy statement and the proxy card, as well as the cost of soliciting proxies relating to the meeting. Golf Galaxy has engaged the services of D.F. King to solicit proxies and assist in the distribution of proxy materials. Golf Galaxy has agreed to pay D.F. King an estimated fee of $7,500 for its services. Proxies may be also solicited by directors, officers and other employees of Golf Galaxy by telephone, through electronic or facsimile transmission, or personal solicitation, and no additional compensation will be paid to such individuals. Golf Galaxy will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to beneficial owners of Golf Galaxy common stock.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. D.F. King will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call D.F. King at the following address or phone number:  D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005; (800) 829-6551. Alternatively, you may write or call Golf Galaxy at the following address or phone number:  Attention Richard C. Nordvold, Chief Financial Officer, Golf Galaxy, Inc., 7275 Flying Cloud Drive, Eden Prairie, Minnesota 55344; (952) 941-8848.

Adjournments

Consistent with applicable state law, if the special meeting is adjourned to a different place, date or time, Golf Galaxy need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. However, if the special meeting is adjourned, Golf Galaxy intends to notify shareholders of the place, date and time of the adjourned meeting through a press release and filing of a Current Report on Form 8-K, which will be available for review on the web site of the SEC located at www.sec.gov.

THE MERGER

Background of the Merger

The company was founded in 1995, opened its first store in 1997, was initially capitalized by a private offering of common stock in 1997, and then by four private offerings of preferred stock between 1998 and 2000. In early August 2005, the company completed its initial public offering of common stock at a price of $14.00 per share. By the spring of 2006, the company’s common stock was trading on the NASDAQ Stock Market at a high of $26.10 per share. However, on May 22, 2006, the company lowered its sales guidance for the first quarter of fiscal 2007 and for the full year, and on June 20, 2006, the company lowered its sales and earnings guidance for fiscal 2007. As a result of these revisions, as well as general consumer nervousness about the outlook for retail businesses, the company’s stock trading price on the NASDAQ Stock Market dropped to a low of $11.26 on August 14, 2006. Additionally, as a result of the company’s performance and prevailing market conditions, the company’s proposed secondary offering, which was planned to occur in spring 2006, was indefinitely postponed. Taking into consideration the company’s outlook for future growth and stock price appreciation, the company has negotiated and entered into a merger agreement with Purchaser which will provide the company’s shareholders $18.82 per share of company stock.

In January 2005, Randall K. Zanatta, the company’s Chairman and Chief Executive Officer, received an unsolicited indication of interest from Edward W. Stack, Chairman and Chief Executive Officer of Purchaser. Mr. Zanatta and Gregory B. Maanum, the company’s Chief Operating Officer, met in Minneapolis, Minnesota with Mr. Stack and Jeffrey Hennion, Purchaser’s Senior Vice President-Marketing. Mr. Stack expressed Purchaser’s interest in exploring a combination of the company with the business and resources of Purchaser and described his strategic rationale for the combination. Mr. Zanatta informed Mr. Stack that the company was not interested in pursuing a combination in light of its growth prospects at that time but would listen to a more developed proposal that included valuation.

On March 29, 2005, the company and Purchaser entered into a confidentiality agreement, and between February 2005 and April 2005 the company provided Purchaser with financial information, and Purchaser initially indicated a valuation of the company of up to approximately $100,000,000, including certain contingent payments, which Mr. Zanatta, with the concurrence of the company’s board of directors, indicated was inadequate to warrant further negotiation. In May 2005, the company filed a registration statement with the SEC for its initial public offering and on July 22, 2005, Mr. Zanatta received a letter from Mr. Stack indicating Purchaser would be prepared to offer to acquire the company at a price towards the top end of the $11 to $13 range in the IPO filings. Mr. Zanatta consulted with the company’s board of directors and advised Mr. Stack that the board of directors was not interested in pursuing the proposal. On August 3, 2005, the company completed its initial public offering at a price to the public of $14 per share.

In early March 2006, Mr. Stack informed Mr. Zanatta of the interest of Purchaser in again exploring a combination of the business of the company with the business and resources of Purchaser. On March 21, 2006, Mr. Zanatta, Mr. Maanum and Richard C. Nordvold, the company’s Chief Financial Officer, met with Mr. Stack, Mr. Hennion and William R. Newlin, the Executive Vice President and Chief Administrative Officer of Purchaser, in Pittsburgh, Pennsylvania to discuss the merits of an acquisition of the company by Purchaser. The discussion concentrated on Mr. Stack’s strategic vision for the combined companies with no discussion of valuation. Mr. Zanatta advised Mr. Stack that the company was not for sale but that the board of directors would be willing to entertain a proposal that represented a significant premium to historic market prices.

On March 22, 2006, Mr. Newlin telephoned Mr. Nordvold to communicate the general structure of a potential transaction without indicating any valuation. On March 27, 2006, Mr. Newlin delivered a written term sheet of a proposed transaction, without indicating any valuation but indicating the importance of continued employment of management. On March 28, 2006, the company’s board of directors met by telephone to review the proposed term sheet. On March 29, 2006, the company and Purchaser entered into a confidentiality agreement.

On April 3, 2006, Messrs. Newlin and Stack advised Mr. Zanatta that Purchaser would be interested in acquiring the company at a price of $23.00 per share and described the general structure of the proposed acquisition.

On April 4, 2006, Messrs. Zanatta, Nordvold, Maanum and Gregg Newmark, a member of the company’s board of directors, met by telephone with representatives of Piper Jaffray, which the company was in the process of engaging as its board of directors’ financial advisor, and Robins, Kaplan, Miller & Ciresi to discuss the proposal by Purchaser to acquire the company at $23.00 per share, which represented a 5.7% premium to the company’s then-current trading price of $21.76 per share. Messrs. Zanatta, Maanum, Newmark and Nordvold concluded that the premium was inadequate to seriously consider the proposal. Representatives of Piper Jaffray were directed to communicate to Mr. Newlin the inadequacy of the proposed valuation and to seek clarity on the other terms of the proposed acquisition.

On April 5, 2006, representatives of Piper Jaffray reported by telephone to Messrs. Zanatta, Maanum, Nordvold, Newmark and representatives of Robins, Kaplan, Miller & Ciresi that Mr. Newlin had communicated earlier in the day to representatives of Piper Jaffray that Purchaser would increase its proposed valuation to $23.50 per share, subject to certain executive officers continuing to be employed by the company.

On April 7, 2006, the company’s board of directors met to discuss the proposal and determined that the proposed valuation of $23.50 per share, which represented a 3.3% premium to the company’s then-current trading price of $22.75, was too low for serious consideration. On April 10, 2006, the company formally engaged Piper Jaffray as its financial advisor to its board of directors.

On April 11, 2006, Messrs. Zanatta, Maanum, Nordvold and Newmark and representatives of Piper Jaffray and Robins, Kaplan, Miller & Ciresi met by telephone to consider a communication earlier in the day from Mr. Newlin, who had stated that Purchaser would not increase its valuation above $23.50 per share and understood its valuation may be inadequate for serious consideration by the full board of directors.

On April 17, 2006, Mr. Stack called Mr. Zanatta to communicate that, in light of a number of events impacting Purchaser’s business, it was no longer willing to support a proposal to acquire the company at a value of $23.50 per share and, due also to internal timing issues, would withdraw its indication of interest in acquiring the company.

On September 20, 2006, Mr. Stack and then Mr. Newlin called Mr. Zanatta to begin again discussing the merits of a combination of the business of the company with the business of Purchaser. Mr. Newlin stated that industry valuations had significantly declined and indicated that Purchaser would be willing to propose an acquisition of the company for an approximately 15% premium to then-current market prices, which would represent a price of $15.81 per share, as compared to the then-current market price of $13.75 per share.

On September 21, 2006, Mr. Zanatta, after consulting with certain members of the company’s board of directors, called Mr. Newlin and stated that the valuation proposed by Mr. Newlin was too low for serious consideration.

On September 22, 2006, Mr. Newlin contacted Mr. Zanatta to communicate a proposed acquisition of the company at $17.25 per share.

On September 28, 2006, the company’s board of directors met with Mr. Nordvold and representatives of Piper Jaffray, which the company had re-engaged as the board’s financial advisor, and Robins, Kaplan,

Miller & Ciresi to review the proposal. Representatives of Piper Jaffray were directed to contact Mr. Newlin to communicate the proposed valuation was too low for serious consideration.

On October 3, 2006, Mr. Newlin contacted Piper Jaffray to communicate that Purchaser was prepared to increase its offer to $17.65 per share. The company’s board of directors met on October 4, 2006 to discuss the most recent proposal, and directed that Piper Jaffray arrange an in-person meeting between representatives of Purchaser and Messrs. Zanatta, Maanum and Nordvold.

On October 12, 2006, Messrs. Zanatta, Maanum and Nordvold met in Pittsburgh, Pennsylvania with Messrs. Stack and Newlin. Messrs. Stack and Newlin described the strategic rationale of an acquisition of the company by Purchaser, explained Purchaser’s valuation of the company and the conditions and structure required for a merger transaction.

On October 13, 2006, the board of directors of the company met by telephone with representatives of Piper Jaffray and Robins, Kaplan, Miller & Ciresi. Mr. Zanatta updated the company’s board of directors with respect to the discussions with Purchaser. Representatives of Robins, Kaplan, Miller & Ciresi reviewed the legal issues involved in deciding whether and how to proceed with a potential merger transaction. Representatives of Piper Jaffray reported that Mr. Newlin had stated that Purchaser would be willing to pay $18.82 per share for the company’s common stock if certain terms and conditions were agreed upon. The board of directors discussed the then-current market price for the company’s common stock of $13.46 per share and recognized the 40% premium represented by the proposed price of  $18.82 per share. The board of directors discussed appropriate premiums applicable to transactions of this type and various methods of checking the market to confirm that the valuation represented by the proposed merger consideration represented the best valuation available to the company’s shareholders. Mr. Zanatta advised the board of directors on the strategic benefits to the company of a combination with Purchaser and the positive impact on the company’s employees, customers, suppliers and other constituents, and stated that Mr. Newlin had made it clear that management’s continued employment with the company was critical to the interest of Purchaser in acquiring the company.

On October 20, 2006, representatives of Buchanan Ingersoll & Rooney and Purchaser delivered to representatives of Robins, Kaplan, Miller & Ciresi the first draft of a proposed merger agreement. From October 20, 2006 through November 13, 2006, representatives of Robins, Kaplan, Miller & Ciresi, Mr. Newlin and Buchanan Ingersoll & Rooney spoke on numerous occasions to negotiate the terms and conditions of the merger agreement and the related voting agreement. During this period, independent counsel to Messrs. Zanatta and Maanum negotiated with Mr. Newlin and Buchanan Ingersoll & Rooney the terms and conditions of the prospective employment-related agreements with Mr. Zanatta, Mr. Maanum and other members of management.

On October 30, 2006, representatives of Purchaser, the company, Piper Jaffray, Buchanan Ingersoll & Rooney and Robins, Kaplan, Miller & Ciresi met at the offices of Robins, Kaplan, Miller & Ciresi in Minneapolis to discuss the strategic benefits of a combination of the businesses of the company and Purchaser and to discuss various terms of the proposed merger agreement and for Purchaser and Buchanan Ingersoll & Rooney to conduct a due diligence review of the company, which continued until November 13, 2006.

On November 2, 2006, the company’s board of directors met by telephone with representatives of Piper Jaffray and Robins, Kaplan, Miller & Ciresi to discuss, among other things, the status of negotiations with Purchaser and to discuss various terms of the proposed merger agreement, the proposed purchase price, the merits of a market check to determine whether other higher values for the company might be available from other parties and to receive an update from Mr. Zanatta on discussions by management regarding their employment arrangements. At the meeting, representatives of Robins, Kaplan, Miller & Ciresi also reviewed the fiduciary duties of the board of directors in considering strategic alternatives, as well as various legal issues associated with consideration of a merger transaction.

On November 9, 2006, the company’s board of directors met with representatives of Piper Jaffray and Robins, Kaplan, Miller & Ciresi to discuss the status of negotiations with Purchaser. The board of directors considered the recent increase in the trading price of the company’s common stock and requested that representatives of Piper Jaffray communicate to Mr. Newlin a strong desire to increase the proposed purchase price. The board of directors also requested financial information relating to the proposed management agreements with Purchaser. Representatives of Piper Jaffray then requested an increase in the purchase price.

On November 12, 2006, Mr. Newlin communicated to representatives of Piper Jaffray that Purchaser would not increase the proposed purchase price of $18.82 per share and provided Purchaser’s final position on certain open terms in the merger agreement and management employment arrangements.

On November 13, 2006, the board of directors met by telephone with Mr. Nordvold and representatives of Piper Jaffray and Robins, Kaplan, Miller & Ciresi to review the status of the discussions with Purchaser. Representatives of Robins, Kaplan, Miller & Ciresi provided advice to the board of directors on their responsibilities and fiduciary obligations in connection with the proposed transaction and reviewed a draft of the proposed merger agreement and proposed voting agreement. Representatives of Piper Jaffray presented financial information and analyses concerning, and rendered to the board of directors, its oral opinion (which opinion was confirmed by delivery of a written opinion dated November 13, 2006) to the effect that, as of the date of the opinion and based upon and subject to the factors, assumptions and limitations stated in such opinion, the proposed merger consideration of $18.82 per share was fair, from a financial point of view, to the company’s shareholders. After extensive discussion, the disinterested directors, in a separate executive session, unanimously adopted resolutions determining that the merger agreement, the voting agreement and related agreements were fair to and in the best interest of the company shareholders and unanimously recommended that the company’s shareholders adopt and approve the merger agreement and merger. The full board of directors then adopted resolutions approving the merger agreement, the voting agreement and related agreements and recommending to the company’s shareholders that they adopt and approve the merger agreement and the transactions contemplated thereby, including the merger.

Following the meeting of the board of directors on November 13, 2006, certain shareholders of the company and Purchaser entered into the voting agreement. Thereafter, the company and Purchaser entered into the merger agreement and issued a joint press release announcing execution of the merger agreement.

Also on November 13, 2006, the company’s board of directors, in consultation with Piper Jaffray, identified eight parties that it reasonably believed might be interested in and capable of submitting and completing an alternative takeover proposal, and directed that Piper Jaffray promptly contact these parties to solicit alternative takeover proposals, as permitted by the merger agreement. None of the parties executed a confidentiality agreement or received any information provided by the company, and each of the parties declined to submit a takeover proposal.

Reasons for the Merger

After careful consideration, the company’s board of directors, by a unanimous vote of the disinterested directors and by a unanimous vote of all directors, authorized and approved the merger agreement and the transactions contemplated thereby, determined that the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of the company and its shareholders and recommended that shareholders vote to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger. In the course of reaching its decision to authorize and approve the merger agreement and the merger, the company’s board of directors consulted with Robins, Kaplan, Miller & Ciresi and Piper Jaffray and considered a number of factors that it believed supported its decision, including the following:

•       the board of directors’ familiarity with and presentations by the company’s management regarding the business, operations, properties and assets, financial condition, business strategy and prospects of the company, as well as the risks involved in the company’s strategies and in achieving those prospects, the nature of the industry in which the company competes, industry trends, and general economic and market conditions, both on an historical and on a prospective basis;

•       the potential shareholder value that could be expected to be generated from the only strategic alternative other than the merger reasonably available to the company, which was the continuation of its existing strategy of internal growth and growth through acquisition. The board of directors considered the risks of continuing the company’s existing strategy versus pursuing the merger, including the following:

•        the risks associated with a business strategy concentrating on a single industry;

•        the risk the golf industry will suffer slower growth than has been historically experienced;

•        the risks presented by increasing competition in the retail golf segment, including publicly-announced expansion plans by several of the company’s direct competitors;

•        the challenges and risks associated with attempting to build the company through acquisitions;

•        the increasing costs associated with being a public company, particularly the compliance costs related to the Sarbanes-Oxley Act of 2002, which disproportionately impact a smaller public company like the company; and

•        the difficulties experienced by the company in raising additional capital at an acceptable price in the public markets and the possibility that such difficulties will continue;

•       the fact that the $18.82 price being paid for each share of Golf Galaxy common stock in the merger represents a premium of 19% over the closing sale price of $15.82 on the NASDAQ Global Select Market on November 10, 2006, the last trading day immediately prior to the date of the execution of the merger agreement, and a premium of 40% over the average trading price of the shares over the prior three-month period;

•       the opinion dated November 13, 2006 of Piper Jaffray to the board of directors that, as of that date and based upon and subject to the various factors, assumptions and limitations set forth therein, the $18.82 per share to be received by shareholders pursuant to the merger agreement was fair to such holders from a financial point of view. The full text of the Piper Jaffray opinion, dated November 13, 2006, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Piper Jaffray in rendering its opinion, is attached to this proxy statement as Appendix B. The company and its board of directors encourage shareholders to carefully read the Piper Jaffray opinion in its entirety, as well as the section below entitled “The Merger—Opinion of Golf Galaxy Financial Advisor;”

•       the fact that the merger consideration is all cash (without any financing contingency), so that the transaction allows the company’s shareholders to immediately realize fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•       the reputation and proven experience of Purchaser in completing similar transactions;

•       the terms and conditions of the merger agreement (see “The Merger Agreement”), including the conditions to closing, which the board of directors believes are customary for a transaction of this nature, and the fact that they were the product of arm’s length negotiations between the parties;

•       the fact that the holders of a majority of all the outstanding shares of the company’s common stock must affirmatively vote in favor of the merger agreement;

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, the company would be permitted to conduct a limited affirmative market check after signing the merger agreement, and to respond to unsolicited takeover proposals, and is permitted to terminate the merger agreement in order to accept a takeover proposal by a third party that is a superior proposal (as defined in the merger agreement), subject to payment to Purchaser of an $8,000,000 termination fee (see “The Merger Agreement—No Solicitation of Competing Proposals”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Effects of Terminating the Merger Agreement”);

•       its belief that the $8,000,000 termination fee, which may become payable in the event that the merger agreement is terminated under certain circumstances, and the circumstances under which the termination fee is payable, are reasonable and appropriate in light of the benefits of the merger, commercial practice and transactions of this size and nature; and

•       the fact that Purchaser’s obligation to consummate the merger is not contingent upon obtaining financing.

In addition, the company’s board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of the company’s shareholders. These procedural safeguards include the following:

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, the company would be permitted to actively solicit eight parties to determine whether they have an interest in submitting a proposal to acquire the company, and is permitted to furnish information to and conduct negotiations with third parties that make an unsolicited takeover proposal that, in the good faith judgment of the company’s board of directors, is, or could reasonably be expected to result in, a superior proposal (as defined in the merger agreement), and to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal;

•       the fact that the transaction is structured as a merger, which requires approval by the company’s shareholders, and which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could occur;

•       the fact that, other than the customary terms of the merger agreement providing for the indemnification of, and provision of directors’ and officers’ liability insurance for, each director for six years after the effective time, and except as otherwise disclosed in the section of this proxy statement entitled “The Merger—Interests of Golf Galaxy Directors and Executive Officers in the Merger”, the directors will not receive any consideration in connection with the merger that is different from that received by any other shareholder of the company;

•       the fact that the disinterested members of the board of directors separately and unanimously authorized and approved the merger agreement and the merger;

•       the fact that the board of directors retained and received advice from its legal counsel, Robins, Kaplan, Miller & Ciresi;

•       the fact that the board of directors was advised by and received a written opinion from Piper Jaffray regarding the fairness from a financial point of view of the merger consideration to be received by the company’s shareholders;

•       the fact that the disinterested members of the board of directors were fully apprised of the benefits for certain members of management should the merger be completed;

•       the availability of dissenter’s rights to shareholders who comply with all of the required procedures under the Minnesota law, which allows such holders to seek appraisal of the fair value of their shares as determined by a court proceeding (see “Dissenters’ Rights” and Appendix C); and

•       The fact that, for one year from the closing, Purchaser shall either (i) cause the company to continue to sponsor and maintain the company benefit plans, or (ii) provide benefits to the employees of the company who continue to be employed by the company as the surviving company and their eligible dependents under employee benefit plans, programs, policies or arrangements that in the aggregate are no less favorable than those benefits provided to the company employees and their eligible dependents immediately prior to the effective time of the merger.

The company’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•       the risk that the merger might not be completed in a timely manner, or at all, and the risks and costs to the company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential detrimental effect on customer, supplier and other business relationships;

•       the fact that an all cash transaction generally would be a taxable transaction to the company’s shareholders for U.S. federal income tax purposes;

•       the fact that the company’s shareholders will lose the opportunity to participate in future earnings or growth of the company and will not benefit from future appreciation in the value of the company, if any;

•       that the company did not undertake an affirmative market check prior to entering into the merger agreement, although the board of directors was satisfied that the merger agreement provided the board of directors with an adequate opportunity to conduct an affirmative post-signing market check to ensure that the merger consideration of $18.82 per share is the best available to the company’s shareholders;

•       the fact that certain officers and directors of the company have interests that are different from, or in addition to, those of the company’s other shareholders, which may present them with actual or potential conflicts of interest (see “The Merger—Interests of Golf Galaxy Directors and Executive Officers in the Merger”), although the disinterested members of the board of directors separately and unanimously authorized and approved the merger agreement and the transactions contemplated thereby, including the merger;

•       the customary restrictions on the conduct of the company’s business prior to the completion of the merger, which require the company to conduct its business in all material respects only in the ordinary course, and subject to specific limitations, which may delay or prevent the company from undertaking business opportunities that may arise pending completion of the merger;

•       the possibility that the $8,000,000 termination fee payable by the company under specified circumstances may discourage a competing proposal to acquire the company; and

•       the possibility that if the merger agreement is terminated under certain circumstances, the company may be required to reimburse Purchaser for its out-of-pocket expenses, up to a maximum of $2,000,000.

With respect to our directors’ and executive officers’ options to acquire shares of the company’s common stock, since, with the exception of 5,000 shares held by a company director that will accelerate in connection with the merger, all outstanding options to acquire shares of the company’s common stock are being treated equally in the merger, the board of directors determined that the amounts directors and executive officers would receive in connection with the merger for their options neither favored nor detracted from the advisability of the merger.

With respect to severance arrangements of certain Golf Galaxy executive officers, the board of directors had no indication that such executive officers’ employment would be terminated without cause or for good reason after the completion of the merger. Accordingly, the board of directors determined that the possibility of severance payments to executive officers neither favored nor detracted from the advisability of the merger.

With respect to the arrangements agreed upon between Purchaser and certain executive officers of Golf Galaxy regarding employment by the surviving corporation after the effective time, the board of directors negotiated the terms of the merger agreement independently from the negotiations between counsel for the executive officers and Purchaser. The board of directors did, however, review the financial terms of the arrangements between Purchaser and such executive officers and determined, in light of the importance of continuing management to Purchaser, that such arrangements neither favored nor detracted from the advisability of the merger.

With respect to continued indemnification and insurance rights in favor of current and former officers and directors, the board of directors concluded that the continued indemnification and insurance rights did not have an adverse effect on the merger consideration and therefore neither favored nor detracted from the advisability of the merger.

The foregoing discussion summarizes the material factors considered by the company’s board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed any negative factors. In view of the wide variety of factors considered, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The company’s board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of Golf Galaxy Financial Advisor

Golf Galaxy retained Piper Jaffray to act as its financial advisor, and if requested, to render to the company’s board of directors an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the company’s shareholders pursuant to the merger agreement.

On November 13, 2006, the company’s board of directors met to review the proposed merger. During this meeting, Piper Jaffray reviewed with the company’s board of directors certain financial analyses, which are summarized below. Also at this meeting, Piper Jaffray delivered its oral opinion to the company’s board of directors, which was subsequently confirmed in writing, to the effect that, as of November 13, 2006, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the merger consideration proposed to be paid by Purchaser as specified in the merger agreement was fair, from a financial point of view, to the company’s shareholders.

The full text of the opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached to this proxy statement as Appendix B and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the opinion in its entirety. The opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to the company’s shareholders. The opinion was addressed to the company’s board of directors and was not intended to be, and does not constitute, a recommendation as to how any shareholder should vote or act on any matter relating to the proposed merger. As described above, Piper Jaffray’s opinion to the company’s board of directors was one of many factors taken into consideration by the company’s board of directors in making its determination to approve the merger agreement.

In arriving at its opinion, Piper Jaffray’s review included:

•       the financial terms of the November 10, 2006 draft of the merger agreement;

•       certain financial, business and operating information related to the company that was publicly available or made available to Piper Jaffray from internal records of the company;

•       certain internal financial projections for the company on a stand-alone basis that were prepared for financial planning purposes and furnished to Piper Jaffray by the management of the company;

•       certain publicly available market and securities data of the company;

•       discussions with members of the senior management of the company and Purchaser concerning the financial condition, historical and current operating results, business and prospects for the company on a stand-alone basis;

•       certain financial data and trading activity of selected other publicly-traded companies that Piper Jaffray deemed comparable for purposes of its opinion;

•       the financial terms, to the extent publicly available, of certain merger transactions that Piper Jaffray deemed comparable for purposes of its opinion;

•       a discounted cash flow analysis for the company on a stand-alone basis; and

•       other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for purposes of its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion. This summary includes information presented in tabular format, which tables must be read together with the corresponding text, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the company’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 10, 2006, and is not necessarily indicative of current market conditions.

Consideration

Piper Jaffray reviewed the financial terms of the proposed transaction, including the merger consideration. Based on the merger consideration of $18.82 per share in cash for the company’s common stock and fully diluted shares aggregating 11,724,923, the implied fully diluted equity value for the company was $220.7 million and the implied enterprise value of the company was approximately $228.7 million. The “enterprise value” is the sum of the fully diluted equity value plus any short-term and long-term debt, minus cash and cash equivalents.

Selected Market Information Concerning Golf Galaxy

Piper Jaffray reviewed selected market information concerning the company’s common stock, including the stock price and volume over selected periods, the price performance of the company over the period since its initial public offering relative to the comparable companies identified below, the S&P 500, and the NASDAQ Stock Market, and the stock trading history of the company’s common stock. Piper Jaffray also summarized recent publicly available Wall Street research relating to the company. Among other things, Piper Jaffray noted the following with respect to the trading prices of the company’s common stock:

Closing market price as of November 10, 2006	$15.82
1-month prior	$13.11
3-months prior	$11.38
6-months prior	$24.45
1-month average	$14.56
3-month average	$13.29
6-month average	$14.38
Average since IPO	$17.02

Piper Jaffray’s analysis concerning the company’s common stock was based on information concerning the company and its common stock available as of November 10, 2006. Piper Jaffray did not and does not express any opinion as to the actual value of the company’s common stock on November 10, 2006, or the prices at which the company’s common stock may trade following the announcement of the merger or at any time in the future.

Comparable Companies Analysis

Piper Jaffray reviewed selected financial data and valuation ratios for the company and compared this to corresponding data and ratios for selected publicly traded companies that are broadline sporting goods retailers and specialty retailers that dominate a subcategory of consumer preferences and which Piper Jaffray believed were comparable to the company. Piper Jaffray selected these companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified and analyzed ten comparable companies:

• Big 5 Sporting Goods Corp.	• Guitar Center Inc.
• Dick’s Sporting Goods, Inc.	• Hibbett Sporting Goods Inc.
• Cabela’s Inc.	• PetSmart, Inc.
• Gander Mountain Co.	• Sport Chalet, Inc.
• Golfsmith International Holdings Inc.	• Tractor Supply Co.

This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for the company  derived from the merger consideration as follows:

Comparable Companies
	Golf Galaxy(1)	Low	Mean	Median	High
Enterprise value to LTM revenue	0.9x	0.3x	0.9x	0.8x	2.1x
Enterprise value to LTM EBITDA	11.9x	5.6x	10.3x	10.6x	15.2x
Enterprise value to LTM EBIT	18.3x	10.3x	14.1x	14.4x	18.3x
Price per share to FY2007 earnings(2)	30.3x	16.1x	21.2x	21.2x	26.9x
Price per share to FY2008 earnings(2)	23.6x	13.7x	18.2x	18.9x	22.4x

(1)           Based on the merger consideration of $18.82 per share.

(2)           Golf Galaxy’s FY2007 and FY2008 earnings estimates are based on management estimates and for selected comparable companies are based on publicly available Wall Street research estimates.

LTM = Latest twelve months

EBITDA = Earnings before interest, taxes, depreciation and amortization

EBIT = Earnings before interest and taxes

This analysis showed that, based on the estimates and assumptions used in the analysis, the valuation multiples for the company implied by the merger consideration were within or above the range of valuation multiples calculated for the comparable companies.

Comparable M&A Transactions Analysis

Piper Jaffray reviewed selected financial data and valuation ratios for the company and compared this to corresponding data and ratios from the following group of 23 selected sporting goods and specialty retail industry merger and acquisition transactions (all of which were announced after January 1, 2001):

•       Leonard Green Partners’ acquisition of The Sports Authority Inc.

•       Harvest Partners’ acquisition of Cycle Gear, Inc.

•       Dick’s Sporting Goods, Inc.’s acquisition of Galyan’s Trading Co.

•       Gart Sports Company’s acquisition of TSA Stores Inc. (Sports Authority)

•       First Atlantic Capital’s acquisition of Golfsmith International Holdings

•       Gart Sports Company’s acquisition of Oshman’s Sporting Goods

•       Rent-A-Center, Inc.’s pending acquisition of Rent-Way Inc.

•       Investor group’s acquisition of Petco Animal Supplies Inc.

•       Investor group’s acquisition of Michaels Stores Inc.

•       Management / Investor group’s acquisition of Savers, Inc.

•       Home Depot Inc.’s acquisition of Hughes Supply Inc.

•       Best Buy Co. Inc.’s acquisition of Pacific Sales Kitchen and Bath Center’s Inc.

•       Apollo Advisors’ acquisition of Linens ‘n Things, Inc.

•       Sun Capital Partners’ acquisition of ShopKo Stores Inc.

•       AAH Holdings Corp.’s acquisition of Party City Corp.

•       Investor group’s acquisition of Brookstone, Inc.

•       Guitar Center Inc.’s acquisition of Music & Arts Centers

•       Sportsman’s Guide Inc.’s acquisition of The Golf Warehouse

•       Boise Cascade Corp.’s acquisition of OfficeMax Inc.

•       Bed Bath & Beyond Inc.’s acquisition of Christmas Tree Shops, Inc.

•       Luxottica Group SpA’s acquisition of Sunglass Hut International Inc.

•       Best Buy Co., Inc.’s acquisition of Future Shop Ltd.

•       Tweeter Home Entertainment Group Inc.’s acquisition of Sound Advice, Inc.

This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for the company derived from the merger consideration as follows:

Comparable Transactions
	Golf Galaxy(1)	Low	Mean	Median	High
Enterprise value to revenue	0.9x	0.2x	0.8x	0.7x	1.5x
Enterprise value to EBITDA	11.9x	6.0x	9.4x	8.5x	12.2x
Enterprise value to EBIT	18.3x	10.9x	14.4x	13.7x	20.5x

(1)          Based on the merger consideration of $18.82 per share.

This analysis showed that, based on the estimates and assumptions used in the analysis, the valuation multiples for the company implied by the merger consideration were within the range of valuation multiples calculated for the comparable transactions.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending public merger or buyout transactions to determine the premiums (or discounts) paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•       transactions in which the target company operated in consumer and retail industries, including retailers, restaurants, apparel, consumer products, consumer services and food and beverage companies; and

•       transactions announced since January 1, 2003 with enterprise values between $50 million and $5 billion.

Piper Jaffray performed its analysis on 105 transactions that satisfied the criteria, and the table below shows a comparison of premiums (or discounts) paid in these transactions to the premium that would be paid to the company’s shareholders based on the per share merger consideration:

		Selected Transactions
	Golf Galaxy	Low	Mean	Median	High
1-day before announcement(1)	19.0%	(13.6%)	26.4%	23.3%	92.7%
1-month before announcement(2)	43.6%	(27.3%)	34.5%	29.5%	181.7%
3-months before announcement(3)	65.4%	(75.3%)	39.0%	35.3%	214.8%

(1)           Golf Galaxy premium based on closing sale price of $15.82 on November 10, 2006.

(2)           Golf Galaxy premium based on closing sale price of $13.11 on October 11, 2006.

(3)           Golf Galaxy premium based on closing sale price of $11.38 on August 11, 2006.

This analysis showed that, based on the estimates and assumptions used in the analysis, the premiums over the market prices at the selected dates for the company’s common stock implied by the merger consideration were within the range of premiums paid in the selected merger and acquisition transactions.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Piper Jaffray calculated a range of theoretical equity values for the company based on (1) the net present value of the implied cash flow for the last quarter of fiscal year 2007 through the fiscal year ending 2012 and (2) the net present value of a terminal value, which is an estimate of the future value of the company at the end of the fiscal year 2012 based upon a terminal exit multiple of EBITDA. Piper Jaffray utilized forecasts of future results furnished to Piper Jaffray by management for the period from the fourth quarter of fiscal year 2007 through fiscal year 2011. Piper Jaffray estimated the cash flows for the fiscal year ending 2012 based on estimates and assumptions reviewed and approved by management. Piper Jaffray calculated the range of net present values based on an assumed tax rate of 41.0%, a range of discount rates of 17.5% to 21.5% and a range of EBITDA multiples for a terminal value of 7.0x to 9.0x applied to the projected fiscal year 2012 EBITDA. This analysis resulted in implied per share values of the company’s equity ranging from a low of $15.79 to a high of $24.02.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis.

The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to the company’s board of directors that the merger consideration was fair, from a financial point of view, to the company’s shareholders as of the date of the opinion. The analyses performed by Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. No company or transaction used in the above analyses as a comparison is directly comparable to the company or the proposed merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather it involves complex considerations and judgments about differences in the companies and transactions to which the company and the merger were compared and other factors.

Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with or reviewed by it, and did not independently verify this information. Piper Jaffray also assumed, in reliance upon the assurances of the management of the company, that the information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of the management of the company, was based on reasonable assumptions, and that there were not, and the management of the company was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expressed no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Piper Jaffray relied, with the company’s consent, on advice of the company’s outside counsel and the independent accountants to the company, and on the assumptions of the management of the company, as to all accounting, legal, tax and financial reporting matters with respect to the company and the merger agreement. Without limiting the generality of the foregoing, Piper Jaffray assumed that the company was not a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the proposed merger.

Piper Jaffray assumed that the merger would be completed on the terms set forth in the merger agreement reviewed by Piper Jaffray, without amendments and with full satisfaction of all covenants and conditions without any waiver. Piper Jaffray has also assumed that all necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect the company or alter the terms of the merger agreement.

Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities (fixed, contingent or otherwise) of the company and was not furnished with any appraisals or valuations. The analyses performed were going concern analyses, and Piper Jaffray expressed no opinion regarding the liquidation value of the company. Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the company, or any of their respective affiliates is a party or may be subject. At the direction of the company’s board of directors, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

Piper Jaffray’s opinion was necessarily based on the information available to it, the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expressed no opinion as to the prices at which shares of the company’s common stock have traded or may trade following announcement of the merger or at any future time after the date of the opinion. Piper Jaffray did not undertake and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

The opinion addressed solely the fairness, from a financial point of view, to holders of common stock of the company of the proposed merger consideration and does not address any other terms or agreement relating to the merger. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger, the relative merits of the merger compared to any alternative business strategy or transaction in which the company might engage or Purchaser’s ability to fund the merger consideration. Piper Jaffray did not express any opinion as to whether any alternative transaction might produce consideration for the company’s shareholders in excess of the merger consideration. Prior to rendering its opinion, Piper Jaffray was not requested to solicit, and did not solicit, any expressions of interest from any other parties with respect to any business combination with the company or any other alternative transaction.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. The company’s board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions and its familiarity with the company and its industry. The company, and not Piper Jaffray, determined the amount of consideration to be paid to the company’s shareholders in connection with the merger (i.e., the merger consideration).

Piper Jaffray acted as financial advisor to the company in connection with the merger and will receive an estimated fee of approximately $2,360,000 from the company, which is contingent upon the consummation of the merger. Piper Jaffray also received a fee of $650,000 from the company for providing its opinion, which will be credited against the fee for financial advisory services. The opinion fee was not contingent upon the consummation of the merger. The company has also agreed to indemnify Piper Jaffray against certain liabilities in connection with its services and to reimburse it for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of the company for its own account or the accounts of its customers and, accordingly, Piper Jaffray may at any time hold a long or short position in such securities. Piper Jaffray provides research coverage relating to the common stock of the company and Purchaser. Piper Jaffray has provided investment banking services to the company in the past on unrelated transactions, for which it has received customary fees, including acting as an underwriter in the company’s initial public offering in July 2005, for which it received fees totaling $1,890,000, and may seek to be engaged in the future.

Certain Effects of the Merger

Conversion of Outstanding Golf Galaxy Common Stock

If the merger agreement is adopted and approved by Golf Galaxy’s shareholders and the other conditions to the completion of the merger are either satisfied or waived, Merger Sub will be merged with and into Golf Galaxy, with Golf Galaxy continuing as the surviving corporation in the merger. At the effective time, each issued and outstanding share of Golf Galaxy common stock, other than shares held by Purchaser or any of its subsidiaries or shares with respect to which dissenters’ rights have been validly perfected under Minnesota law, will be automatically converted into the right to receive payment of the merger consideration, without interest. All Golf Galaxy shareholders who do not properly exercise dissenters’ rights will be required to surrender the certificates representing their shares following the completion of the merger to obtain payment of the merger consideration. After completion of the merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.

Conversion or Cancellation of Outstanding Options and Warrants to Purchase Golf Galaxy Common Stock

At the effective time, each option to acquire shares of Golf Galaxy common stock that is vested and in-the-money will be automatically converted into an option to purchase shares of Purchaser common stock, unless the holder of such option elects to instead receive a cash payment equal to the merger consideration minus the option exercise price per share, times the number of shares subject to such option (less applicable withholding tax). All other options to acquire shares of Golf Galaxy common stock will be automatically converted into options to purchase shares of Purchaser common stock. Purchaser will assume Golf Galaxy’s stock option plans and will cause any options and shares subject to options granted under such plans in the future to be registered under federal securities laws. In general, the vesting of outstanding options will not accelerate in connection with the merger, and, except as otherwise described below, no other terms or conditions of outstanding options will be modified.

The number of shares of Parent common stock issuable pursuant to Golf Galaxy options converted into options to purchase shares of Purchaser common stock will be adjusted by multiplying the conversion ratio of 0.386 times the number of shares of Golf Galaxy common stock covered by the option, with any fractional amount rounded to the next lowest full share. The exercise price of such options will be adjusted by dividing the exercise price of such option by such conversion ratio, with fractional amounts rounded up to the next highest cent. The conversion ratio was calculated by dividing the merger consideration of $18.82 by $48.76, which was the closing price of Purchaser common stock on November 10, 2006, the last trading day prior to the execution of the merger agreement.

At the effective time, each outstanding warrant to acquire shares of Golf Galaxy common stock will be automatically cancelled and converted into the right to receive a payment equal to the merger consideration minus the exercise price per share, times the number of shares subject to such warrant

(subject to any applicable withholding taxes), unless the holder of such warrant elects to instead convert the warrant into a warrant to purchase Purchaser common stock. Warrants converted into warrants to purchase shares of Purchaser common stock will retain the same terms and conditions, except that the number of shares of Purchaser common stock subject to the warrant and the exercise price of the warrants will be adjusted, utilizing the same conversion ratio applicable to converted options. Additionally, the holders of any converted warrants and Purchaser may enter into a registration rights agreement providing such holders with rights to require registration under applicable securities laws of the shares subject to the warrant, which rights will be comparable to the rights enjoyed by such holders prior to the effective time. The conversion of a warrant will be conditioned upon the confirmation by the holder of such warrant that such holder is an “accredited investor” under the Securities Act of 1933, as amended (the “Securities Act”) or the availability of exemptions under applicable securities laws on other bases.

Effect on Ownership Structure of Golf Galaxy; Beneficial and Detrimental Effects

After the effective time, Golf Galaxy will be a wholly-owned subsidiary of Purchaser. The principal benefit of the merger to Golf Galaxy’s shareholders (other than shareholders who validly perfect their dissenters’ rights under Minnesota law) is the right to receive the merger consideration for their shares of Golf Galaxy common stock. Such shareholders will additionally be able to obtain the merger consideration without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or decreases in Golf Galaxy’s enterprise value. The detriments are that current shareholders will no longer benefit from any increases in Golf Galaxy’s value, nor will they participate in any earnings or growth of Golf Galaxy following the merger. Further, the receipt of the payment for such shareholders’ shares will be a taxable transaction for federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences” on page [   ].

A benefit of the merger to Purchaser is that, after the effective time, the company will be a subsidiary of Purchaser. Future earnings and growth will be solely for the benefit of Purchaser and not for the benefit of current shareholders of the company. Detriments of the merger to Purchaser include the risk that the company will decrease in value following the merger and the payment by Purchaser and Merger Sub of an aggregate of approximately $225,000,000 in estimated transaction costs, fees and expenses relating to the merger.

Effect on Listing; Registration and Status of Golf Galaxy Common Stock

Golf Galaxy common stock is registered as a class of equity securities under the Securities Exchange Act of 1934 (the “Exchange Act”) and is quoted on the NASDAQ Global Select Market under the symbol “GGXY.”  As a result of the merger, Golf Galaxy will be a privately-held company, with no public market for its common stock. After the effective time, Golf Galaxy common stock will cease to be traded on the NASDAQ Global Select Market, and price quotations with respect to sales of shares of Golf Galaxy common stock will no longer be available. In addition, registration of Golf Galaxy’s common stock under the Exchange Act will be terminated. This termination and the delisting of Golf Galaxy’s common stock will make certain provisions of the Exchange Act inapplicable to Golf Galaxy, including the short-swing recovery provisions of Section 16(b); the requirement to furnish a proxy statement or information statement in connection with shareholder meetings; the liability provisions of the Exchange Act; the corporate governance requirements under the NASDAQ Stock Market rules and regulations; and the corporate governance requirements under the Sarbanes-Oxley Act of 2002, such as the requirements that certain executive officers of Golf Galaxy certify the accuracy of Golf Galaxy’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls. In addition, Golf Galaxy will no longer be required to file periodic reports with the SEC after the effective time.

Risks Relating to the Proposed Merger

Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in Golf Galaxy’s Annual Report on Form 10-K for the fiscal year ended February 25, 2006, for risks relating to Golf Galaxy’s business.

Failure to Complete the Merger Could Negatively Impact the Market Price of Golf Galaxy Common Stock and Have Other Adverse Impacts

If the merger is not completed for any reason, the company will be subject to a number of material risks, including:

•       the market price of the company’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•       unless the failure to complete the merger is a result of a breach by Purchaser or Merger Sub, costs relating to the merger and, in certain circumstances, termination or expense reimbursement fees, must be paid by the company even if the merger is not completed; and

•       the diversion of management’s attention from the day-to-day business of Golf Galaxy and the potential disruption to its employees and its relationships with customers, suppliers and other business partners during the period before the completion of the merger may make it difficult for Golf Galaxy to regain its financial and market positions if the merger does not occur.

If the merger is not approved by the company’s shareholders at the special meeting, the company, Purchaser and Merger Sub will not be permitted under Minnesota law to complete the merger and each of the company, Purchaser and Merger Sub will have the right to terminate the merger agreement. Upon such termination and subject to certain conditions, the company could be required to pay Purchaser a termination fee. See “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on page [   ] of this proxy statement.

Further, if the merger is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Until the Merger is Completed or the Merger Agreement is Terminated Golf Galaxy Will Not Be Able to Enter Into a Merger or Business Combination With Another Party Because of Restrictions Contained in the Merger Agreement

Unless or until the merger agreement is terminated, subject to specified exceptions, Golf Galaxy is restricted from soliciting, engaging in discussions regarding, negotiating or taking other actions designed to facilitate, a takeover proposal from a party other than Purchaser. As a result of these restrictions, Golf Galaxy may not be able to proceed with discussions or negotiations regarding unsolicited takeover proposals it receives from third parties. Additionally, if the board of directors decides to accept a third party takeover proposal that is superior to the merger, the company must terminate the merger agreement and pay a significant termination fee. See “Terms of the Merger Agreement—No Solicitation of Competing Proposals” and “Terms of the Merger Agreement—Effects of Terminating the Merger Agreement” beginning on pages [   ] and [   ], respectively, of this proxy statement.

Uncertainties Associated With the Merger May Cause Golf Galaxy to Lose Key Personnel

Our current and prospective employees may be uncertain about their future roles and relationships with the company. If the merger is not completed, this uncertainty may adversely affect our ability to attract and retain key management and other personnel.

Interests of Golf Galaxy Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that may be different from, or are in addition to, your interests as a shareholder. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when it determined to recommend the merger. See “—Background of the Merger” beginning on page [   ] of this proxy statement.

Voting Agreement

Messrs. Zanatta and Maanum, in their capacities as shareholders, have entered into a voting agreement with respect to 373,143 and 266,531 of the shares beneficially owned by them, respectively. In addition, entities affiliated with each of Messrs. Gellman, Mulligan and Newmark have entered into the voting agreement with respect to 513,423, 393,961 and 656,602 of the shares beneficially owned by them, respectively. Pursuant to the voting agreement, such shareholders have agreed to vote these shares, which in the aggregate represented approximately 19.8% of the company’s outstanding shares of common stock as of December 5, 2006, in favor of the adoption and approval of the merger agreement and against any competing proposal. The voting agreement also contains restrictions on the transfer of these shares. In the event the merger agreement is terminated, the voting agreement will terminate as well. The terms of this agreement are described in greater detail in the section entitled “The Voting Agreement,” below.

Retention Agreements

On October 9, 2006, the company entered into an amended and restated retention agreement with each of Messrs. Zanatta and Maanum and a new retention agreement with each of Messrs. Nordvold and Hornbaker. Each of these individuals is an executive officer of the company, and Messrs. Zanatta and Maanum are also directors. Pursuant to the amended and restated retention agreements entered into by Messrs. Zanatta and Maanum, if the executive’s employment is terminated in connection with a change of control, within 90 days prior to a change of control, or within one year after a change of control, other than by the company for cause or by the executive for good reason, the company must pay the executive’s current annual base salary for the 18-month period immediately following termination of his employment, plus a prorated portion (based on the number of days worked in the fiscal year of termination) of the lesser of (i) the amount that the executive would have actually received pursuant to any bonus plan in effect during the fiscal year, and (ii) such amounts as the executive would have received based on our achieving 100% of the financial targets reflected in such bonus plans. Additionally, the company must also continue to provide for the same period of time benefits to the executives at the same levels and with the same expense allocations that existed immediately prior to the executive’s termination. The new retention agreements entered into with Messrs. Nordvold and Hornbaker provide for similar benefits, except that the severance period is 12, rather than 18, months. Under each of the agreements, the amounts payable to the executive are reduced by any other severance payments payable to executive. Under each of the agreements, all options held by the executives will immediately vest and become exercisable for a specified period upon termination of the executive’s employment under circumstances giving rise to payment of severance under the agreement.

Pursuant to the agreements, each of the executives has agreed to refrain from competing with us for a period equal to the severance payment period, and to refrain from soliciting our employees for a period of two years after the date of termination.

Each of the executive officers described above is also a party to an amended and restated employment agreement providing for 18 months severance for Messrs. Zanatta and Maanum and six months severance for Messrs. Nordvold and Hornbaker if the executive is terminated without cause. The events triggering payment under these agreements are not specifically related to a change of control transaction such as the merger, and any amounts payable under the terms of these agreements would correspondingly reduce the amounts payable under the retention agreements described above.

We estimate that if the employment of Messrs. Zanatta, Maanum, Nordvold and Hornbaker were terminated without cause immediately prior to the completion of the merger (i.e., prior to Messrs. Zanatta and Maanum entering into the second amended and restated employment agreements described below), the total cash amounts payable to such executive officers under current retention agreements would be approximately as follows:

Randall K. Zanatta	$840,000
Gregory B. Maanum	$780,000
Richard C. Nordvold	$400,000
Ronald Hornbaker	$396,000

The foregoing amounts do not include the value of continuation of benefits or the value of accelerated stock options, and assume the maximum bonus payable under company bonus plans. We do not have any present intention to terminate the employment of any of these individuals and, to our knowledge, Purchaser has no present intention to terminate the employment of any of these individuals at or after the effective time.

Pending Employment-Related Arrangements with Purchaser

Purchaser has agreed that upon the closing of the merger, Purchaser, the surviving corporation and Messrs. Zanatta and Maanum will enter into second amended and restated employment agreements, which will replace their existing amended and restated employment agreements and amended and restated retention agreements. The new agreements provide for an increase in base salaries from $280,000 and $260,000 to $355,000 and $335,000, respectively. The new agreements also provide for an annual performance bonus equal to 0-150% of the executive’s base salary, based primarily on the performance of the surviving corporation but also the performance of Purchaser. If the executive’s employment is terminated for a reason other than cause or the executive resigns under certain specified circumstances, the executive will be entitled to a lump sum severance payment equal to two times the executive’s then-current base salary and incentive bonus for the fiscal year in which termination occurred (if and to the extent certain specified performance targets are achieved), continuation of benefits for two years, and all stock options granted on or prior to the closing date held by the executive will vest. Additionally, the shares of restricted stock described below that vest based only on the passage of time (i.e., no performance or other conditions are imposed) will accelerate. The shares of restricted stock described below that vest only if certain performance targets are achieved will vest to the extent that the performance targets have been met and/or the company is on target to meet the performance targets as of the termination date. The agreements have a term ending at the end of the Purchaser’s third full fiscal year following the effective time.

Pursuant to the second amended and restated employment agreements described above, on November 16, 2006, Messrs. Zanatta and Maanum were granted a one-time special option to purchase 165,000 shares and 150,000 shares of Purchaser common stock, respectively, which, subject to the completion of the merger and vesting, will be exercisable at any time prior to the five year anniversary of the closing date or, if the executive is still employed by the company at that time, for such longer period as is prescribed by Purchaser’s applicable stock option plan. Additionally, pursuant to the second amended and restated employment agreements described above, Messrs. Zanatta and Maanum will each receive 75,000 shares of Purchaser restricted common stock, which, if they continue to be employed by the company on the third anniversary of the closing date, will, with respect to half of the shares, vest automatically, and will, with respect to the other half of the shares, vest if certain performance targets are achieved. Purchaser has also committed to grant to the company’s other executive officers options to purchase an aggregate of 185,000 shares of Purchaser common stock, which options will be granted at fair market value on the date of grant and will vest in three equal installments commencing on the first anniversary of the grant date, subject to the continued employment of the executive.

Finally, the Purchaser has agreed to allow the company to pay a minimum guaranteed bonus for fiscal year 2007 to company management and executive officers other than Messrs. Zanatta and Maanum, regardless of the company’s actual performance for such period. This bonus will be payable on May 1, 2007 if such participants continue their employment through that time. The bonus will be based on the company’s fiscal year 2007 bonus plan. The minimum bonus payable to executive officers will be $411,500 in the aggregate, although the bonus payable could be higher if the company’s actual performance exceeds budgeted levels.

We estimate that if the employment of Messrs. Zanatta and Maanum were terminated without cause following the completion of the merger, the total cash amounts payable to such executive officers under the second amended and restated employment agreements described above would be $1,775,000 and $1,675,000, respectively. The amounts payable to Messrs. Nordvold and Hombaker would be the same as the amounts payable under their existing retention agreements, which are described above. The foregoing amounts do not include the value of continuation of benefits or the value of accelerated stock options, and assume the maximum bonus payable under company bonus plans. We do not have any present intention to terminate the employment of any of these individuals and, to our knowledge, Purchaser has no present intention to terminate the employment of any of these individuals at or after the effective time.

Golf Galaxy Stock Options Prior to the Merger

All options to purchase shares of Golf Galaxy common stock that are outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be converted into options to acquire shares of Purchaser common stock, except that holders of vested and in-the-money options may elect to receive, in lieu of such options to acquire shares of Purchaser common stock, cash in an amount equal to the difference between the merger consideration and the option exercise price, times the number of shares subject to the option. Holders of options that elect to receive cash will have their options cancelled as of the effective time in exchange for a cash payment, less applicable withholding taxes. All other options outstanding immediately prior to the effective time will be automatically converted into options to acquire Purchaser common stock.

The table below sets forth, as of December 5, 2006, for each of Golf Galaxy’s directors and executive officers, (a) the number of shares subject to vested options for Golf Galaxy common stock held by such person, (b) the value of such vested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of the merger consideration over the per share exercise price of the options, by (ii) the number of shares subject to the options, (c) the number of unvested options held by such person, (d) the value of such unvested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of the merger consideration over the per share exercise price of the options, by (ii) the number of shares subject to the options, (e) the aggregate number of shares subject to vested and unvested options held by such person, and (f) the aggregate value of such vested and unvested options (without regard to deductions for income taxes), calculated by multiplying (i) the excess of the merger consideration over the per share exercise price of the options, by (ii) the number of shares subject to the options.

	Vested Options		Unvested Options			Totals
Directors and Executive Officers	(a) Shares	(b) Value	(c) Shares		(d) Value	(e) Total Shares	(f) Total Value
David E. Bloom	41,500	$440,675	—		—	41,500	$440,675
Jack W. Eugster	21,500	173,475	—		—	21,500	173,475
David S. Gellman	1,500	75	—		—	1,500	75
Thomas C. Healy	—	—	—		—	—	—
William C. Mulligan	1,500	75	—		—	1,500	75
Douglas C. Neve	5,000	28,850	5,000		28,850	10,000	57,700
Gregg S. Newmark	1,500	75	—		—	1,500	75
Randall K. Zanatta	118,374	1,657,413	62,626		465,357	181,000	2,122,770
Gregory B. Maanum	90,974	1,223,945	60,126		450,932	151,100	1,674,877
Richard C. Nordvold	32,498	375,884	75,002		694,141	107,500	1,070,025
Ronald G. Hornbaker	54,375	649,688	60,625		495,963	115,000	1,145,650
Ralph D. Maltby	—	—	100,000	(1)	—	100,000	—
Mark R. McCormick	—	—	100,000	(1)	—	100,000	—

(1)          Outstanding options with an exercise price of $20.66. Does not include fully-exercisable warrants to purchase a total of 150,000 shares with exercise prices of $17.94 per share beneficially owned by these executive officers.

Indemnification and Insurance

The merger agreement provides that Purchaser and Merger Sub will, for a period of six years after the effective time, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the company’s directors’ and officers’ liability insurance policy on terms no less favorable to those currently applicable to the directors and officers of the company. Alternatively, Purchaser and Merger Sub may obtain a six year “tail” insurance policy providing coverage no less favorable than the coverage currently provided under the company’s directors’ and officers’ liability insurance covering such persons. Additionally, Purchaser and Merger Sub will, for a period of six years after the effective time, fulfill and honor in all respects the obligations of the company with respect to the company’s present and former directors and officers pursuant to the indemnification provisions of the company’s amended and restated articles of incorporation and amended and restated bylaws as in effect on the date of the merger agreement, and will indemnify such persons with respect to all such obligations of the company. As required by the merger agreement, the articles of incorporation and bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the company’s current and former directors and officers as the company’s amended and restated articles of incorporation and amended and restated bylaws, which provisions will not be amended, repealed or otherwise modified for a period of six years after the effective time.

Payment of Legal Fees and Expenses of Golf Galaxy Executive Officers

Golf Galaxy has agreed to pay the fees and expenses of one law firm to represent the executive officers of Golf Galaxy in connection with their negotiation of employment arrangements relating to employment after the merger.

Regulatory Matters

The HSR Act and the rules and regulations promulgated thereunder require that Golf Galaxy and Purchaser file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. Following the filing, the parties are required to observe a waiting period before completing the merger. The parties intend to file the required notification and report forms with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission as soon as practicable.

Notwithstanding the early termination or expiration of the waiting period under the HSR Act, at any time before or after the completion of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Other than the filing described above, we are not aware of any regulatory approvals that need to be obtained, or waiting periods that need to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any such approvals are needed, however, we cannot assure you that we will be able to obtain them. Even if we are able to obtain all necessary approvals, and the merger agreement is approved by Golf Galaxy shareholders, conditions could be placed on the merger that could cause us to abandon it.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Golf Galaxy common stock. This summary is based on the Internal Revenue Code of 1986, as amended (referred to as the “Code” in this proxy statement), regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Golf Galaxy common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Golf Galaxy common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt entities, S-corporations, holders that are “partnerships” under the Code, dealers in securities, holders who hold their Golf Galaxy common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired Golf Galaxy common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of Golf Galaxy common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of Golf Galaxy common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

We urge each holder of Golf Galaxy common stock to consult such holder’s individual tax advisor as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the merger will be taxable to shareholders for U.S. federal income tax purposes. A holder of Golf Galaxy common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Golf Galaxy common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Golf Galaxy common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Golf Galaxy common stock for more than one year prior to the effective time of the merger. If the holder has held the Golf Galaxy common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Golf Galaxy common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Golf Galaxy common stock should complete, sign and return to the paying agent a Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Golf Galaxy common stock following the merger. See “Terms of the Merger Agreement—Payment for Golf Galaxy Common Stock in the Merger” beginning on page [   ] of this proxy statement.

Dissenters’ Rights

The following description of the applicable provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the “MBCA”) and the full text of these provisions, which is attached as Appendix C to this proxy statement, should be reviewed carefully by any Golf Galaxy shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the statutory procedures described below will result in the loss of dissenters’ rights. Any shareholder who forfeits his or her dissenters’ rights by failure to follow these procedures will then receive the merger consideration described in this proxy statement.

The merger agreement constitutes a plan of merger for which shareholder approval is required under the MBCA. Under Sections 302A.471 and 302A.473 of the MBCA, holders of Golf Galaxy common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to obtain payment in cash of the “fair value” of their shares of Golf Galaxy common stock after the merger is completed. The term “fair value” means the value of the shares of Golf Galaxy common stock immediately before the effective time of the merger.

All references in Sections 302A.471 and 302A.473 and in this summary to a “shareholder” are to a record holder of the shares of Golf Galaxy common stock as to which dissenters’ rights are asserted. A person having beneficial ownership of shares of Golf Galaxy common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters’ rights such beneficial owner may have.

Shareholders considering exercising dissenters’ rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the merger agreement if they do not seek appraisal of their shares.

Shareholders of record who desire to exercise their dissenters’ rights under the MBCA must satisfy all of the following conditions:

•       Before the special meeting of Golf Galaxy shareholders to be held on [                    ], 2007, the dissenting shareholder must deliver to the Secretary of Golf Galaxy a written notice of intent to demand fair value for the shareholder’s shares. The Secretary’s address is as follows: John R. Houston, Esq., Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402. The written demand should specify the shareholder’s name and mailing address, the number of shares owned and that the shareholder intends to demand the value of the shareholder’s shares. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not constitute a demand for appraisal within the meaning of the MBCA.

•       Golf Galaxy shareholders who elect to exercise their dissenters’ rights under the MBCA must not vote to approve the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger or direction to abstain, the proxy will be voted for the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, which will have the effect of waiving the shareholder’s dissenters’ rights.

•       Golf Galaxy shareholders may not assert dissenters’ rights as to less than all of the shares registered in such holder’s name except where certain shares are beneficially owned by another person but registered in such holder’s name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Golf Galaxy common stock who is not the record owner of such shares may assert dissenters’ rights as to shares held on such person’s behalf, provided that such beneficial owner submits a written consent of the record owner to Golf Galaxy at or before the time such rights are asserted.

If the merger agreement is approved by Golf Galaxy shareholders at the special meeting, the surviving corporation will send a written notice to each shareholder who filed a written demand for dissenters’ rights and who did not vote in favor of the merger agreement. The notice will contain the following information:

•       the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received;

•       any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•       a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

•       a copy of Sections 302A.471 and 302A.473 of the MBCA and a copy of this summary describing the procedures to be followed in asserting dissenters’ rights.

In order for a dissenting shareholder to receive fair value for the shareholder’s shares, the shareholder must, within 30 days after the date the notice from the surviving corporation was given, send the shareholder’s stock certificates, and all other information specified in the notice (or comply with any restrictions imposed on transfer of uncertificated shares) to the address identified in such notice. A dissenting shareholder will retain all rights as a shareholder until the effective time. After a valid demand for payment and the related stock certificates and other information are received, or after the completion of the merger, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, with interest. Remittance will be accompanied by the surviving corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements, an estimate by the surviving corporation of the fair value of the shareholder’s shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder wishes to demand supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

If the dissenting shareholder believes that the amount remitted by the surviving corporation is less than the fair value of such holder’s shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder’s own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to the executive offices of the surviving corporation. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving corporation.

Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the surviving corporation, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court’s determination will be binding on all Golf Galaxy shareholders who properly exercised dissenters’ rights and did not agree with the surviving corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. Dissenting shareholders will not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may be assessed against the surviving corporation if the court determines the surviving corporation failed to comply substantially with Sections 302A.471 and 302A.473 of the MBCA or against any person whom the court determines acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on November 13, 2006, the date on which the proposed merger was first announced to the public. The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters’ rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters’ rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of November 13, 2006. Any shareholder who did not own shares on November 13, 2006 and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on November 13, 2006 also will apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on November 13, 2006, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

TERMS OF THE MERGER AGREEMENT

The following describes some of the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified by reference to the complete merger agreement, which is attached as Appendix A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The representations and warranties contained in the merger agreement may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing the subject matter thereof as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.

General; the Merger

At the effective time, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the MBCA, Merger Sub will merge with and into Golf Galaxy and the separate corporate existence of Merger Sub will end. Golf Galaxy will be the surviving corporation in the merger and will continue to be a Minnesota corporation after the merger, wholly-owned by Purchaser. The articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation.

The directors of Merger Sub at the effective time of the merger will, from and after the completion of the merger, be the initial directors of Golf Galaxy until their successors shall have been duly elected or appointed, or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and bylaws. The officers of Golf Galaxy at the effective time of the merger will, from and after the completion of the merger, be the initial officers of Golf Galaxy until their successors shall have been duly elected or appointed, or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and bylaws.

When the Merger Becomes Effective

If Golf Galaxy shareholders adopt and approve the merger agreement, subject to the terms of the merger agreement, the parties intend to complete the merger no later than the fifth business day thereafter. The parties to the merger agreement expect to complete the merger in February 2007, but the merger agreement provides that the merger will not be completed prior to February 6, 2007. Because the completion of the merger is subject to certain conditions, the exact timing of the merger cannot be determined. Golf Galaxy will file articles of merger and other appropriate documents with the Secretary of State of the State of Minnesota as soon as practicable after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing). The merger will become effective when the articles of merger are filed with the Minnesota Secretary of State.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options and Warrants

The merger agreement provides that at the effective time:

•       each share of Golf Galaxy common stock issued and outstanding immediately prior to the effective time (other than shares of Golf Galaxy common stock owned by Purchaser or any of its subsidiaries, and shares held by shareholders who validly perfect their dissenters’ rights under Minnesota law) will be converted into the right to receive $18.82 in cash, without interest;

•       each share of Golf Galaxy common stock owned by Purchaser, Merger Sub, or any of Purchaser’s subsidiaries immediately prior to the effective time will automatically be canceled and will cease to exist, and no merger consideration will be paid in exchange for such shares; and

•       each share of Merger Sub common stock issued and outstanding immediately prior to the effective time will be converted into and become one share of common stock of Golf Galaxy, as the surviving corporation, which newly-issued shares will be owned by Purchaser.

Options

Options to purchase Golf Galaxy common stock that are outstanding immediately prior to the effective time, whether or not then vested or exercisable, will be converted into an option to acquire shares of Purchaser common stock, except that holders of vested and in-the-money options may elect to receive, in lieu of options to acquire shares of Purchaser common stock, cash in an amount equal to the difference between the merger consideration and the option exercise price, times the number of shares subject to the option (less any applicable withholding taxes).

With respect to options that are converted into options to acquire shares of Purchaser common stock, the number of shares of Purchaser common stock that can be acquired pursuant to the converted options will be equal to 0.386 times the number of shares of Golf Galaxy common stock subject to such options prior to the conversion, with any fractional amount rounded down to the next lowest full share. The per share exercise price of the converted options will be equal to the per share exercise prices of the Golf Galaxy options divided by 0.386, with any fractional amount rounded up to the next highest cent. All other provisions of the converted options will remain in effect (including acceleration of exercisability resulting from applicable employment or retention agreements).

At least 20 days prior to the closing date of the merger, Golf Galaxy will notify the holders of in-the-money options, whether or not then vested or exercisable, of their right to elect to convert their outstanding options into options to purchase shares of Purchaser common stock, or, if such options are vested, into cash. Each such holder may so elect by notifying Golf Galaxy in writing no later than five business days prior to the closing date of the merger. The failure by any holder of in-the-money options to provide such notice will be deemed to be an election to convert outstanding options into options to acquire shares of Purchaser’s common stock.

As soon as practicable following the effective time, Purchaser will prepare, file and use its commercially reasonable efforts to maintain the effectiveness of a Form S-8 covering the converted options and any other shares subject to options to be issued under assumed Golf Galaxy stock option plans, and will notify the holders of converted options of the adjusted terms of such options.

Warrants

At least 20 days prior to the closing date of the merger, Golf Galaxy will notify the holders of warrants, all of which are vested and in-the-money, to purchase Golf Galaxy common stock of such holders’ rights to elect to convert their warrants into warrants to acquire shares of Purchaser common stock or cash. Each such holder may so elect by notifying Golf Galaxy in writing no later than 10 days prior to the closing date of the merger. The failure by any holder of a warrant to provide such notice will be deemed an election to convert the warrants into cash.

If a holder of a warrant elects to convert the warrant into cash, or fails to make an election, each such warrant will be cancelled in exchange for a cash payment in an amount equal to the difference between the merger consideration and the warrant exercise price, times the number of shares subject to the warrant (less any applicable withholding taxes). Purchaser will, prior to the closing date of the merger, deliver a written instrument to each such holder of a warrant assuming, on behalf of itself and the surviving corporation, the obligation to pay such holders.

If a holder of a warrant elects to convert the warrant into a warrant to acquire shares of Purchaser common stock, the warrant will be converted in a warrant to purchase shares of Purchaser common stock, and the number of shares of Purchaser common stock purchasable under the converted warrant will be equal to 0.386 times the number of shares of Golf Galaxy common stock subject to such warrant prior to the conversion, with any fractional amount rounded down to the next lowest full share. The per share exercise price of the converted warrant will be equal to the per share exercise price of the Golf Galaxy warrant divided by 0.386, with any fractional amount rounded up to the next highest cent. As a condition precedent to assuming such warrants, Purchaser will solicit from each holder of such warrants confirmation that the holder qualifies as an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Should any such holder not qualify as an “accredited investor,” Purchaser and such holder will take all commercially reasonable actions to ensure the conversion of the warrants complies with applicable law.

As soon as practicable after the effective time and at the request of the holders of converted warrants, Purchaser will enter into a customary registration rights agreement with such holders on substantially the same terms as the registration rights agreement in effect between Golf Galaxy and holders of outstanding warrants to acquire shares of Golf Galaxy common stock.

Payment for Golf Galaxy Common Stock in the Merger

Prior to the effective time, Purchaser will deposit with American Stock Transfer & Trust Company, as paying agent, in trust for the benefit of the holders of Golf Galaxy common stock, sufficient cash to pay those holders the amounts they are entitled to receive pursuant to the merger agreement. After the effective time, there will be no further transfers in the records of Golf Galaxy or its transfer agent of certificates representing Golf Galaxy common stock and, if any certificates are presented to Golf Galaxy for transfer, they will be canceled against payment of the merger consideration. After the effective time, subject to the right of Golf Galaxy shareholders to surrender their certificates in exchange for payment of the merger consideration, former Golf Galaxy shareholders will cease to have any rights as shareholders of Golf Galaxy.

As soon as reasonably practicable after the effective time, the paying agent will mail to each record holder of Golf Galaxy common stock a letter of transmittal and instructions for use in effecting the surrender of their Golf Galaxy common stock certificates in exchange for the merger consideration. The letter of transmittal and instructions will contain instructions for shareholders who have lost a certificate or whose certificate has been stolen or destroyed. Shareholders with lost, stolen or destroyed certificates will have to provide an affidavit to that fact and, if required by Purchaser, post a bond in a reasonable amount as Purchaser directs as indemnity against any claim that may be made against Purchaser with respect to such certificate.

The paying agent will promptly pay the merger consideration to the holder of a surrendered certificate after such surrender and provision to the paying agent of any other items specified by the letter of transmittal and instructions. Surrendered certificates will be canceled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of payments of merger consideration. Golf Galaxy, Purchaser or the paying agent may reduce the amount of any merger consideration paid by any applicable withholding taxes.

In the event of a transfer of ownership of company common stock that is not registered in the transfer records of the company, payment may be issued to such a transferee if the certificate formerly representing such company common stock is presented to the paying agent, accompanied by all documents required to evidence such transfer, and the person requesting such issuance pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such certificate or establishes to the satisfaction of Purchaser and the company that such tax has been paid or is not applicable.

Any portion of the exchange fund that remains unclaimed by the former shareholders of the company one year after the effective time will be returned to Purchaser. From that time forward, any former shareholder of the company who has not previously surrendered such shareholder’s certificate(s) and otherwise complied with the procedures described above will look only to Purchaser for payment of the merger consideration upon surrender of such shareholder’s certificate(s). None of Golf Galaxy, Purchaser, Merger Sub, the paying agent, or any other person will be liable to any former company shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat and similar laws. If any certificates have not been surrendered as of the date immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law, such unclaimed funds will, to the extent permitted by applicable law, become the property of the surviving corporation.

Representations and Warranties

In the merger agreement, Golf Galaxy has made customary representations and warranties to Purchaser and Merger Sub, including representations and warranties regarding the company’s (and, where applicable, its subsidiaries’):

•       organization, good standing and capitalization;

•       SEC filings and financial statements;

•       absence of changes and the absence of a material adverse effect (as defined in the merger agreement);

•       authority relative to the merger agreement;

•       compliance with other instruments;

•       obligations, or lack of obligations, to obtain governmental and other consents;

•       registration statement on Form S-1 and its contents;

•       compliance with applicable laws and permits;

•       shareholder vote necessary to adopt and approve the merger agreement and the merger;

•       brokers;

•       pending and threatened litigation;

•       recent changes in capitalization;

•       employee benefit plans;

•       taxes;

•       title to its assets;

•       labor and employment matters;

•       real estate;

•       store operations;

•       information technology;

•       off balance sheet liabilities;

•       environmental matters;

•       intellectual property;

•       insurance;

•       material contracts;

•       unlawful payments, or lack thereof;

•       inventories;

•       information supplied for inclusion in the proxy statement or other SEC filings;

•       internal controls; and

•       options, specifically, that such options will not accelerate as a result of the execution of the merger agreement or the merger.

Certain of the representations and warranties of Golf Galaxy are qualified by the concept of “material adverse effect.”  For the purposes of the merger agreement, a “material adverse affect” on Golf Galaxy means any effect that is both material and adverse to the financial condition, results of operations, business or prospects of Golf Galaxy and its subsidiaries, taken as a whole, with the exception of any effect directly or indirectly resulting from or attributable to:

•       changes attributable to conditions affecting the retail industry and/or the golf industry generally;

•       changes in general economic conditions;

•       changes attributable to the announcement or pendency of the merger;

•       any action approved in writing by Purchaser;

•       any increase or decrease in the trading price or trading volume of Golf Galaxy common stock;

•       commencement of a new war or material escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States; or

•       the departure of Golf Galaxy employees;

or any effect that would materially impair the ability of Golf Galaxy to perform its obligations under the merger agreement.

Purchaser has made certain customary representations and warranties in the merger agreement to Golf Galaxy, including representations and warranties regarding Purchaser’s:

•       organization and good standing;

•       subsidiaries;

•       authority relative to the merger agreement;

•       compliance with other instruments;

•       obligations, or lack of obligations, to obtain governmental and other consents;

•       information supplied for inclusion in the proxy statement or other SEC filings;

•       brokers; and

•       availability of funds necessary to complete the merger.

Merger Sub has made certain customary representations and warranties in the merger agreement to Golf Galaxy, including as to:

•       organization and good standing;

•       lack of business activities;

•       authority relative to the merger agreement;

•       compliance with other instruments; and

•       obligations, or lack of obligations, to obtain governmental and other consents.

Certain aspects of the representations and warranties of Purchaser and Merger Sub are qualified by the concept of “material adverse effect.”  For the purposes of the merger agreement, a “material adverse affect” on Purchaser and Merger Sub means any effect that is both material and adverse to the financial condition, results of operations, business or prospects of Purchaser and its subsidiaries taken as a whole, with the exception of any effect directly or indirectly resulting from or attributable to:

•       changes attributable to conditions affecting the retail industry and/or the golf industry generally;

•       changes in general economic conditions;

•       changes attributable to the announcement or pendency of the merger;

•       any action approved in writing by Golf Galaxy;

•       any increase or decrease in the trading price or trading volume of Purchaser’s common stock; or

•       commencement of a new war or material escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States;

or any effect that would materially impair the ability of either Purchaser or Merger Sub to perform its obligations under the merger agreement.

The representations and warranties of each of the parties contained in the merger agreement will expire once the merger becomes effective.

Agreements Relating to Golf Galaxy’s Interim Operations

Golf Galaxy has agreed that, until the effective time, Golf Galaxy and its subsidiaries will not engage in any transaction out of the ordinary course of their respective businesses consistent with past practice, except as specifically contemplated by the merger agreement. Golf Galaxy will use its reasonable best efforts to preserve its business and the business of each of its subsidiaries, including maintaining the employment of key employees and maintaining existing relations with material suppliers, distributors, creditors, lessors, licensors, licensees, agents, employees, business associates and others having material business dealings with them, except that Golf Galaxy may take, or refrain from taking, any particular action with respect to the foregoing persons in the ordinary course of business so long as Golf Galaxy and its subsidiaries’ ongoing businesses shall not thereby be impaired in any material respect at the effective time.

In addition, Golf Galaxy has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the effective time, do any of the following without the prior written consent of Purchaser:

•       change its fiscal year, or except as required by GAAP, make any changes in accounting methods, principles or practices;

•       extend, modify or terminate or enter into any contract with any affiliate of the company;

•       settle any legal proceedings, except settlements solely with respect to money damages in an amount up to $500,000 individually and $2,000,000 in the aggregate that do not contain (i) any restrictions on the conduct of the company’s or any of its subsidiaries’ business and (ii) any factual or legal admission by or with respect to the company or any of its subsidiaries or any adverse statement with respect to the company or any of its subsidiaries;

•       sell, lease, license, abandon, transfer, or grant rights under any intellectual property owned or licensed by the company, or materially modify any existing rights with respect to such intellectual property, except in the ordinary course of business consistent with past practice;

•       enter into any agreements to acquire or acquire (other than pursuant to agreements existing on the date of the merger agreement) any real estate or enter into any leases (other than pursuant to agreements or understanding existing on the date of the merger agreement, or leases entered into in the ordinary course of business consistent with past practice that are contemplated by the company’s current fiscal 2008 and 2009 store opening plan);

•       amend or authorize any amendment to the company’s amended and restated articles of incorporation or amended and restated bylaws;

•       terminate or amend any material contract, except in the ordinary course of business and not involving a material increase in liability or material reduction in revenue;

•       mortgage, pledge or grant a security interest in any assets, other than purchase money liens in the ordinary course of business and liens arising under existing credit agreements;

•       enter into any contract, other than in the ordinary course of business, that authorizes expenditures for any capital or acquisition in excess of $75,000 individually or $500,000 in the aggregate;

•       except to the extent required under existing company benefit plans as in effect on the date of the merger agreement, (i) increase the compensation or fringe benefits of any employee, officer, director or consultant of the company (other than increases in the ordinary course of business and, with respect to officers and directors, only to the extent the applicable agreement or plan is described in the company’s Form 10-K for the fiscal year ended February 26, 2006 as supplemented by the company’s Form 10-Q for the quarter ended August 26, 2006), (ii) grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any material employment, consulting or severance agreement with, any officer, employee, director or consultant of the company, or (iii) establish, materially amend or terminate any company benefit plan or similar agreement or arrangement for the benefit of any officer, employee, director or consultant of the company; or

•       agree, whether in writing or otherwise, to do any of the foregoing.

The company has also agreed that neither it nor its subsidiaries will:

•       make any changes in its authorized capital stock;

•       issue any stock options, warrants, or other rights relating to its capital stock;

•       declare or pay any stock dividend or effect any recapitalization, split-up, combination, exchange of shares or other reclassification in respect of its outstanding shares of capital stock;

•       issue, transfer, sell or deliver any shares of its capital stock (or securities convertible into or exchangeable into such capital stock) except for the issuance of company common stock issuable upon the exercise of stock options granted pursuant to company option plans and warrants outstanding on the date of the merger agreement;

•       purchase or otherwise acquire for consideration any outstanding shares of capital stock; or

•       declare, pay or set apart for payment in respect to its capital stock any dividends or other distribution or payments or make any other distributions with respect to its shares of capital stock.

No Solicitation of Competing Proposals

The merger agreement provides that for 21 calendar days after the date of the merger agreement (the “solicitation period”), Golf Galaxy and its subsidiaries, and their respective officers, directors and employees, and any investment banker, financial advisor, attorney or other representative of them were permitted to, with respect to no more than eight persons (each such person is hereinafter referred to as an “excluded person”) solicit, engage in discussions or negotiate, or take any other action intended or designed to facilitate (including by way of furnishing information, subject to furnishing the same information to Purchaser, and subject also to execution of a customary confidentiality agreement, the benefits and terms of which, if more favorable than the confidentiality agreement in place with Purchaser, will be extended to Purchaser), any inquiries or the making of any proposal which constituted, or may reasonably have been expected to lead to, any “takeover proposal” (as defined below). Upon the termination of the solicitation period, Golf Galaxy was required to immediately terminate any pending discussions or negotiations regarding any takeover proposal (other than with Purchaser or Merger Sub or their respective affiliates or any of their representatives).

The merger agreement provides that, except for the permitted activities described in the preceding paragraph and except as described below, prior to the effective time or the date the merger agreement is terminated, Golf Galaxy will not, nor will it authorize or permit any of its subsidiaries to, and Golf Galaxy will direct and use its reasonable best efforts to cause the officers, directors and employees, and any investment banker, financial advisor, attorney or other representative of Golf Galaxy or any of its subsidiaries not to, directly or indirectly:

•       solicit, engage in discussions or negotiate, or take any other action intended or designed to facilitate (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal; or

•       enter into any agreement with respect to a takeover proposal.

However, if Golf Galaxy (i) receives an unsolicited takeover proposal from any person or group (not including excluded persons) that, in the good faith judgment of Golf Galaxy’s board of directors, is a “superior proposal” (as defined below) or could reasonably be expected in the good faith judgment of the board of directors to result in a superior proposal, (ii) receives a takeover proposal from an excluded person that, in the good faith judgment of the board, on its face is a superior proposal, or (iii) the board of directors determines in good faith that the failure to take a particular action could cause the board not to satisfy its fiduciary duties, then Golf Galaxy may:

•       furnish information to such person or group;  provided, however, that (i) prior to furnishing any information with respect to Golf Galaxy or its subsidiaries, such person or group will sign a customary confidentiality agreement, the benefits of the terms of which, if more favorable than the confidentiality agreement in place with Purchaser, will be extended to Purchaser, (ii) any information furnished to such person or group will be furnished to Purchaser as well, and (iii) Purchaser will be given prompt (and in any event within 48 hours) written notice of and the identity of the person or group making the takeover proposal; and

•       negotiate or otherwise engage in substantive discussions with such person or group making the takeover proposal, provided Purchaser will be given prompt (and in any event within 48 hours) written notice of the identity of the person or group making the takeover proposal and the intent to negotiate or enter such discussions.

The merger agreement provides that neither Golf Galaxy’s board of directors nor any committee thereof will withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser or Merger Sub, the approval or recommendation by the board or any such committee of the adoption and approval of the merger agreement and the merger; approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or approve any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal. However, if prior to the approval of the merger agreement by Golf Galaxy shareholders, the board receives a superior proposal and a majority of the Golf Galaxy directors determine in good faith, after consultation with an independent financial advisor and outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the board may withdraw its approval or recommendation of the merger and the merger agreement and, in connection therewith, approve or recommend such superior proposal; provided, however, that Golf Galaxy is required to send Purchaser at least three business days’ prior written notice advising Purchaser that the board has received a superior proposal, specifying the terms and conditions of the proposal and the identity of the person or group making the proposal. The merger agreement provides that actions of the company’s board of directors permitted under the “go-shop” and “no-shop” provisions described above and “stop-look-and-listen” communications of the nature contemplated in Rule 14d-9(f) under the Exchange Act will not, without more, be considered a withdrawal or modification of the Board’s recommendation, so long as, with respect to “stop-look-and-listen” communications, within the period contemplated by Rule 14e-2 under the Exchange Act, the board of directors of the company shall publicly confirm such approval and recommendation and recommend against the acceptance of such tender offer or exchange offer by the shareholders of the company.

For purposes of the merger agreement, a “superior proposal” means a written proposal from a credible third party regarding the acquisition of substantially all the capital stock of Golf Galaxy, a merger, tender or exchange offer, consolidation or other business combination with Golf Galaxy or a sale of substantially all the assets of Golf Galaxy, which proposal:

•       is on terms that Golf Galaxy’s board of directors determines in its good faith judgment after consultation with an independent financial adviser of nationally recognized reputation to be more favorable to Golf Galaxy shareholders (in their capacities as shareholders) from a financial point of view than the merger and the transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Purchaser to amend the terms of the merger agreement and the merger);

•       is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, including taking into account any financing required to consummate the transaction contemplated by the takeover proposal and the likelihood that such transaction will be consummated; and

•       was not solicited by or on behalf of Golf Galaxy in violation of the merger agreement.

For purposes of the merger agreement, “takeover proposal” means any tender or exchange offer or proposal for a merger, consolidation or other business combination involving Golf Galaxy or any of its subsidiaries or any proposal or offer to acquire in any manner at least a 15% equity interest in, or ownership of at least 15% of the assets of, Golf Galaxy or its subsidiaries other than the transactions contemplated by the merger agreement.

Special Meeting of Golf Galaxy Shareholders; Recommendations of Our Board of Directors

The merger agreement requires Golf Galaxy to duly call, give notice of, convene and hold a special meeting of its shareholders as soon as reasonably practicable after the date on which this proxy statement is cleared by the SEC, for the purpose of considering and voting upon the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement also requires the company’s board of directors to recommend the adoption and approval of the merger agreement and the merger, and to use its reasonable best efforts, consistent with its fiduciary duties, to solicit the requisite vote of the company’s shareholders to adopt and approve the merger agreement and the merger. Purchaser and Merger Sub have agreed to vote or cause to be voted at the special meeting all shares of company common stock owned, or with respect to which the vote is otherwise controlled by, Purchaser, Merger Sub or any affiliate of Purchaser in favor of the adoption and approval of the merger agreement and the merger.

Indemnification and Insurance of Golf Galaxy Directors and Officers

The merger agreement provides that for a period of six years after the effective time, Purchaser and the surviving corporation will fulfill and honor in all respects the obligations of Golf Galaxy with respect to Golf Galaxy’s present and former directors and officers pursuant to the indemnification provisions under Golf Galaxy’s amended and restated articles of incorporation and amended and restated bylaws as in effect on the date hereof, and will indemnify Golf Galaxy’s present and former directors and officers with respect to all such obligations of Golf Galaxy. The articles of incorporation and bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to Golf Galaxy’s present and former directors and officers as those contained in the amended and restated articles of incorporation and amended and restated bylaws of Golf Galaxy as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights of Golf Galaxy’s present and former directors and officers.

The merger agreement further provides that for a period of six years after the effective time, Purchaser and the surviving corporation will, at their election, either (i) maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Golf Galaxy’s directors’ and officers’ liability insurance policy on terms no less favorable to those currently applicable to the directors and officers of Golf Galaxy, or (ii) obtain, or permit Golf Galaxy to obtain, a six year “tail” insurance policy that provides coverage no less favorable than the coverage currently provided under Golf Galaxy’s directors’ and officers’ liability insurance covering those persons who are currently covered by Golf Galaxy’s directors’ and officers’ liability insurance policy, on terms no less favorable to those applicable to the directors and officers of Golf Galaxy.

The provisions described in the preceding paragraphs will survive the consummation of the merger and are intended to benefit Golf Galaxy, the surviving corporation, and each present and former director and officer of Golf Galaxy. The provisions described in the preceding paragraphs will be binding on all successors and assigns of the surviving corporation and Purchaser, and will be enforceable by Golf Galaxy’s present and former directors and officers.

Employee Matters

The merger agreement provides that for a period of one year following the effective time, Purchaser will, or will cause the surviving corporation to, either sponsor and maintain Golf Galaxy’s employee benefits plans, or provide benefits that in the aggregate are not less favorable than those benefits in effect immediately prior to the effective time. After the effective time, Purchaser will recognize service with Golf Galaxy and its predecessors for purposes of vesting, eligibility to participate, severance and vacation accrual under Golf Galaxy’s current employee benefits plans in which Golf Galaxy employees are eligible to participate after the effective time, except to the extent necessary to avoid duplication of benefits. If Purchaser offers health benefits under a group health plan that is not a Golf Galaxy health plan immediately prior the effective time, Purchaser will waive any pre-existing condition exclusions under such plan to the extent coverage existed under the Golf Galaxy health plan. Purchaser will also credit each Golf Galaxy employee and eligible dependents with all deductible payments and co-payments paid during the current year under any Golf Galaxy health plan for purposes of satisfying a deductible or out-of-pocket maximum under the current plan year.

The surviving corporation will assume and honor the terms of all legally binding contractual obligations owed to current and former employees of the company and its subsidiaries that are valid and existing as of the effective time.

The merger agreement further provides that for a period of one year following the effective time, Purchaser will cause the surviving corporation to maintain any severance pay plan, practice or policy of Golf Galaxy in effect as of the effective time on terms no less favorable to any person employed by Golf Galaxy as of the effective time than the terms of such plan, practice or policy on such date. Purchaser will cause Golf Galaxy to pay to any person employed by Golf Galaxy at the effective time who becomes eligible to receive a severance payment under such severance pay plan, practice or policy of Golf Galaxy at any time after the effective time and prior to the first anniversary thereof an amount equal to the greater of (i) the severance amount payable to such employee under such severance pay plan, practice or policy of Golf Galaxy, and (ii) the severance amount that would be payable to a comparable employee of Purchaser under Purchaser’s severance program then in effect.

Company Headquarters

Purchaser will keep and maintain Golf Galaxy’s current headquarters in Eden Prairie, Minnesota, for a period of not less than 24 months following the effective time of the merger.

Other Agreements

The merger agreement provides that Golf Galaxy will:

•       use its reasonable best efforts to obtain all consents and authorizations of third parties, to make all filings, and to give all notices to third parties, which may be necessary or reasonably required on the part of Golf Galaxy in order to effect, or in connection with, the transactions contemplated by the merger agreement, including but not limited to filing and mailing this proxy statement and filing all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the merger under the HSR Act;

•       use its reasonable best efforts to aid Purchaser and Merger Sub in obtaining, making or giving consents, authorizations, filings and/or notices which may be necessary or reasonably required on the part of Purchaser of Merger Sub in order to effect, or in connection with, the transactions contemplated by the merger agreement;

•       maintain, and will cause each of its subsidiaries to maintain, all of its and their respective properties in customary repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted, and will maintain, and will cause each of its subsidiaries to maintain, insurance in amounts and kinds comparable to that in effect on the date of the merger agreement;

•       give Purchaser and its representatives full access, during normal business hours and upon reasonable notice, to all properties, operations, books, contracts, documents and records of it and each of its subsidiaries, for the purposes of verifying the accuracy of the representations and warranties made by Golf Galaxy in the merger agreement, the performance of the covenants made by Golf Galaxy in the merger agreement, or the satisfaction of the closing conditions in the merger agreement;

•       furnish to Purchaser such financial and other information concerning the company and each of its subsidiaries as Purchaser or its representatives may from time to time reasonably request, for the purpose of verifying the accuracy of the representations and warranties made by Golf Galaxy in the merger agreement, verifying the performance of the covenants made by Golf Galaxy in the merger agreement, or verifying the satisfaction of the closing conditions;

•       not create or incur any indebtedness other than (a) current liabilities incurred in the ordinary course of business consistent with past practice, and (b) borrowings of amounts available under the company’s existing credit facility, as the same may be amended, except that all such borrowings must either be (x) for use in the ordinary course of business consistent with past practice, or (y) reasonably necessary to enter into any real property agreements or arrangements permitted by the merger agreement, and except that all such borrowings may not exceed $30,000,000 in the aggregate;

•       will continue to file when due all required tax returns, reports and declarations required to be filed, and will pay or make adequate provision for the payment of all taxes and governmental charges due and payable;

•       will not intentionally adopt or change any method of tax accounting, enter into any closing agreement, settle or compromise any claim or assessment for or with respect to taxes or consent to any extension or waiver of any statute of limitation applicable to any tax claim;

•       take all steps reasonably necessary to cause any transactions by directors and officers connected with the merger agreement to be exempt under Rule 16(b)(3) or otherwise permitted under Section 16(b) of the Exchange Act;

•       give prompt written notice to Purchaser of any event or occurrence that is a Golf Galaxy “material adverse event,” or any material claims, actions, proceedings, governmental investigations commenced or, to Golf Galaxy’s knowledge, threatened, involving or affecting Golf Galaxy or any of its subsidiaries or any of their property or assets; and

•       give prompt written notice to Purchaser if any representations or warranties made by Golf Galaxy in the merger agreement become untrue or inaccurate in any respect which would be material to Golf Galaxy and its subsidiaries taken as a whole, or of any failure of Golf Galaxy to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it in the agreement.

The merger agreement provides that Purchaser:

•       will use its reasonable best efforts to obtain all consents and authorizations of third parties, to make all filings, and to give all notices to third parties, which may be necessary or reasonably required on the part of Purchaser in order to effect, or in connection with, the transactions contemplated by the merger agreement, including but not limited to all requisite approvals or termination of applicable waiting periods for the transaction under the HSR Act; and

•       will give prompt written notice to Golf Galaxy (a) if any representations or warranties made by Purchaser or Merger Sub contained in the merger agreement become untrue or inaccurate in any respect which would be material to Purchaser and its subsidiaries taken as a whole and (b) of any failure of Purchaser or Merger Sub to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

The merger agreement provides that Merger Sub:

•       will not engage in any business activities or enter into any transaction whatsoever except such as are related to the merger agreement and the performance of its obligations under the merger agreement; and

•       will use its reasonable best efforts to obtain all consents and authorizations of third parties, to make all filings, and to give all notices to third parties, which may be necessary or reasonably required on the part of Merger Sub in order to effect, or in connection with, the transactions contemplated by the merger agreement.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of the company, Purchaser and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time, of each of the following conditions:

•       the waiting period and any applicable extensions applicable to the merger under the HSR Act will have terminated or expired;

•       the requisite number of holders of Golf Galaxy common stock will have approved the merger agreement; and

•       no governmental entity will have enacted, issued, promulgated, enforced or entered any order or law or instituted any action, suit or proceeding which is in effect and which would (i) make the merger illegal or otherwise challenge, restrain or prohibit consummation of the merger or the transactions contemplated in the merger agreement; (ii) place or impose any material limitations on Purchaser, Merger Sub, or the surviving corporation’s ability to acquire, hold or derive the benefits of the business of the properties of Golf Galaxy and its subsidiaries; or (iii) cause the transactions contemplated by the merger agreement to be rescinded following consummation (provided that, as a condition to termination as a result of any action, suit or proceeding, the terminating party must have used all commercially reasonable efforts to have any such action, suit or proceeding dismissed).

Closing Conditions for Golf Galaxy

Golf Galaxy’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time, of each of the following additional conditions:

•       the representations and warranties of Purchaser and Merger Sub contained in the merger agreement and in any certificate or other writing delivered by Purchaser pursuant to the merger agreement, regardless of materiality, will be true and correct as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be true and correct does not have, and is not reasonably expected to have, a “material adverse effect” on Purchaser or Merger Sub;

•       Purchaser and Merger Sub each will have performed and complied with in all material respects its obligations, agreements, and covenants under the merger agreement required to be performed or complied with by the effective time; and

•       Golf Galaxy will have received a certificate signed by the President or any Vice-President of Purchaser and Merger Sub to the effect that the conditions described in the two prior bullet points have been satisfied or waived.

Closing Conditions for Purchaser and Merger Sub

Parent’s and Subsidiary’s obligations to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time, of each of the following additional conditions:

•       the representations and warranties of Golf Galaxy contained in the merger agreement and in any certificate or other writing delivered by Golf Galaxy pursuant to the merger agreement, regardless of materiality, will be true and correct as of the date of the merger agreement and as of the effective time of the merger, as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be true and correct does not have, and is not reasonably expected to have, a “material adverse effect” on Golf Galaxy;

•       Golf Galaxy has performed and complied with in all material respects its obligations, agreements, and covenants under the merger agreement required to be performed or complied with by the effective time;

•       Purchaser and Merger Sub will have received a certificate signed by the President or any Vice-President of Golf Galaxy to the effect that the conditions described in the two prior bullet points have been satisfied or waived; and

•       the aggregate number of shares of Golf Galaxy common stock that are issued and outstanding immediately prior the effective time and held by shareholder who have properly exercised dissenters’ rights or provided notice of an intention to exercise dissenters’ rights under Minnesota law will be less than 15% of the total number of Golf Galaxy’s outstanding shares of common stock.

Termination of the Merger Agreement

Golf Galaxy, Purchaser or Merger Sub may terminate the merger agreement at any time prior to the effective time if:

•       the merger has not been completed by 5:00 p.m. local Minneapolis, Minnesota time on April 27, 2007, provided that the right to terminate under this provision is not available to a party whose failure to perform any of its obligations under the merger agreement caused the failure of the merger to occur on or before such date and time;

•       the board of directors of each of the parties resolves to terminate the agreement;

•       completion of the merger would violate any final, non-appealable order, decree or judgment of any United States court or other tribunal of competent jurisdiction; or

•       the requisite number of holders of Golf Galaxy common stock fail to approve the merger agreement at the special meeting.

Golf Galaxy may terminate the merger agreement at any time prior to the effective time if:

•       either Purchaser or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach has a “material adverse effect” on Purchaser or Merger Sub and cannot be or has not been cured within 30 days after the giving of written notice to Purchaser of such breach (provided that Golf Galaxy is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that has a “material adverse effect” on Golf Galaxy and provided further that if such breach is curable through the exercise of Purchaser’s or Merger Sub’s reasonable best efforts, the merger agreement may not be terminated under this provision for so long as Purchaser or Merger Sub is using its reasonable best efforts to cure such breach);

•       the board of directors of Golf Galaxy determines that a takeover proposal constitutes a superior proposal, as previously discussed; or

•       Purchaser has not caused Merger Sub to deposit with the paying agent sufficient funds to pay holders of Golf Galaxy common stock the amounts they are entitled to receive for their shares under the merger agreement.

Purchaser or Merger Sub may terminate the merger agreement at any time prior to the effective time if:

•       Golf Galaxy breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement that has a “material adverse effect” on Golf Galaxy and cannot be or has not been cured within 30 days after the giving of written notice to Golf Galaxy of such breach (provided that Purchaser is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that has a “material adverse effect” on either Purchaser or Merger Sub and provided further that if such breach is curable through the exercise of Golf Galaxy’s reasonable best efforts, the merger agreement may not be terminated under this provision for so long as Golf Galaxy is using its reasonable best efforts to cure such breach);

•       the board of directors of Golf Galaxy or any committee thereof withdraws or modifies or resolves to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of the merger agreement or the matters to be considered at the special meeting or approves or recommends, or resolves to approve or recommend, any takeover proposal in respect of Golf Galaxy other than the merger agreement;  or

•       the board of directors of Golf Galaxy takes any of the actions prohibited by the “no-shop” provisions of the merger agreement.

Effects of Terminating the Merger Agreement

The merger agreement provides that Golf Galaxy will pay Purchaser a termination fee of $8,000,000 if the merger agreement is terminated under the following circumstances:

•       by Golf Galaxy, because the board of directors of Golf Galaxy determines that a takeover proposal constitutes a superior proposal;

•       by Purchaser or Merger Sub, because the board of directors of Golf Galaxy or any committee thereof withdraws or modifies or resolves to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of the merger agreement or the matters to be considered at the special meeting or approves or recommends, or resolves to approve or recommend, any takeover proposal in respect of Golf Galaxy other than the merger agreement;

•       by Purchaser or Merger Sub because the board of directors of Golf Galaxy takes any of the actions prohibited by the “no-shop” provisions of the merger agreement; or

•       (i) by either party, because (A) the merger has not been completed by 5:00 p.m. local Minneapolis, Minnesota time on April 27, 2007, (B) the requisite number of holders of Golf Galaxy common stock fails to approve the merger agreement at the special shareholders meeting, or (ii) by

Purchaser or Merger Sub, because Golf Galaxy breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and, in each case, at the time of termination, (x) a takeover proposal has been made known to Golf Galaxy and not withdrawn, (y) a takeover proposal has been made directly to Golf Galaxy shareholders generally and not withdrawn, or (z) any person has publicly announced an intention (whether or not conditional) to make such a takeover proposal and has not withdrawn such intention, and, within twelve (12) months after such termination, Golf Galaxy recommends that shareholders accept such takeover proposal, enters into an agreement with respect to such takeover proposal or such takeover proposal is consummated.

If Golf Galaxy fails to promptly pay the termination fee required under the merger agreement, and, in order to obtain the fee, Purchaser commences a suit which results in a judgment against Golf Galaxy for the fee, Golf Galaxy will reimburse Purchaser for Purchaser’s cost and expenses, including attorneys’ fees and expenses, in connection with such suit, including interest on the amount of the fee from the date the fee was required to be made.

Fees and Expenses

Except for the termination fee described above, except as otherwise described below, and except for the filing fee associated with pre-merger notification required under the  HSR Act (which was equally split between the parties), regardless of whether the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, and, in connection therewith, Golf Galaxy and Purchaser will each pay, with its own funds, any and all property or transfer taxes imposed on it.

If Golf Galaxy terminates the merger agreement because either (i) Purchaser or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, or (ii) Purchaser has not caused Merger Sub to deposit with the paying agent sufficient funds to pay holders of Golf Galaxy common stock the amounts they are entitled to receive for their shares under the merger agreement, Purchaser will reimburse the company upon demand for all out-of-pocket expenses incurred by the company (including without limitation reasonable legal fees and expenses) up to an amount not to exceed $2,000,000.

If Purchaser or Merger Sub terminates the merger agreement because Golf Galaxy breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and the termination fee is not payable in connection with such termination, Golf Galaxy will reimburse Purchaser and Merger Sub upon demand for all out-of-pocket expenses incurred by the company (including without limitation reasonable legal fees and expenses) up to an amount not to exceed $2,000,000.

Modification or Amendment of the Merger Agreement

Prior to the effective time, any provision of the merger agreement may be amended, modified, supplemented, or waived in a writing signed by each of company, Purchaser and Merger Sub.

TERMS OF THE VOTING AGREEMENT

Concurrently with the execution of the merger agreement, William Blair Capital Partners V, L.P., Primus Capital Fund IV Limited Partnership, Primus Executive Fund Limited Partnership, FdG Capital Partners LLC, and FdG-Chase Capital Partners LLC, as well as Randall K. Zanatta and Gregory Maanum, each of whom are directors and executive officers of the company, entered into a voting agreement with Purchaser and Merger Sub in their capacities as shareholders. Pursuant to the voting agreement, such shareholders have agreed to vote a total of 2,203,660 shares beneficially owned by them, which represented approximately 19.8% of the outstanding shares of company common stock as of December 5, 2006, in favor of the adoption and approval of the merger agreement and against any competing proposal. The aggregate number of shares subject to the voting agreement is capped at 19.99% of the company’s outstanding shares of common stock, although based on public filings, as of December 5, 2006, the shareholders who are parties to the voting agreement owned approximately 4,133,966 outstanding shares, or 37.1% of the outstanding shares of company common stock on such date. In the event the merger agreement is terminated, the voting agreement will terminate as well.

FINANCING

Purchaser and Merger Sub estimate that the total amount of funds necessary to consummate the merger (including payment of the merger consideration to Golf Galaxy shareholders, payment in consideration of the cancellation of warrants and options to holders of warrants and options to purchase Golf Galaxy common stock, assuming all eligible holders of warrants and options elect to receive cash rather than have their warrants and options assumed by Purchaser, and payment of transaction-related fees and expenses) will be approximately $225,000,000. This amount is expected to be funded by cash and borrowings under Purchaser’s existing lines of credit. The foregoing estimate does not take into account the results of the exercise by company shareholders of dissenters’ rights under Minnesota law, which may result in their receipt of consideration that is less than, more than or equal to the merger consideration that would otherwise have been payable to them under the terms of the merger agreement. The consummation of the merger is not conditioned on Purchaser obtaining financing.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Other than negotiations, transactions or material contacts relating to the company’s initial public offering in August 2005 and its indefinitely postponed secondary offering in spring 2006 (all of which were unrelated to the merger), and except as described under “The Merger—Background of the Merger” beginning on page [   ] of this proxy statement and under “The Merger—Interests of Golf Galaxy Directors and Executive Officers in the Merger” beginning on page [   ] of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Golf Galaxy’s securities, election of Golf Galaxy’s directors or sale or other transfer of a material amount of Golf Galaxy’s assets (i) between Golf Galaxy or any of its affiliates, on the one hand, and Golf Galaxy, Purchaser and Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of Golf Galaxy or (iii) between Golf Galaxy and its affiliates, on the one hand, and any person not affiliated with Golf Galaxy who would have a direct interest in such matters, on the other hand.

MARKETS AND MARKET PRICE

Our common stock trades on the NASDAQ Global Select Market under the symbol “GGXY.” As of [                    ], the record date, there were [            ] shares of common stock outstanding, held by approximately [            ] shareholders of record.

The table below sets forth the high and low sale prices for our common stock for each of the quarters of fiscal 2006 since July 29, 2005, the date of our initial public offering, and each of the quarters of fiscal 2007:

	High		Low
Fiscal 2006
Second Quarter (beginning July 29, 2005)		$22.11		$17.00
Third Quarter		$21.20		$12.65
Fourth Quarter		$19.30		$15.51
Fiscal 2007
First Quarter		$26.10		$16.16
Second Quarter		$17.60		$11.26
Third Quarter		$18.50		$11.40
Fourth Quarter (through [ ])	$	[ ]	$	[ ]

On November 10, 2006, the last trading day before the execution of the merger agreement, the high and low sale prices for Golf Galaxy common stock as reported on the NASDAQ Global Select Market were $15.85 and $15.60 per share, respectively, and the closing sale price on that date was $15.82. On [                            ], the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Golf Galaxy common stock as reported on the NASDAQ Global Select Market were $[      ] and $[      ] per share, respectively, and the closing sale price on that date was $[      ].

Shareholders should obtain a current market quotation for Golf Galaxy common stock before making any decision with respect to the merger.

We have never paid any dividends on our common stock. In addition, our credit facility prohibits us from paying cash dividends to holders of our common stock except under certain circumstances and with the prior written consent of lender. Finally, under the merger agreement, we have agreed not to declare or pay any cash dividends on our common stock pending completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information provided to us as to the beneficial ownership of our common stock as of December 5, 2006 by (i) the only shareholders known to us to hold 5% or more of such stock, (ii) each of our directors, our Chief Executive Officer, and our three other most highly compensated current executive officers whose total salary and bonus cash compensation exceeded $100,000 during fiscal 2006, and one former executive officer whose total salary and bonus cash compensation exceeded $100,000 during fiscal year 2006 and who would be one of our four most highly compensated executive officers (other than our Chief Executive Officer) were it not for his resignation, and (iii) our directors and current executive officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
William Blair Capital Partners V, L.P. 222 West Adams Street Chicago, Illinois 60606	1,231,755(1)	11.1%
Primus Capital Fund IV L.P. 5900 Landerbrook Drive, Suite 200 Cleveland, Ohio 44124	739,053(2)	6.6%
Primus Executive Fund L.P. 5900 Landerbrook Drive, Suite 200 Cleveland, Ohio 44124	739,053(2)	6.6%
FdG Capital Partners LLC 299 Park Avenue, 16th Fl. New York, New York 10171	963,158(3)	8.6%
FdG—Chase Capital Partners LLC 299 Park Avenue, 16th Fl. New York, New York 10171	963,158(3)	8.6%
Best Buy Co., Inc. 7601 Penn Avenue South Richfield, Minnesota 55423	1,276,001	11.5%
The Northwest Mutual Life Insurance company 720 East Wisconsin Avenue Milwaukee, Wisconsin 53202	622,550(4)	5.6%
Dick’s Sporting Goods, Inc. Yankees Acquisition Corp. 300 Industry Drive RIDC Park West Pittsburgh, Pennsylvania 15275	2,203,660(5)	19.8%
Randall K. Zanatta	818,374(6)	7.3%
Gregory B. Maanum	590,974(6)	5.3%
Ronald G. Hornbaker	56,875(6)	*
Michael W. McCormick	—(7)	—

Richard C. Nordvold	32,998(6)	*
David E. Bloom	41,500(6)	*
Jack W. Eugster 2655 Kelly Avenue Excelsior, Minnesota 55331	65,000(6)	*
David S. Gellman FdG Associates 299 Park Avenue, 16th Fl. New York, New York 10171	964,658(3)(6)	8.7%
Thomas C. Healy Best Buy Co., Inc. 7601 Penn Avenue South Richfield, Minnesota 55423	1,276,001(8)	11.5%
William C. Mulligan Primus Venture Partners, Inc. 5900 Landerbrook Drive, Suite 200 Cleveland, Ohio 44124	740,553(2)(6)	6.6%
Gregg S. Newmark William Blair Capital Partners, LLC 222 West Adams Street Chicago, Illinois 60606	1,233,255(1)(6)	11.1%
Douglas C. Neve	5,000(6)	*
All current executive officers and directors as a Group (13 persons)	6,226,550(9)	53.4%

*                    Less than 1%

(1)          Includes 1,231,755 shares of our common stock held by William Blair Capital Partners V, L.P. (WBCP Partnership). William Blair Capital Partners, LLC (WBCP) is the general partner of WBCP Partnership and, through a six-person board of managers composed of certain of its members, has voting and investment power over the shares held by the WBCP Partnership. Decisions of the board of managers of WBCP are made by a majority vote of its members plus Edgar D. Jannotta, and, as a result, no single member of the board of managers has voting or investment power over the shares. Mr. Newmark is a managing director and Timothy Burke, David G. Chandler, John Ettelson, Mr. Jannotta, Timothy M. Murray, and Thomas C. Theobald are the members of the board of managers of WBCP. No single managing director or member of the board of managers of WBCP has voting or investment power over the shares. Consequently, each managing director and member of the board of directors, including Mr. Newmark, disclaims beneficial ownership of the shares held by the WBCP Partnership except to the extent of his pecuniary interest therein. WBCP Partnership has shared voting power and shared dispositive power over 656,602 shares that are subject to the voting agreement described in note (5) below.

(2)          Includes 709,491 shares of our common stock held by Primus Capital Fund IV L.P. (PCF IV) and 29,562 shares of our common stock held by Primus Executive Fund L.P. (PEF). The sole General Partner of both PCF IV and PEF is Primus Venture Partners IV Limited Partnership (PVP LP). Each of PCF IV, PEF, and PVP LP is a Delaware limited partnership. The sole General Partner of PVP LP is Primus Venture Partners IV, Inc. (PVP Inc.), a Delaware corporation. Voting power and investment power over our shares is shared among the five individuals who are the directors of PVP Inc. The five individuals are William C. Mulligan, Loyal W. Wilson, James T. Bartlett, Jonathan E. Dick and Steven Rothman, each of whom disclaims beneficial ownership of all shares held by PCV IV and PEF except to the extent of his pecuniary interest therein. PCF IV and PEF have shared voting power and shared dispositive power over 393,961 shares that are subject to the voting agreement described in note (5) below.

(3)          Includes 892,679 shares of our common stock held by FdG Capital Partners LLC (FdG Capital) and 70,479 shares of our common stock held by FdG—Chase Capital Partners LLC. (FdG Chase). The Managing Member of both FdG Capital and FdG Chase is FdG Capital Associates LLC (FdG Associates). Each of FdG Capital, FdG Chase and FdG Associates is a Delaware limited liability company. FdG Associates is managed by a board of managers, comprised of Charles de Gunzburg, Martin Edelman, David Gellman and Mark Hauser, which has full voting power over our shares. The FdG Associates investment committee, comprised David S. Gellman, Mark S. Hauser and Charles de Gunzberg, has full investment discretion over our shares. No single member of the board of managers or investment committee has voting or dispositive authority over our shares. Consequently, each member, including Mr. Gellman, disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. FdG Capital and FdG Chase have shared voting power and shared dispositive power over 513,423 shares that are subject to the voting agreement described in note (5) below.

(4)          As reported in a Schedule 13G filed with the SEC on February 7, 2006.

(5)          Based on a Schedule 13D filed with the SEC on November 22, 2006. Purchaser and Merger Sub reported shared voting power and dispositive power over 2,203,660 shares of common stock subject to that certain voting agreement entered into an November 13, 2006 by and between Purchaser, Merger Sub and certain of the company’s shareholders. See “The Voting Agreement” on page [   ] of this proxy statement.

(6)          Includes the following number of shares of our common stock issuable upon exercise of outstanding options that are exercisable within 60 days by the person indicated: Mr. Zanatta, 118,374; Mr. Maanum, 90,974;  Mr. Hornbaker, 54,375; Mr. Nordvold, 32,498; Mr. Bloom, 41,500; Mr. Eugster, 21,500; Mr. Gellman, 1,500; Mr. Mulligan, 1,500; Mr. Newmark, 1,500; Mr. Neve, 5,000, and all current executive officers and directors as a group, 368,721. Does not include shares held by Mr. Michael W. McCormick. Also does not include an option to purchase 5,000 shares held by Mr. Neve that is not exercisable within 60 days, but which will vest and become exercisable in connection with the merger. Mr. Zanatta and Mr. Maanum have shared voting power and shared dispositive power over 373,143 and 266,531 shares, respectively, that are subject to the voting agreement described in note (5) above.

(7)          Mr. Michael W. McCormick resigned effective August 4, 2006. To the knowledge of the company, as of such date, Mr. McCormick beneficially owned 6,500 shares of Golf Galaxy common stock and vested options to purchase 91,249 shares of Golf Galaxy common stock. Pursuant to the terms of the applicable option agreements, as of the date hereof, all such options have expired unless previously exercised.

(8)          Includes shares of our common stock held by Best Buy Co., Inc., a publicly traded company. While investment decisions of Best Buy Co., Inc. are made by investment committees which do not include Mr. Healy, as an executive officer of Best Buy Co., Inc., Mr. Healy has legal power to vote and dispose of the shares and thus may be deemed to beneficially own them. However, Best Buy Co., Inc. treats the shares as a corporate asset which is not beneficially owned by any individual employee and Mr. Healy disclaims any such beneficial ownership.

(9)          Includes (a) 52,824 shares and a fully-exercisable warrant to purchase 49,775 shares held by Mr. Ralph Maltby’, our Senior Vice President - Chief Technology Officer, Research and Development; (b) 52,824 shares and a fully-exercisable warrant to purchase 49,775 shares held by Mr. Maltby’s spouse; (c) 145,714 shares and a fully-exercisable warrant to purchase 50,450 shares held by Mr. Mark McCormick, our Senior Vice President and Chief  Executive Officer of GolfWorks; and (d) the shares described in footnotes 1, 2, 3, 6 and 8 above.

ADJOURNMENT OF THE SPECIAL MEETING

Golf Galaxy is asking you to vote on a proposal to adjourn the special meeting if necessary or appropriate in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of shareholders of Golf Galaxy. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not completed, proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2007 must be received by February 27, 2007 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to John R. Houston, Secretary, at Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402.

A shareholder of Golf Galaxy may wish to have a proposal presented at the Annual Meeting of Shareholders in 2007, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us at our address set forth on the first page of this proxy statement by May 12, 2007 then such proposal shall be deemed “untimely” for purposes of Rule 14a-5(e) promulgated under the Exchange Act and, therefore, we will have the right to exercise discretionary voting authority with respect to such proposal.

OTHER MATTERS

The board knows of no business other than that described herein that will be presented for consideration at the special meeting. If, however, other business shall properly come before the special meeting, the persons in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of Golf Galaxy.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

Golf Galaxy files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about the company and will be made available for inspection and copying at Golf Galaxy’s executive offices during regular business hours by any shareholders or a representative of a shareholder as so designated in writing.

Shareholders may also read and copy any reports, statements or other information filed by the company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. Golf Galaxy’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at

http://www.sec.gov. You can also inspect reports, proxy statements and other information about Golf Galaxy at the offices of NASDAQ. For further information on obtaining copies of our public filings at NASDAQ, you should call (800) 261-0148.

If you have questions about the special meeting or the merger after reviewing this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Telephone number: (800) 829-6551

or

Golf Galaxy, Inc.
Attention:  Richard C. Nordvold, Chief Financial Officer
7275 Flying Cloud Drive
Eden Prairie, Minnesota 55344
Telephone number: (952) 941-8848

Purchaser and Merger Sub have supplied, and the company has not independently verified, the information in this proxy statement relating to Purchaser and Merger Sub.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Golf Galaxy has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [                   ]. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Golf Galaxy will, where relevant and if required by federal securities or other applicable laws, update such information through a supplement to this proxy statement.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 13, 2006

AMONG

GOLF GALAXY, INC.

YANKEES ACQUISITION CORP.

AND

DICK’S SPORTING GOODS, INC.

A-i

GLOSSARY OF DEFINED TERMS

Acquisition Agreement	Section 5.1.8(c)
Agreement	Recitals
Articles of Merger	Section 1.4
Assumed Options	Section 3.3.1
Assumed Warrants	Section 3.3.4(b)
August 26, 2006 Balance Sheet	Section 4.1.2
CERCLA	Section 4.1.21(b)
Certificate	Section 3.2.2
Closing	Section 1.5
Closing Date	Section 1.5
Code	Section 4.1.14
Company	Recitals
Company Benefit Plans	Section 4.1.13(a)
Company Board	Section 2.1
Company Common Stock	Recitals
Company Disclosure Letter	Section 4.1
Company Employees	Section 5.2.3(a)
Company ERISA Affiliate	Section 4.1.13(e)
Company Financial Advisor	Section 2.1
Company Improvements	Section 4.1.17(g)
Company IT Systems	Section 4.1.19(b)
Company Leased Real Property	Section 4.1.17(b)
Company Leases	Section 4.1.17(b)
Company Licensed Intellectual Property	Section 4.1.22(b)
Company Material Adverse Effect	Section 4.1.2
Company Material Breach	Section 7.1(e)
Company Option Plans	Recitals
Company Outstanding Shares	Section 3.2.1
Company Owned Intellectual Property	Section 4.1.22(b)
Company Owned Real Property	Section 4.1.17(a)
Company Owned Registered Intellectual Property	Section 4.1.22(b)
Company Owned Software	Section 4.1.22(c)
Company Permits	Section 4.1.8(a)
Company Preferred Stock	Recitals
Company Real Property	Section 4.1.17(c)
Company Real Property Permits	Section 4.1.17(h)
Company SEC Reports	Section 4.1.2
Constituent Corporations	Recitals
Conversion Fraction	Section 3.3.2(a)
Dissenting Shares	Section 3.4
Effective Time	Section 1.4
Environment	Section 4.1.21(d)
Environmental Laws	Section 4.1.21(a)
ERISA	Section 4.1.13(a)
Exchange Act	Section 2.2.3
Exchange Fund	Section 3.2.1
Excluded Person	Section 5.1.8(a)
Financial Statements	Section 4.1.2
Form S-1	Section 4.1.7
Four Wall Cash Contribution	Section 4.1.18
GAAP	Section 4.1.2
Governmental Entity	Section 4.1.6
Hazardous Materials	Section 4.1.21(a)
HSR Act	Section 4.1.6
Indemnified Parties	Section 5.2.2(a)
Intellectual Property	Section 4.1.22(b)
In-The-Money Options	Section 3.3.1
Law	Section 4.1.25(a)
Material Adverse Effect	Section 4.1.2
Material Contract	Section 4.1.24
MBCA	Recitals
MBCA Dissenters’ Rights	Section 2.2.1
Merger	Recitals
Merger Consideration	Section 3.1.3
NASDAQ	Section 2.2.3
NLRB	Section 4.1.16
Operating Expenses	Section 4.1.18
Out-of-The-Money Options	Section 3.3.1
Parent	Recitals
Parent Common Stock	Section 3.3.1
Parent Material Adverse Effect	Section 4.1.2
Parent Material Breach	Section 7.1(g)
Paying Agent	Section 3.2.1
Person	Section 3.2.2
Prospects	Section 4.1.2
Proxy Statement	Section 2.2.1
Release	Section 4.1.21(d)
Representatives	Section 5.1.8 (a)
Sarbanes-Oxley Act	Section 4.1.8(b)

A-ii

SEC	Section 2.2.1
Securities Act	Section 4.1.2
Solicitation Period End Date	Section 5.1.8(a)
Special Shareholders Meeting	Section 2.2.2
Stock Options	Section 3.3.1
Subsidiary	Recitals
Subsidiary Common Stock	Recitals
Superior Proposal	Section 5.1.8(d)
Surviving Corporation	Recitals
Surviving Corporation Common Stock	Section 3.1.1
Takeover Laws	Section 2.1
Takeover Proposal	Section 5.1.8(e)
Taxes	Section 4.1.14
Tax Return	Section 4.1.14
Termination Fee	Section 8.1(a)
Voting Agreement	Recitals
Warrants	Section 3.3.4

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 13, 2006, by and among Dick’s Sporting Goods, Inc., a Delaware corporation (the “Parent”), Yankees Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Parent (the “Subsidiary”), and Golf Galaxy, Inc., a Minnesota corporation (the “Company” and where the context requires, the “Company” means the Company and its consolidated subsidiaries) (the Subsidiary and the Company sometimes being referred to hereinafter as the “Constituent Corporations”).

RECITALS:

1.          The Boards of Directors of each of Parent, Subsidiary and the Company have resolved and approved that Subsidiary be merged with and into the Company (the Company, in its capacity as the surviving corporation, is sometimes referred to herein as the “Surviving Corporation”) under and pursuant to the Minnesota Business Corporation Act (“MBCA”);

2.          The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $.01 per share (the “Company Common Stock”), of which 11,125,511 shares are issued and outstanding and no shares are held in the treasury of the Company and 10,000,000 shares of convertible preferred stock, par value $1.00 per share (collectively, the “Company Preferred Stock”), of which no shares are issued and outstanding;

3.          Section 1 of the Company Disclosure Letter (as hereinafter defined) lists, as of the date hereof as to each Stock Option (as hereinafter defined), the holder of the Stock Option, date of grant, exercise price and number of shares subject thereto granted pursuant to the Company’s 1996 Stock Option and Incentive Plan and 2004 Stock Incentive Plan (collectively, the “Company Option Plans”);

4.          The authorized capital stock of Subsidiary consists of (i) 1,000 shares of Common Stock, par value $0.01 per share (the “Subsidiary Common Stock”), of which 1,000 shares are issued and outstanding and owned by Parent;

5.          The Parent, as sole holder of all of the Subsidiary Common Stock, has approved the Merger (as hereinafter defined) of the Constituent Corporations upon the terms and conditions hereinafter set forth and has approved this Agreement;

6.          The Merger of the Constituent Corporations is permitted pursuant to the MBCA; and

7.          Immediately prior to the execution of this Agreement and as a condition and inducement to Parent’s and Subsidiary’s willingness to enter into this Agreement, Parent and Subsidiary are simultaneously entering into a shareholder voting agreement substantially in the form set forth in Exhibit A hereto (the “Voting Agreement”) with certain holders of shares of Company Common Stock, pursuant to which (i) such shareholders are, among other things, agreeing to vote all of such shareholders’ shares of Company Common Stock in favor of the Merger upon the terms and conditions specified therein, and (ii) such shareholders are agreeing to certain restrictive covenants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree that the Company and Subsidiary shall be, at the Effective Time (as hereinafter defined), merged in accordance with the MBCA (hereinafter called the “Merger”) into a single corporation existing under the laws of the State of Minnesota, whereby the Company, one of the Constituent Corporations, shall be the Surviving Corporation, and the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect.

1.                              NAME OF SURVIVING CORPORATION, ARTICLES OF INCORPORATION, BYLAWS.

1.1        Name of Surviving Corporation.

The name of the Surviving Corporation from and after the Effective Time shall be “Golf Galaxy, Inc.”

1.2        Articles of Incorporation.

The Articles of Incorporation of the Subsidiary as in effect on the date hereof shall from and after the Effective Time be and continue to be the Articles of Incorporation of the Surviving Corporation until changed or amended as provided by law.

1.3        Bylaws; Directors and Officers.

Without any further action by the Company and Subsidiary, the Bylaws of the Subsidiary, as in effect immediately prior to the Effective Time, shall from and after the Effective Time be and continue to be the Bylaws of the Surviving Corporation until amended as provided therein. The directors of Subsidiary at the Effective Time and the officers of the Company shall at the Effective Time, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

1.4        Effective Time.

Subject to the provisions of this Agreement, Parent, Subsidiary and the Company shall cause the Merger to be consummated by filing articles of merger in accordance with Section 302A.615 of the MBCA (the “Articles of Merger”) on the Closing Date (as defined in Section 1.5). The Merger shall become effective immediately upon such filing with the Secretary of State of the State of Minnesota, which date and time are herein referred to as the “Effective Time.”

1.5        Closing.

Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall occur at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, MN 55402 or at such other location as is mutually agreed to by the parties hereto. The Closing shall occur at a time and date (the “Closing Date”) to be specified by Parent, which shall be no later than the fifth business day following satisfaction or waiver of the conditions set forth in Article 6, which date in no event shall be prior to February 6, 2007, unless another time or date is agreed to in writing by the parties hereto.

1.6        Effects of the Merger.

The Merger shall have the effects set forth in Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of the Subsidiary shall cease, and the Subsidiary shall be merged with and into the Company which, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of such Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of Minnesota or any other jurisdiction, in any of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall be assumed by and thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. At any time, or from time to time, after the Effective Time, the last acting officers of the Company, or the corresponding officers of the Surviving Corporation, may, in the name of the Company, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all of the Company’s property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

2.                              COMPANY ACTIONS AND SHAREHOLDER APPROVAL

2.1        Company Approval.

The Company hereby represents and warrants that the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has (i) unanimously approved and adopted the “plan of merger” (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its shareholders, (iii) resolved (subject to Section 5.1.8 hereof) to recommend that holders of Company Common Stock adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, (iv) irrevocably taken all necessary steps to cause Section 302A.673 of the MBCA to be inapplicable to Parent and Subsidiary and to the Merger and the acquisition of Company Common Stock pursuant to the Merger and (v) resolved to elect, to the extent of the Board’s power and authority and to the extent permitted by law, not to be subject to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement. Piper Jaffray & Co., independent financial advisor to the Board of Directors of the Company (the “Company Financial Advisor”), has advised the Company’s Board of Directors that, in its opinion, the Merger Consideration to be paid in the Merger to the Company’s shareholders is fair, from a financial point of view, to such shareholders.

2.2        Company Shareholders’ Meeting.

2.2.1    Subject to the terms and conditions of this Agreement, the Company, acting through the Company Board, shall as promptly as practicable following the date of this Agreement, prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the “Proxy Statement”) relating to the Merger and this Agreement and use its reasonable best efforts to (x) obtain and furnish the information required to be included by applicable federal securities laws (and the rules and regulations thereunder) in the Proxy Statement and, after consultation with Parent, Subsidiary and their counsel, to respond promptly to any comments received from the U.S. Securities and Exchange Commission (the “SEC”) with respect to the preliminary Proxy Statement and promptly cause to be mailed to the Company’s shareholders a definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Sections 302A.471 and 302A.473 of the MBCA (relating to dissenters’ rights) (the “MBCA Dissenters’ Rights”) and (y) obtain the necessary approval by its shareholders of this Agreement and the transactions contemplated hereby, including the Merger.

2.2.2    The Company, acting through its Board of Directors, as promptly as practicable following the SEC’s review, if any, of the preliminary Proxy Statement, shall duly call a special meeting of its shareholders (the “Special Shareholders Meeting”) to be held in accordance with the MBCA at the earliest practicable date, upon due notice thereof to its shareholders, to consider and vote upon, among other matters, the adoption and approval of this Agreement and the Merger. The Board of Directors will recommend the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and will use its reasonable best efforts, consistent with its fiduciary duties, to solicit the requisite vote of the Company’s shareholders to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, pursuant to the Proxy Statement.

2.2.3    The Company, Parent and Subsidiary shall cooperate with each other in the Company’s preparation of its Proxy Statement. Parent, Subsidiary and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and shall provide any comments thereon as soon as practicable, but in no event later than five (5) business days after being asked to comment) prior to the applicable filing thereof with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of (i) the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) and (ii) the rules and regulations of the NASDAQ Stock Market LLC (“NASDAQ”). The Company shall provide Parent, Subsidiary and their counsel with copies of any written comments or other material communications the Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or other material communications, and with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by the Company or its counsel with respect to the Proxy Statement. Each of Parent and the Company agrees to correct any information provided by it for use in the Proxy Statement which, to the Company’s knowledge (in the case of information provided by the Company) or to Parent’s knowledge (in the case of information provided by Parent), shall have become false or misleading in any material respect. The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If at any time prior to the adoption and approval of this Agreement by the Company’s shareholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and file with the SEC such amendment or supplement. The Company shall not mail the Proxy Statement, or any amendment or supplement thereto, without reasonable advance consultation with Parent, Subsidiary and their counsel.

2.2.4    The Company agrees that the information relating to the Company and its subsidiaries contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Merger with any other Governmental Entity (as hereinafter defined) (to the extent such information was provided by the Company for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to shareholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s shareholders and at the time of the Special Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.2.5    Parent shall provide the Company with the information concerning Parent and Subsidiary required to be included in the Proxy Statement. Parent agrees that the information relating to Parent and Subsidiary contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Merger with any other Governmental Entity (to the extent such information was provided by Parent or Subsidiary for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to shareholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s shareholders and at the time of the Special Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.2.6    Parent and Subsidiary shall, at the Special Shareholders Meeting, vote, or cause to be voted, all shares of Company Common Stock owned by, or with respect to which the vote is otherwise controlled by, any of Parent, Subsidiary and any other affiliate of Parent in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger.

3.                              STATUS AND CONVERSION OF SECURITIES

The manner of converting the shares of the capital stock of the Constituent Corporations and outstanding options and warrants to purchase shares of Company Common Stock and the amount of consideration which the holders of such securities are to receive in exchange for such securities are as follows:

3.1        Conversion of Company Common Stock.

3.1.1    Subsidiary.   Each share of Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of voting common stock, par value $0.01 per share, of the Surviving Corporation (which newly issued shares will be owned by Parent) (the “Surviving Corporation Common Stock”).

3.1.2    Cancellation of Parent-Owned Stock.   Each share of Company Common Stock that is owned by Parent, Subsidiary or any other subsidiary of Parent shall automatically be canceled and shall cease to be outstanding, and no cash or other consideration shall be delivered in exchange therefor.

3.1.3    Conversion of Company Common Stock.   Subject to Section 3.4, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 3.1.2) shall be converted into the right to receive $18.82 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of a certificate representing such shares of Company Common Stock in accordance with the provisions of this Article 3, or the right, if so demanded as set forth under Section 3.4 of this Agreement, to receive payment from the Company of the “fair value” of such Company Common Stock as determined in accordance with the MBCA.

3.2        Exchange of Share Certificates.

3.2.1    Paying Agent.   Prior to the Closing, Parent shall designate a paying agent reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. Prior to the Closing, Parent shall cause Subsidiary to deposit with the Paying Agent, for the benefit of the holders of Certificates, cash equal to the product of (A) the number of shares of Company Common Stock outstanding (and not to be canceled pursuant to Section 3.1.2) as of immediately prior to the Effective Time (the “Company Outstanding Shares”) multiplied by (B) the Merger Consideration. The deposit made by Subsidiary pursuant to this Section 3.2.1 is hereinafter referred to as the “Exchange Fund.” The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments provided for in Section 3.1.3. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. If the Paying Agent invests the Exchange Fund, the Paying Agent shall only invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Earnings from such investments shall be the sole and exclusive property of Parent and no part of such earnings shall accrue to the benefit of the holders of shares of Company Common Stock.

3.2.2    Exchange Procedures.   As soon as reasonably practicable after the Effective Time, Surviving Corporation shall cause the Paying Agent to mail to each holder of record immediately prior to the Effective Time of a certificate formerly representing shares of Company Common Stock (a “Certificate”) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company, subject to the receipt of appropriate documentation for such transfer). Upon surrender to the Paying Agent of a Certificate (or evidence of loss in lieu thereof) for cancellation together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article 3, and the Certificate so surrendered shall forthwith be canceled; provided that in no event will a holder of a Certificate be entitled to receive the Merger Consideration if the Merger Consideration was already paid with respect to the shares of Company Common Stock underlying such Certificate in connection with an affidavit of loss. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent and the Company that such tax has been paid or is not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

3.2.3    Transfers.   After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof in accordance with the procedures set forth in Section 3.2.2.

3.2.4    Termination of Exchange Fund; No Liability.   Any portion of the Exchange Fund relating to the Merger Consideration that remains unclaimed by the former shareholders of the Company one year after the Effective Time shall be returned to Parent. Any former shareholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, Subsidiary, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered as of the date immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

3.2.5    Lost, Stolen or Destroyed Certificates.   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably satisfactory to Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due delivery of such affidavit pursuant to this Agreement.

3.2.6    Withholding Rights.   Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any United States federal, state or local, or non-United States tax law. If Parent, the Paying Agent or the Surviving Corporation, as the case may be, so withholds amounts, then such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which Parent, Paying Agent or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.3        Company Stock Options, Warrants and Other Stock Plans.

3.3.1    Election Regarding Treatment of Stock Options.   Each Stock Option granted under the Company Option Plans that is outstanding and unexpired immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which the Merger Consideration equals or does not exceed the exercise price per share of Company Common Stock for such Stock Option (“Out-of-The-Money Options”) shall be, effective as of immediately prior to the Effective Time, automatically converted into an option to purchase shares of Parent’s Common Stock, par value $.01 per share (“Parent Common Stock”) in accordance with Section 3.3.2 below. At least twenty (20) days prior to the Closing Date, the Company shall notify each holder of options to purchase Company Common Stock that is outstanding under the Company Option Plans as of the Effective Date, whether or not then vested or exercisable, with respect to which the Merger Consideration exceeds the exercise price per share of Company Common Stock (“In-The-Money Options”) (the Out-of-The Money Options together with the In-The-Money Options, collectively being the “Stock Options”) of their right to elect to convert their outstanding In-The-Money Options into options to purchase shares of Parent Common Stock in accordance with Section 3.3.2 below or, if vested, cash in accordance with Section 3.3.3 below. Each such holder may so elect by notifying the Company in writing no later than five (5) business days prior to the Closing Date. The failure by any holder of vested In-The-Money Options to provide such notice shall be deemed an election to convert such Stock Option in accordance with Section 3.3.2 below. All Out-Of-The Money Options, all outstanding unvested In-The-Money Options and/or outstanding vested In-The-Money Options with respect to which proper notice to convert under this Section 3.3.1 has been made or no notice has been made will be “Assumed Options” and each will be converted into options to purchase Parent Common Stock in accordance with Section 3.3.2 below.

3.3.2    Assumption of Stock Options.   Subject to applicable Law, Parent and the Company shall take such actions, including (with respect to the Company) any necessary amendment of the Stock Options and the Company Option Plans to permit Parent to assume, and Parent shall assume, at the Effective Time, each Company Option Plan and each of the Assumed Options and substitute shares of Parent Common Stock for the Company Common Stock purchasable under each such assumed Stock Option, which assumption and substitution shall be effected as follows (such actions by the Company shall be done in accordance with the Company Option Plans and stock option agreements under which the grants have been made, including but not limited to the authorization in Sections 9 thereof (and in compliance in all respects with Sections 7 thereof) and the Company shall obtain any other documentation from any holder of the option required as a result of the Assumed Option under the Company Option Plans and stock option agreements under which such grants have been made):

(a)        the number of shares of Parent Common Stock purchasable under the Assumed Option shall be equal to 0.386 (the “Conversion Fraction”) times the number of shares of Company Common Stock underlying the Assumed Option (with any fractional amount rounded to the next lowest full share);

(b)        the per share exercise price of such Assumed Option shall be an amount (with fractional amounts rounded to the next highest cent) equal to the per share exercise price of the Stock Option being assumed divided by the Conversion Fraction; and

(c)        any other provisions of each Assumed Option shall remain in effect (including acceleration of exercisability resulting from applicable employment or retention agreements);

provided, that in the event of any recapitalization, stock split, split-up, combination, exchange of shares or other reclassification in respect of Parent’s outstanding shares of capital stock following the date hereof, there shall be an equitable adjustment with respect hereto.

3.3.3    Conversion of In-The-Money Options.   Each outstanding vested In-The-Money Option that will not be treated as an Assumed Option subject to Section 3.3.2 above shall, effective as of immediately prior to the Effective Time, be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of Company Common Shares for which such vested In-The-Money Option could be exercised as of the Effective Time, and (2) the excess of the Merger Consideration over the exercise price per share of such vested In-The-Money Option (subject to any applicable withholding taxes).

3.3.4    Assumption or Conversion of Warrants.   At least twenty (20) days prior to the Closing Date, the Company shall notify each holder of warrants exercisable for or other rights to acquire Company Common Stock (collectively, the “Warrants”) of such holder’s right to elect to convert their Warrants into warrants to purchase shares of Parent Common Stock or cash. Each holder of Warrants may elect to convert such holder’s outstanding Warrants into warrants to purchase shares of Parent Common Stock or cash by notifying the Company in writing no later than ten (10) days prior to the Closing Date. The failure by any holder to provide such notice shall be deemed an election to convert such Warrants into cash pursuant to Section 3.3.4(a) below.

(a)        Each Warrant that the holder thereof has not elected to convert into a warrant to purchase shares of Parent Common Stock, and with respect to which the Merger Consideration exceeds the exercise price per share of Company Common Stock shall, effective as of immediately prior to the Effective Time, be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of Company Common Shares subject to such Warrant and (2) the excess of the Merger Consideration over the exercise price per share of such Warrant (subject to any applicable withholding taxes). Parent shall, prior to the Closing Date, deliver a written instrument to each holder of Warrants who will receive cash in accordance with this Section 3.3.4(a) assuming, on behalf of itself and the Surviving Corporation, the obligation to pay to such holders pursuant to this Section 3.3.4(a).

(b)        Parent, the Company and the Warrant holders shall take such actions, including (with respect to the Company and the Warrant holders) any necessary amendment of the Warrants to permit Parent to assume, and Parent shall assume, at the Effective Time, each Warrant that is not surrendered for cash payment pursuant to Section 3.3.4(a) above (the “Assumed Warrants”), and substitute shares of Parent Common Stock for the Company Common Stock purchasable under each Assumed Warrant, which assumption and substitution shall be effected as follows:

(i)         the number of shares of Parent Common Stock purchasable under the Assumed Warrant shall be equal to the Conversion Fraction times the number of shares of Company Common Stock underlying the Assumed Warrant (with any fractional amount rounded to the next lowest full share);

(ii)       the per share exercise price of the Assumed Warrant shall be an amount (with fractional amounts rounded to the next highest cent) equal to the per share exercise price of the Warrant being assumed divided by the Conversion Fraction; and

(iii)      subject to applicable law and the Parent’s existing contractual commitments, any other provisions of each Assumed Warrant shall remain in effect.

(c)        Following the date of this Agreement, but as a condition precedent to Parent assuming the Assumed Warrants, the Company will solicit from each holder of an Assumed Warrant confirmation that such holder is an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act. Should any such holder not qualify as an “accredited investor”, Parent and such holder will take commercially reasonable actions so that the conversion of the Assumed Warrant complies with applicable Law.

3.4        Dissenters and Appraisal Rights.

Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 3.1.2), the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Parent shall cause the Surviving Corporation to make all payments to holders of shares of Company Common Stock with respect to such demands in accordance with the MBCA. The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the MBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by Law, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

4.                              REPRESENTATIONS, WARRANTIES AND AGREEMENTS

4.1        Representations, Warranties and Agreements of the Company.

Except as set forth in the disclosure letter dated the date hereof and delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), Company represents and warrants to each of Parent and Subsidiary as follows:

4.1.1    Organization, Good Standing, Capitalization.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted, to enter into this Agreement and, subject to the approval of the Company’s shareholders in accordance with the MBCA, to perform its obligations hereunder. The authorized and issued capital stock of the Company as of the date hereof is as set forth in the recitals of this Agreement; all capital stock of the Company listed therein as authorized has been duly authorized, and all capital stock of the Company listed therein as issued and outstanding has been validly issued and is fully paid and non-assessable, with no personal liability attaching to the ownership thereof. As of the date hereof, there are no outstanding rights, preemptive rights, stocks appreciation rights, redemption rights, repurchase rights, arrangements, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, the Company of any shares of its capital stock of any class other than (a) Stock Options to purchase 1,299,103 shares of the Company’s Common Stock under the Company Option Plans, and (b) Warrants to purchase 150,000 shares of the Company’s Common Stock at an exercise price of $17.94 per share.

(b)        Each of the Company’s subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation with all corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. All of the issued and outstanding shares of capital stock of each subsidiary of the Company are held (directly or indirectly) by the Company, and all such shares have been validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no outstanding rights, preemptive rights, stocks appreciation rights, redemption rights, repurchase rights, arrangements, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, any subsidiary of the Company of any of its capital stock. Throughout this Agreement, the term “subsidiary” of any person means any other person of which (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the Board of Directors or other body performing similar functions or (iii) such person, directly or indirectly, owns or controls 50% or more of the stock or other equity interests of such other person.

4.1.2    SEC Filings; Financial Statements.   The Company has timely filed all forms, reports, statements and documents required to be filed with the SEC since July 29, 2005 (collectively, the “Company SEC Reports”), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, each as in effect on the date so filed. The Company’s consolidated statements of operations for the three fiscal years ended February 25, 2006, February 26, 2005 and February 28, 2004 and the Company’s consolidated balance sheets as of February 25, 2006 and February 26, 2005 and the related notes to all of said financial statements and the Company’s consolidated statements of operations for the six months ended August 26, 2006 and the Company’s consolidated balance sheet as of August 26, 2006 (the “August 26, 2006 Balance Sheet”) (in every case as presented in the Company SEC Reports, collectively, the “Financial Statements”), all of which have been heretofore made available to Parent, are presented accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered except as specifically referred to in such financial statements. The Company SEC Reports, including any financial statements or schedules included in the Company SEC Reports, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company and its subsidiaries included in the Company SEC Reports (i) have been prepared from, and are in accordance with, the books and records of the Company and its subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended. The Company has received no written or oral communication from the Company’s independent auditors identifying any significant weakness or deficiency in its internal controls. There have been no communications from its independent auditors regarding any disagreement with the Company’s accounting or financial reporting practices. There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in the Company’s consolidated balance sheet as of August 26, 2006, (ii) liabilities arising since August 26, 2006 under or pursuant to the terms of the Company Benefit Plans and Material Contracts in existence prior to the date hereof, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, (iv) liabilities incurred in the ordinary course of business consistent with past practice since August 26, 2006, and (v) liabilities which would not reasonably be expected to have a Company Material Adverse Effect.

For purposes of this Agreement, a “Material Adverse Effect” means (A) in the case of the Company (a “Company Material Adverse Effect”), any effect (other than an effect directly or indirectly resulting from or attributable to (i) changes attributable to conditions affecting the retail industry and/or the golf industry generally, (ii) changes in general economic conditions, (iii) changes attributable to the announcement or pendency of the Merger, (iv) any action approved in writing by Parent, (v) any increase or decrease in the trading price or trading volume of the Company Common Stock, (vi) commencement of a new war or material escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States, or (vii) the departure of employees of the Company) that is both material and adverse to the financial condition, results of operations, business or prospects of the Company and its subsidiaries, taken as whole, or would materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and (B) in the case of Parent (a “Parent Material Adverse Effect”), any effect (other than an effect directly or indirectly resulting from or attributable to (i) changes attributable to conditions affecting the retail industry and/or the golf industry generally, (ii) changes in general economic conditions, (iii) changes attributable to the announcement or pendency of the Merger, (iv) any action approved in writing by the Company, (v) any increase or decrease in the trading price or trading volume of the Parent’s common stock, or (vi) commencement of a new war or material escalation of current wars, armed hostilities or terrorism directly or indirectly involving the United States) that is both material and adverse to the financial condition, results of operations, business or prospects of Parent and its subsidiaries taken as whole, or would materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

4.1.3    Absence of Changes; No Material Change.   Since August 26, 2006, and except as specifically contemplated by this Agreement or as disclosed or reflected in the Company’s reports on Form 8-K as filed after August 26, 2006, the Company has conducted its business in the ordinary course of business consistent with past practice, has not entered into or amended any credit or loan agreement or other long-term debt agreement and has not entered into or amended any material contract as defined under Item 601 of Regulation S-K promulgated by the SEC. Since August 26, 2006 through the date of this Agreement, no event has occurred which would reasonably be expected to have a Company Material Adverse Effect.

4.1.4    Authority Relative to this Agreement, etc.   The Company has taken all necessary corporate action to approve this Agreement and the Merger and the performance of its obligations hereunder, except for the requisite shareholder approval. The Company Financial Advisor has delivered to the Board of Directors of the Company its written opinion, dated the date of this Agreement, that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Subsidiary. The Company has made available to Parent a true and complete copy of the engagement agreement dated April 10, 2006 between the Company and the Company Financial Advisor and the Company has made available, or promptly after the execution of this Agreement the Company will make available, to Parent a copy of the written opinion of the Company Financial Advisor. The engagement agreement remains in full force and effect as of the date hereof and has not been amended or otherwise modified.

4.1.5    Compliance with Other Instruments, etc.   Subject to requisite Company shareholder approval, except for the consents referred to in Section 4.1.6, neither the execution nor delivery of this Agreement by the Company nor the Company’s consummation of the Merger and other transactions contemplated hereby will require consent under, conflict with, result in any violation of, or constitute a default under, (i) the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company, as the same may be amended and restated, (ii) any Material Contract (as defined below), or (iii) any judgment, decree, order or material law or regulation of any governmental agency or authority in the United States by which the Company or any of its subsidiaries is bound, except with respect to clauses (ii) and (iii) above, where the conflicts, violations or defaults, individually or in the aggregate, are not material to the Company.

4.1.6    Governmental and other Consents, etc.   Subject to requisite Company shareholder approval and any required filings with the U.S. Department of Justice or the Federal Trade Commission, including any necessary approvals under the Hart-Scott-Rodino Act (the “HSR Act”), no material consent, approval or authorization of, or designation, declaration or filing with, any court, tribunal, administrative agency or commission or other governmental or regulatory agency or authority or other public persons or entities in the United States or a foreign country (a “Governmental Entity”) on the part of the Company or any of its subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) filings in the State of Minnesota in accordance with the MBCA and (ii) filings with the SEC and NASDAQ.

4.1.7    No Misleading Statements.   The Company’s Registration Statement on Form S-1, No. 333-125007 (the “Form S-1”) (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) did not contain when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.1.8    Compliance with Applicable Law; Permits.

(a)        The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such Company Permits which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where any such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than, in each case, those the outcome of which would not reasonably be expected to have a Company Material Adverse Effect.

For the purposes of this Agreement, “knowledge” or “known” means, with respect to any matter in question, the actual knowledge of such matter by (x) any officer of the Company that is listed on Section 4.1.8 of the Company Disclosure Letter in the case of the Company or (y) the current executive officers (as defined in Rule 3b-7 of the Exchange Act) of the Parent, in the case of the Parent. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual; or (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

(b)        The Company and each of its officers and directors are in compliance with, and since July 29, 2005 have complied, in all material respects, with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of NASDAQ. Each Company SEC Report that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act was accompanied by such certification and, at the time of filing or submission of each such certification, to the knowledge of the Company, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

4.1.9    Vote Required.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

4.1.10  No Broker.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company other than the Company Financial Advisor.

4.1.11  Litigation.   There is not now pending, and to the knowledge of the Company there is not threatened, nor to the knowledge of the Company is there any reasonable basis (as defined below) for, any litigation, action, suit or proceeding to which the Company or any of its subsidiaries is or will be a party in or before or by any court or governmental or regulatory agency or body, except for any litigation, action, suit or proceeding (whether instituted, pending or threatened) involving claims which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. In addition, there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries which would be reasonably expected to have a Company Material Adverse Effect. For purpose of this Section 4.1.11, Section 4.1.16 and Section 4.1.22, “reasonable basis” means the existence of any set of factual circumstances from which a reasonable person would conclude that a claim, suit, investigation or similar proceeding that is recognized under currently applicable United States Law could properly be asserted or commenced.

4.1.12  Changes in Capitalization.   Since August 26, 2006, the Company has not made any changes in the equity interest of the Company Common Stock or Company Preferred Stock including, without limitation, distributions to shareholders, issuances, exchanges or cancellations of Company Common Stock, grants of options with respect to Company Common Stock under existing stock option plans of the Company or adoption of new stock options plans of the Company.

4.1.13  Employee Benefit Plans.

(a)        Section 4.1.13 of the Company Disclosure Letter lists (i) all deferred compensation, pension, profit-sharing and retirement plans, and all bonus, welfare, severance policies and programs and other “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit or stock option, stock ownership, stock appreciation, phantom stock or equity (or equity-based) plans, including individual contracts, severance agreements, employee agreements, consulting agreements with individuals which either involve payment of in excess of $50,000 per year or are not terminable by the Company on 30 days’ notice or less without the payment of amounts in consideration of termination and (ii) all change of control programs, agreements or arrangements, or employee retention agreements, providing the same or similar benefits, whether or not written, participated in or maintained by the Company or with respect to which contributions are made or obligations assumed by the Company in respect of the Company (including health, life insurance and other benefit plans maintained for former employees or retirees). Such plans or other arrangements are collectively referred to herein as “Company Benefit Plans.” Copies of all Company Benefit Plans and related documents, including those setting out the Company’s personnel policies and procedures, and including any insurance contracts, trust agreements or other arrangements under which benefits are provided, as currently in effect, and descriptions of any such plan which are not written have been made available for inspection by Parent. The Company has also made available for inspection by Parent a copy of the summary plan description, if any, for each Company Benefit Plan, as well as copies of any other summaries or descriptions of any such Company Benefit Plans which have been provided to employees or other beneficiaries since January 1, 2001.

(b)        Each Company Benefit Plan is in compliance with, and has been administered in all material respects consistent with, the presently applicable material provisions of ERISA, the Code and state law, including but not limited to the satisfaction of all applicable reporting and disclosure requirements under the Code, ERISA, state law and to the extent applicable, the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act of 1996, as amended. The Company has made all payments to, or in respect of, all Company Benefit Plans as required by the terms of each such plan and no past service funding liability exists thereunder. The Company has filed or caused to be filed with the Internal Revenue Service annual reports on Form 5500 for each Company Benefit Plan attributable to them for all years and periods for which such reports were required and within the time period required by ERISA and the Code, and copies of such reports filed since January 1, 2001 have been made available for inspection by Parent.

(c)        No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any such Company Benefit Plan, and no civil or criminal action brought pursuant to Part 5 of Title I or ERISA is pending or, to the knowledge of the Company, is threatened in writing or orally against any fiduciary of any such plan.

(d)        The Internal Revenue Service has issued a letter for each employee pension benefit plan, as defined in Section 3(2) of ERISA, listed in Section 4.1.13 of the Company Disclosure Letter, determining that such plan is a qualified plan under Section 401(a) of the Code and is exempt from United States federal income tax under Section 501(a) of the Code, and the Company has no knowledge of any occurrence since the date of any such determination letter which has adversely affected such qualification. The Company does not maintain a plan or arrangement intended to qualify under Section 501(c)(9) of the Code.

(e)        Neither the Company nor any entity that is treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”) currently maintains, contributes to or has any liability with respect to any employee benefit plan that is subject to Title IV of

ERISA, nor has previously maintained or contributed to any such plan that has resulted in any liability or potential liability for the Company under said Title IV.

(f)         The Company does not maintain any Company Benefit Plan that provides post-retirement medical benefits (other than benefits which are required by Law), post-employment benefits, death benefits or other post-retirement welfare benefits. With respect to any “welfare benefit plan” of the Company (as defined in Section 3(1) of ERISA) that is self-insured, the aggregate amount of all claims made pursuant to any such plan that have not yet been paid is set forth in the Company Disclosure Letter, together with each individual claim which could result in an uninsured liability in excess of $150,000 per participant or covered dependent.

(g)        Neither the Company nor any Company ERISA Affiliate maintains, nor has contributed since January 1, 2001 to any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. No such employer currently has any liability to make withdrawal liability payments to any multiemployer plan. There is no pending dispute between any such employer and any multiemployer plan concerning payment of contributions or payment of withdrawal liability payments.

(h)        All Company Benefit Plans have been operated and administered in accordance with their respective terms in all material respects and no inconsistent representation or interpretation has been made to any plan participant.

(i)         No Company Benefit Plan maintained by the Company covers or otherwise benefits any individuals other than current or former employees of the Company and its subsidiaries (and their dependents and beneficiaries).

(j)         Each Company Benefit Plan may be amended and terminated in accordance with its terms, and, each such plan provides for the unrestricted right of the Company or any subsidiary of the Company (as applicable) to amend or terminate such Plan.

(k)        The Company and its subsidiaries have no material liability for, under, with respect to or otherwise in connection with any employee benefit plan, which liability arises under ERISA or the Code, by virtue of the Company or any subsidiary being aggregated, with any other person that is a Company ERISA Affiliate, in a controlled group or affiliated service group for purposes of ERISA or the Code.

(l)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its subsidiaries or affiliates (as defined in Rule 12b-2 under the Exchange Act) from the Company or any of its subsidiaries or Affiliates under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits, except as otherwise required by applicable law. As of the date of this Agreement, no individual who is a party to an employment agreement listed in the Company Disclosure Letter or any change of control employment agreement with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

4.1.14  Taxes.   The Company and each of its subsidiaries have timely filed all Tax Returns required to be filed by any of them. All such Tax Returns are correct and complete in all material respects. All Taxes of the Company and its subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for Taxes contested in good faith. The Company does not know of any action, suit, proceeding, audit, claim or assessment proposed, threatened or pending against or with respect to the Company or any of its subsidiaries in respect of any Tax where there is a reasonable possibility of a material adverse determination. The Company and each subsidiary has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the “Code”) and any similar provision of state, local or foreign Law. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and each subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, officers, directors, independent contractors, creditors, shareholders or other third parties, except for such Taxes which individually or in the aggregate are not reasonably expected to result in a Company Material Adverse Effect. The unpaid Taxes of the Company and its subsidiaries for the current taxable period did not, as of the most recent Company Financial Statement, exceed the reserve for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company Financial Statement. Neither the Company nor any of its subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method. Neither the Company nor any of its subsidiaries is a party to or subject to any tax sharing agreement, other than tax sharing agreements among the Company and/or its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement that could obligate it to make any payment that would be a nondeductible expense under Section 162(m) or Section 280G of the Code. Neither the Company nor any of its subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Neither the Company nor any of its subsidiaries has a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and that foreign country. Neither the Company nor any of its subsidiaries owns an interest in a “passive foreign investment company,” as defined in Section 1297 of the Code or a “controlled foreign corporation” as defined in Section 957 of the Code. Neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group, as defined in Section 1504(a) of the Code (other than a group the common parent of which was the Company); and (ii) has liability for the Taxes of any Person, other than the Company or any of its subsidiaries, under (A) Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise. For purposes of this Agreement, (a) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

4.1.15  Title to Assets.   The Company and each of its subsidiaries have good and marketable title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the Company’s August 26, 2006 Balance Sheet or acquired after August 26, 2006 (other than assets disposed of since August 26, 2006 in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, title defects, liens, pledges, encumbrances and restrictions, except for (i) liens for Taxes accrued but not yet payable; (ii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after August 26, 2006, provided that the obligations secured by such liens are not delinquent; (iii) liens on the landlords’ interests in real property leased by the Company as tenant; and (iv) nonconsensual liens that would not reasonably be expected to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a correct and complete list of all real property owned or leased by the Company or a subsidiary of the Company as of the date of this Agreement. The Company and each of its subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where a failure to own or have a valid leasehold interest in a property or asset would not reasonably be expected to have a Company Material Adverse Effect.

4.1.16  Labor and Employment Matters.   Except as set forth in the Company SEC Reports, there are no agreements or arrangements with or on behalf of any officer, director or employee providing for payment or other benefits to such person relating to termination of employment, a change of control of the Company, severance payments or retention bonuses. Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”). There is no existing, or to the Company’s knowledge, pending or threatened, (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of its subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of its subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees. Neither the Company nor any of its subsidiaries has failed to pay when due any wages, bonuses, commissions, benefits, penalties or assessments or other monies that are material in amount, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent, except where such failure to pay is the result of a bona fide good faith dispute by the Company regarding the existence of or amount of such payment obligation. Within the three years prior to the Closing Date, there have been no, and the Company has not received any written threat or indication of any potential, citations, investigations, audits, administrative proceedings or formal charges or complaints of violations of any federal, state or local employment laws which would reasonably be expected to have a Company Material Adverse Effect. This includes, without limitation: any audits or investigations of compliance with the Fair Labor Standards Act or any other wage and hour laws by the Department of Labor or by any other federal, state or local administrative agency; any investigations of compliance with Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other laws prohibiting employment discrimination by the Equal Employment Opportunity Commission or by any other federal, state or local administrative agency; and any complaints or charges filed with the Department of Labor, the Equal Employment Opportunity Commission, any other federal, state or local administrative agency, or any federal or state court against or involving the Company or any of its subsidiaries. In addition, the Company has no knowledge of any reasonable basis (as defined in Section 4.1.11) upon which any current employee, and any employee whose employment with the Company terminated for any reason during the three years prior to the Closing Date, could claim: failure to pay the minimum wage and/or overtime as required by the Fair Labor Standards Act; violation of any other wage and hour laws; violation of any federal, state, or local law prohibiting employment discrimination; and/or failure to provide any leave or accommodation required by any federal, state, or local employment laws.

4.1.17  Real Estate.

(a)        The Company Disclosure Letter sets forth a complete and correct list of all real property (including improvements thereon) owned in fee simple by the Company or any of its subsidiaries as of the date of this Agreement (collectively, the “Company Owned Real Property”). With respect to each such parcel of Company Owned Real Property: (a) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel, other than (i) the Company Leases, or (ii) any rights of way, utility easements or similar agreements that would not reasonably be expected to have a Company Material Adverse Effect; and (b) there are no outstanding rights of first refusal or options to purchase such parcel.

(b)        The Company Disclosure Letter sets forth a list, which is correct and complete in all material respects, of all of the leases and subleases (the “Company Leases”) and each leased and subleased parcel of real property in which the Company or any of its subsidiaries is a tenant, subtenant, landlord or sublandlord as of the date of this Agreement (collectively, the “Company Leased Real Property”), and for each Company Lease indicates: (a) whether or not the consent of and/or notice to the landlord thereunder will be required in connection with the transactions contemplated by this Agreement; (b) its term and any options to extend the term; and (c) the current rent payable (including all occupancy costs other than utilities). The Company (either directly or through a subsidiary) holds a valid and existing leasehold or subleasehold interest or landlord or sublandlord interest (as applicable) in the Company Leased Real Property under each of the Company Leases listed in the Company Disclosure Letter. The Company has made available to Parent true, correct and complete copies of each of the Company Leases, including, without limitation, all amendments, modifications, side agreements, consents, subordination agreements and guarantees. With respect to each Company Lease: (a) the Company Lease is legal, valid, binding, enforceable and in full force and effect; (b) neither the Company (or its applicable subsidiary), nor, to the knowledge of the Company, any other party to the Company Lease, is in any material respect in breach or default under the Company Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default in any material respect by the Company (or such subsidiary) or permit termination, modification or acceleration under the Company Lease by any other party thereto; (c) no event has occurred that would constitute or permit termination, modification or acceleration of the Company Lease or trigger liquidated damages; (d) the Company (or its applicable subsidiary) has performed and will continue to perform all of its obligations in all material respects under the Company Lease; (e) the Company has not, and, to the knowledge of the Company, no third party has, repudiated any material provision of the Company Lease; (f) there are no disputes, oral agreements or forbearance programs in effect as to the Company Lease that would be material to the Company; (g) the Company Lease has not been modified in any respect, except to the extent that such modifications are set forth in the documents previously made available to Parent; and (h) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Company Lease.

(c)        The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property.” To the knowledge of the Company, each parcel of Company Real Property is in material compliance with all existing Laws, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. Section 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all laws with respect to zoning, building, fire, life safety, health codes and sanitation, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have received no notice of, and have no knowledge of, any condition currently or previously existing on the Company Real Property or any portion thereof that may give rise to any violation of, or require any remediation under, any existing Law applicable to the Company Real Property if it were disclosed to the authorities having jurisdiction over such Company Real Property other than those (i) arising in the ordinary course of business or (ii) that would not reasonably be expected to have a Company Material Adverse Effect.

(d)        The Company has not received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Company Real Property, which proceedings would reasonably be expected to have a Company Material Adverse Effect. The Company has not received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the knowledge of the Company, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Company Real Property, which writ, injunction, decree, order or judgment would reasonably be expected to have a Company Material Adverse Effect.

(e)        To the knowledge of the Company, the current use of the Company Real Property does not violate in any material respect any instrument of record or agreement affecting such Company Real Property, and there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Entity having jurisdiction over any of the Company Real Property that affect such Company Real Property or the use or occupancy thereof other than, in each case, those that would not reasonably be expected to have a Company Material Adverse Effect. No damage or destruction has occurred with respect to any of the Company Real Property that would reasonably be expected to have a Company Material Adverse Effect.

(f)         There are currently in effect such insurance policies for the Company Real Property as are customarily maintained with respect to similar properties. Correct and complete copies of all insurance policies maintained by the Company and its subsidiaries with respect to the Company Real Property have been made available to Parent. All premiums due on such insurance policies have been paid by the Company, and the Company will maintain such insurance policies from the date hereof through the Effective Time or earlier termination of this Agreement. The Company has not received any notice or request from any insurance company requesting the performance of, any work or alteration with respect to the Company Real Property or any portion thereof. The Company has received no notice from any insurance company concerning, nor does the Company have any knowledge of, any defects or inadequacies in the Company Real Property that, if not corrected, would result in the termination of insurance coverage or would materially increase its cost.

(g)        All buildings and other improvements included within the Company Real Property (the “Company Improvements”) are, in all material respects, adequate to operate such facilities as currently used, and, to the Company’s knowledge, there are no facts or conditions affecting any of the Company Improvements that would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof, which interference would reasonably be expected to have a Company Material Adverse Effect. With respect to the Company Improvements, the Company has all rights of access that are reasonably necessary for the operation of its business.

(h)        All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Company Real Property Permits”) of all Governmental Entities having jurisdiction over the Company Real Property, the absence of which would be reasonably likely to cause a Company store to cease its operations, have been issued to the Company to enable the Company Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect. The Company has not received, or been informed by a third party of the receipt by it of, any notice that would be reasonably likely to cause a Company store to cease its operations from any Governmental Entity having jurisdiction over the Company Real Property threatening a suspension, revocation, modification or cancellation of any Company Real Property Permit or requiring any remediation in connection with maintaining any Company Real Property Permit.

(i)         Neither the Company nor any of its subsidiaries have any liability of any kind (except for liabilities that may arise as a result of indemnification obligations or in respect of environmental matters) related to the closing of any store with respect to which the Company or any of its subsidiaries terminated its leasehold or subleasehold interest which would individually or in the aggregate have a Company Material Adverse Effect.

(j)         Neither the Company nor any of its subsidiaries is obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Real Property or any portion thereof or interest therein.

4.1.18  Store Information.   For the twelve months ended August 26, 2006, the Company had two (2) stores with negative “Four Wall Cash Contribution”. “Four Wall Cash Contribution” shall mean Store Contribution adjusted for depreciation, amortization of tenant allowances, and the straight-line rent adjustment. “Store Contribution” shall mean the amount by which the revenues for a store during the twelve (12) months ended August 26, 2006 exceed that store’s Operating Expenses. “Operating Expenses” for a store are its rent, occupancy costs (including utilities, common area maintenance and taxes), amortization of tenant allowances, depreciation, employee costs, and advertising and promotional expenses (and in the case of promotional expenses or advertisements in a geographic region for the benefit of multiple stores, a pro rata portion of such promotional and advertising expenses), cost of merchandise sold, shrinkage, freight, credit card fees and other expenses associated with operating the store and do not include pre opening expenses.

4.1.19  Information Technology.

(a)        The Company and its subsidiaries have taken steps consistent with industry practice to maintain the material Company IT Systems (as defined below) in good working condition to perform information technology operations necessary for the conduct of the business of the Company and its subsidiaries as conducted on the date hereof, including as necessary for the conduct of such business as a whole, causing the material Company IT Systems to be generally available for use during normal working hours and performing reasonable back-up procedures in respect of the data critical to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course of business consistent with past practice) as conducted on the date hereof.

(b)        For purposes of this Agreement, “Company IT Systems” shall mean any information technology and computer systems (including computers, software, programs, databases, middleware, servers, workstations, routers, hubs, switches, data communications lines, and hardware) used in the transmission, storage, organization, presentation, generation, processing or analysis of data in electronic format, which technology and systems are necessary to the conduct of the business of the Company and its subsidiaries as conducted on the date hereof.

4.1.20  Off Balance Sheet Liabilities.   Those transactions, arrangements and other relationships specifically identified in the Financial Statements set forth, as of the date hereof, all transactions, arrangements and other relationships between and/or among the Company, any of its affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Company or any of its affiliates.

4.1.21  Environmental.   To the knowledge of the Company:

(a)        The Company and each of its subsidiaries possess, and are in compliance with, all permits, licenses and government authorizations and have filed all notices that are required under local, state and federal Laws relating to protection of the environment, pollution control, product registration and Hazardous Materials (“Environmental Laws”) applicable to the Company, each of its subsidiaries and the Company Real Property, and the Company, each of its subsidiaries and the Company Real Property are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder. As used in this Agreement, the term “Hazardous Materials” means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any of its subsidiaries is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.

(b)        Neither the Company nor any of its subsidiaries has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any similar state or local statute or ordinance from any governmental agency or any third party, and there are no facts or circumstances which would form the basis for the assertion of any claim against the Company or any of its subsidiaries under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

(c)        Neither the Company nor any of its subsidiaries has entered into or agreed to, nor does the Company or any of its subsidiaries contemplate entering into any consent decree or order, and are not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

(d)        Neither the Company nor any of its subsidiaries has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its subsidiaries, its employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any of its subsidiaries of any facility, site, area or property (including, without limitation, any facility, site, area or property currently or previously owned or leased by the Company or any of its subsidiaries) from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air).

(e)        None of the Company Owned Real Property or real property previously owned by the Company or any of its subsidiaries contains any friable asbestos, regulated PCBs or “aboveground storage tanks” or “underground storage tanks”, as such terms are defined in applicable Environmental Laws.

4.1.22  Intellectual Property.

(a)        The Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of each Company Owned Registered Intellectual Property and Company Licensed Intellectual Property with respect to which the Company or its subsidiaries makes annual license payments in cash in excess of $50,000 or in the form of other consideration with a value in excess of $50,000.

(b)        For purposes of this Agreement, (i) “Intellectual Property” means copyrightable works (both registered and unregistered), trademarks and service marks (both registered and unregistered, and all of the goodwill associated therewith), trade names, service names, logos, slogans, trade dress, domain names, patents, patent applications, inventions, proprietary information, trade secrets, technical information, customer information, data, databases, computer programs (in both object code and source code) and program rights, drawings and other similar intangible property rights and interests, arising under the Laws of any applicable jurisdiction, and all documentation relating to any of the above; (ii) “Company Owned

Intellectual Property” means Intellectual Property owned by the Company; (iii) “Company Owned Registered Intellectual Property” means the Company Owned Intellectual Property that is the subject of a patent registration, copyright registration, trademark registration, Internet domain name registration or an application for any of the foregoing; and (iv) “Company Licensed Intellectual Property” means the Intellectual Property licensed to the Company.

(c)        The Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all software, computer programs and databases owned by the Company which have been purchased from third parties, other than third-party software generally commercially available on a “shrink wrap” license or similar basis, that is material to the operation of the Company’s business as currently conducted, except where an inability to use such software, computer program or database would not reasonably be expected to have a Company Material Adverse Effect (the “Company Owned Software”).

(d)        The Company owns (without the making of any payment to others or the obligation to grant rights to others in exchange, and free and clear of all liens, claims, changes, encumbrances or other restrictions of any kind whatsoever) all Company Owned Intellectual Property and Company Owned Software in all material respects necessary to the conduct of its business as presently being conducted and as presently proposed to be conducted, except where such lack of ownership would not reasonably be expected to have a Company Material Adverse Effect. The Company has the right to use all Company Licensed Intellectual Property in all material respects necessary to the conduct of its business as presently being conducted and as presently proposed to be conducted, except where such inability to use the Company Licensed Intellectual Property would not reasonably be expected to have a Company Material Adverse Effect. Within the past three (3) full fiscal years, the Company has not received notice alleging that (x) the Company has violated or is violating any Intellectual Property rights of any other Person or (y) any other Person claims any interest in any Company Owned Intellectual Property or Company Owned Software, except where such allegation or claim would not reasonably be expected to be material to the Company. The Company has no knowledge of any claim or action pending or overtly threatened with respect to Company Owned Intellectual Property or Company Owned Software, and the Company has no knowledge of any reasonable basis (as defined in Section 4.1.11) for any such claim or action, except in each case where such claim or action would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, the Company is not infringing upon or otherwise acting adversely to and has not misappropriated any Intellectual Property owned by any other Person, and the Company has no knowledge of any infringement, improper or unlicensed use by others, or misappropriation of any Company Owned Intellectual Property or Company Owned Software, except in each case where such infringement or misappropriation would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Company is in compliance with all licenses and other agreements pertaining to the Company Owned Intellectual Property, Company Licensed Intellectual Property and Company Owned Software, and such licenses and other agreements are in compliance in all material respects with all applicable Laws in all jurisdictions in which the Company conducts any business operations. The consummation of the transactions contemplated hereby will not alter or impair in any material respect the rights and interests of the Company in the Company Owned Intellectual Property, Company Licensed Intellectual Property or Company Owned Software, and the Surviving Corporation will have the same rights and interests in the Company Owned Intellectual Property, Company Licensed Intellectual Property and Company Owned Software immediately after the Closing as the Company will have immediately prior to the Closing.

4.1.23  Insurance.   Neither the Company nor any subsidiary of the Company has received notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming the Company, any of its subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee and each of the Company and such subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any subsidiary of the Company as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any subsidiary.

4.1.24  Material Contracts.   The Company Disclosure Letter sets forth a list of each of the Material Contracts as of the date of this Agreement. Each Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, the other party thereto, and is valid and enforceable in accordance with its terms and in full force and effect, except where such invalidity or unenforceability would not be material to the Company. The Company is not, and, to the knowledge of the Company, no other party thereto is, in violation or breach of any Material Contract in any material respect, except where such violation or breach would not be material to the Company. The Company has not given to or received from any other person, at any time since August 26, 2006, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

For purposes of this Agreement, “Material Contract” means any contract, arrangement, agreement, indenture, undertaking, debt or other instrument, loan, mortgage, letter of credit, understanding or other commitment, oral or written, to which the Company or any Company subsidiary is a party or by which it is bound or to which any of its property is subject that:

(a)        involves the receipt or expenditure of an amount in excess of $100,000 per agreement year;

(b)        is a joint venture, partnership, or profit sharing agreement that involves or is expected to involve of gross revenues in excess of $100,000 with any other person;

(c)        contains covenants that restrict the business activity of the Company or its subsidiaries or limit the freedom of the Company or its subsidiaries to engage in any line of business or to compete with any person in any material respect;

(d)        is a loan agreement, credit agreement, indenture or other agreement relating to the borrowing of money by the Company or any subsidiary in excess of $100,000;

(e)        is a lease for personal property in which the annual amount of payments by the Company or any subsidiary is in excess of $100,000;

(f)         is a guaranty by the Company or any subsidiary of any obligation of another person;

(g)        is an employment agreement, severance arrangement (oral or written) or other compensation agreement or arrangement with an annual salary in excess of $100,000, and any consulting, management or retainer agreement, contract, arrangement or commitment in excess of $50,000;

(h)        is not terminable on ninety (90) days notice without penalty or obligation to make payments in excess of $100,000 due to termination;

(i)         relates to outstanding subscriptions, options, warrants, rights or privileges, preemptive or contractual to acquire any shares of capital stock of the Company;

(j)         is with an officer, director or affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Company;

(k)        relates in any way to a prior acquisition, disposition, reorganization, exchange, readjustment or succession transaction involving equity securities, assets or group of related assets not in the ordinary course of business, between the Company and any other Person and under which the Company has any obligations or potential liabilities (accrued, unaccrued, contingent, contractual or otherwise) remaining still to be performed or as to which the survival period or statute of limitations, as applicable, has not expired; or

(l)         relates to the ten (10) largest suppliers of goods or materials to the Company or its subsidiaries and is material to the Company’s current business relationship with such supplier.

4.1.25  Absence of Certain Payments.   Neither the Company nor any subsidiary of the Company nor, to the Company’s knowledge, any of its officers, directors, employees or agents acting on its behalf has, in connection with, or otherwise relating to, the operation of the Company’s and its subsidiaries’ business:

(a)        made any bribe, payoff, influence payment, kickback, unlawful material gift or other unlawful payment to (i) obtain favorable treatment in securing business or (ii) to any person in violation of any law, statute, rule, regulation, ordinance, decision, order or other pronouncement having the effect of law of any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political subdivision of any nature of any Governmental Entity (“Law”);

(b)        used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or other persons;

(c)        to the Company’s knowledge, accepted or received any unlawful contributions, payments, gifts or expenditures; or

(d)        taken or omitted to take any action which action or omission would violate the Foreign Corrupt Practices Act of 1977, as amended.

4.1.26  Inventories.   The inventory reflected in the Company’s August 26, 2006 Balance Sheet subject to the inventory reserve at August 26, 2006 is good and merchantable material, of a quality and quantity saleable in the ordinary course of business of the Company and its subsidiaries based on commercial circumstances existing on the date hereof, was acquired by the Company or its subsidiaries in the ordinary course of business and is carried on the books and records of the Company and its subsidiaries in accordance with GAAP consistently applied. Obsolete or defective materials and excess stock items have been set forth or reserved against (which reserves are adequate) in the Company’s Financial Statements.

4.1.27  Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or in any other document to be filed with the SEC or other Government Entity, at the time such document is filed, at any time it is amended or supplemented or at the time it becomes effective, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

4.1.28  Internal Controls.   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (a) maintains disclosure controls and procedures to ensure that material information relating to the Company and its subsidiaries is made known to the management of the Company by others within those entities and (b) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company Board (i) any significant deficiencies in the operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

4.1.29  No Acceleration of Company Options.   No Company Stock Options will accelerate upon the execution of this Agreement or the consummation of the Merger.

4.2        Representations, Warranties and Agreements of Parent.

Parent represents and warrants to the Company as follows:

4.2.1    Organization, Good Standing.   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder.

4.2.2    Subsidiary.   Parent owns all of the issued and outstanding shares of Subsidiary Common Stock. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. All of the issued and outstanding shares of Subsidiary have been validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. There are no outstanding rights, preemptive rights, stocks appreciation rights, redemption rights, repurchase rights, arrangements, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, Subsidiary of any shares of its capital stock, other than as referenced in this Agreement. Since its organization, Subsidiary has conducted no business activities, except such as are related to this Agreement and the performance of its obligations hereunder.

4.2.3    Authority Relative to this Agreement, etc.   Parent has taken all necessary corporate action to approve this Agreement and the performance of its obligations hereunder.

4.2.4    Compliance with other Instruments, etc.   Neither the execution nor delivery of this Agreement by Parent nor Parent’s consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of Parent, (ii) any agreement, mortgage, indenture, license, permit, lease or other instrument material to Parent and its subsidiaries taken as a whole, or (iii) any judgment, decree, order, or any material law or regulation of any governmental agency or authority in the United States by which Parent or any of its subsidiaries is bound, except, with respect to clauses (ii) and (iii) above, where the conflict, violation or default, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.2.5    Governmental and other Consents, etc.   Subject to any required filing with the U.S. Department of Justice or the Federal Trade Commission, including any necessary approvals under the HSR Act, no material consent, approval or authorization of or designation, declaration or filing with any Governmental Entity on the part of Parent is required in connection with the execution or delivery by Parent of this Agreement or the consummation of the transactions by Parent contemplated hereby other than (i) filings in the State of Minnesota in accordance with the MBCA and (ii) filings with the SEC and any applicable national securities exchange.

4.2.6    Information Supplied.   None of the information supplied or to be supplied by Parent or Subsidiary for inclusion or incorporation by reference in any document filed with the SEC, including the Proxy Statement, at the time such document is filed, at any time it is amended or supplemented, contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

4.2.7    No Broker.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Subsidiary other than as has been identified to the Company.

4.2.8    Financing.   Parent has the funds, either from its available cash and cash equivalents or from borrowings under its existing credit facilities, necessary to consummate the transactions contemplated hereby, including the Merger.

4.3        Representations and Warranties of Subsidiary.

Subsidiary represents and warrants to the Company as follows:

4.3.1    Organization, Good Standing, Capitalization.   Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with all requisite corporate power and authority to carry on the business to be conducted by it prior to the Effective Time and to enter into this Agreement and perform its obligations hereunder. The capitalization of Subsidiary on the date hereof is as set forth in the recitals of this Agreement. All of such issued and outstanding shares have been validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. There are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from, or the sale or issuance by, Subsidiary of any shares of its capital stock, other than in connection with this Agreement.

4.3.2    Business of Subsidiary.   Except as described herein, since its organization, Subsidiary has not engaged in any business activities, entered into any transactions or incurred any liabilities whatsoever except such as are related to the transactions contemplated by this Agreement. Subsidiary has no subsidiaries.

4.3.3    Authority Relative to this Agreement, etc.   Subsidiary has taken all necessary corporate action to approve this Agreement and the Merger and the performance of its obligations hereunder.

4.3.4    Compliance with Other Instruments, etc.   Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, the Articles of Incorporation or Bylaws of Subsidiary or any judgment, decree, order, or any material law or regulation by which Subsidiary is bound or affected.

4.3.5    Governmental and other Consents, etc.   Subject to any required filing with the U.S. Department of Justice or the Federal Trade Commission, including any necessary approvals under the HSR Act, no material consent, approval or authorization of or designation, declaration or filing with any Governmental Entity on the part of Subsidiary is required in connection with the execution or delivery by Subsidiary of this Agreement or the consummation of the transactions by Subsidiary contemplated hereby other than (i) filings in the State of Minnesota in accordance with the MBCA and (ii) filings with the SEC and any applicable national securities exchange.

5.        COVENANTS.

5.1        Covenants of the Company.

The Company agrees that prior to the Effective Time:

5.1.1    Reasonable Best Efforts.   The Company shall use its reasonable best efforts to obtain all consents and authorizations of third parties, to make all filings, and to give all notices to third parties, which may be necessary or reasonably required on the part of the Company in order to effect, or in connection with, the transactions contemplated by this Agreement, including but not limited to the Proxy Statement and all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the transaction under the HSR Act and will use its reasonable best efforts to aid Parent and Subsidiary in obtaining, making or giving consents, authorizations, filings and/or notices which may be necessary or reasonably required on the part of Parent or Subsidiary in order to effect, or in connection with, the transactions contemplated by this Agreement.

5.1.2    Shareholder Meeting.   The Company shall take, in accordance with applicable law and the Company’s Articles of Incorporation and Bylaws, as amended and restated, all action necessary to duly call, give notice of, convene and hold as soon as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC the Special Shareholders Meeting to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, as well as any other matters required to be approved by the Company’s shareholders for consummation of the Merger unless this Agreement shall have been terminated in accordance with its terms.

5.1.3    Preparation of Proxy Statement.   As promptly as practicable after the date hereof, Company shall prepare and clear with the SEC the Proxy Statement and any other filings required under the Exchange Act, the Securities Act or any other federal laws relating to the transactions contemplated hereby. The Company shall use its reasonable best efforts to have the definitive Proxy Statement promptly mailed to the Company’s shareholders as soon as is practicable following all necessary responses to SEC comments. The Company shall cooperate with Parent with respect to preparation and review of the Proxy Statement as set forth in Section 2.2.3. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld or delayed.

5.1.4    Maintenance of Properties.   The Company will, and will cause each of its subsidiaries to, maintain all of its and their respective properties in customary repair, order and condition, reasonable wear and use and damage by fire or other casualty excepted, and will maintain, and will cause each of its subsidiaries to maintain, insurance upon all of its and their properties and with respect to the conduct of its and their businesses in amounts and kinds comparable to that in effect on the date of this Agreement.

5.1.5    Access to Information.   Until the Effective Time or until the abandonment of the Merger as permitted by this Agreement, the Company will give to Parent and its representatives full access, during normal business hours and upon reasonable notice, to all properties, operations, books, contracts, documents and records of it and each of its subsidiaries, and will furnish to Parent such financial and other information concerning it and each of its subsidiaries as its representatives may from time to time reasonably request, for the purpose of verifying the accuracy of the representations and warranties made by the Company in this Agreement, verifying the performance of the covenants made by the Company in this Agreement, or verifying the satisfaction of the closing conditions.

5.1.6    Conduct of Business.   The Company and each of its subsidiaries will not engage in any transaction out of the ordinary course of their respective businesses consistent with past practice, except as specifically contemplated by this Agreement. The Company will use its reasonable best efforts to preserve its business and the business of each of its subsidiaries, including maintaining (i) the employment of key employees, and (ii) existing relations with material suppliers, distributors, creditors, lessors, licensors, licensees, agents, employees, business associates and others having material business dealings with them, except that the Company may take, or refrain from taking, any particular action with respect to the foregoing Persons in the ordinary course of business so long as the Company’s and its subsidiaries’ ongoing businesses shall not thereby be impaired in any material respect at the Effective Time. Except as set forth in the Company Disclosure Letter, the Company and each of its subsidiaries shall not, without the prior written consent of Parent:

(a)        change its fiscal year or, except as required by GAAP, make any changes in accounting methods, principles or practices (including tax accounting principles and practices);

(b)        extend, modify, terminate, amend or enter into any contract with any affiliate of the Company, except contracts solely between or among the Company and any of its wholly owned subsidiaries;

(c)        settle any legal proceedings, whether now pending or hereinafter made or brought, except settlements solely with respect to money damages in an amount up to $500,000 individually and $2,000,000 in the aggregate that do not contain (i) any restrictions on the conduct of the Company’s or any of its subsidiaries’ business and (ii) any factual or legal admission by or with respect to the Company or any of its subsidiaries or any adverse statement with respect to the character, due care, loyalty or reputation of the Company or any of its subsidiaries or any action or inaction by the Company or any of its subsidiaries;

(d)        sell, lease, license, abandon, transfer, dispose of, or grant rights under any Company Owned Intellectual Property, Company Owned Registered Intellectual Property or Company Licensed Intellectual Property or materially modify any existing rights with respect thereto, except in the ordinary course of business consistent with past practice; and

(e)        enter into any agreements to acquire or acquire (other than pursuant to agreements existing on the date hereof) Company Owned Real Property or enter into any Company Leases (other than pursuant to agreements or understandings existing on the date hereof and/or Company Leases entered into in the ordinary course of business consistent with past practice that are contemplated by the Company’s current fiscal 2008 and 2009 store opening plan, a copy of which has separately been provided to Parent);

(f)         amend or authorize any amendment to or modification of its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws;

(g)        terminate, modify or amend any Material Contract, except in the ordinary course of business and not involving a material increase in liability or material reduction in revenue;

(h)        mortgage, pledge or grant a security interest in any assets, tangible or intangible, other than purchase money liens in the ordinary course of business and liens arising under existing credit agreements;

(i)         enter into any contract or agreement other than in the ordinary course of business (which shall be deemed to include new store openings contemplated by Section 5.1.6(e) above) that authorizes expenditures for any capital or acquisition (including without limitation any acquisition of any corporation, partnership or other business enterprise or division thereof) in excess of $75,000 individually or $500,000 in the aggregate;

(j)         except to the extent required under existing Company Benefit Plans, as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any employee, officer, director or consultant of the Company (other than increases in compensation in the ordinary course of business and with respect to officers and directors, only to the extent the applicable agreement, plan or arrangement is described in the Company’s Form 10-K for the fiscal year ended February 26, 2006 as supplemented by the Company’s Form 10-Q for the quarter ended August 26, 2006), (ii) grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any material employment, consulting or severance agreement or arrangement with, any officer, employee, director or consultant of the Company, or (iii) establish, adopt, enter into or materially amend or terminate any Company Benefit Plan, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any officer, employee, director or consultant of the Company; or

(k)        agree, whether in writing or otherwise, to do any of the foregoing.

5.1.7    Capital Stock.   Between the date hereof and the Effective Time, except as specifically contemplated by this Agreement, neither the Company nor any of its subsidiaries will (i) make any changes in its authorized capital stock, (ii) issue any stock options, warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) declare or pay any stock dividend or effect any recapitalization, split-up, combination, exchange of shares or other reclassification in respect of its outstanding shares of capital stock, (iv) issue, transfer, sell or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock) except Company Common Stock issuable upon the exercise of stock options previously granted pursuant to existing Company Option Plans and Warrants outstanding on the date hereof, (v) purchase or otherwise acquire for consideration any outstanding shares of its capital stock, or (vi) declare, pay or set apart for payment in respect of its capital stock any dividends or other distribution or payments or make any other distributions with respect to shares of its capital stock.

5.1.8    No Solicitations.

(a)        During the period beginning on the date of this Agreement and continuing until 12:01 a.m. local Minneapolis, Minnesota time on the twenty-first (21st) calendar day after the date of this Agreement (the “Solicitation Period End Date”), the Company and its subsidiaries, and their respective officers, directors and employees, and any investment banker, financial advisor, attorney or other representative of them (such individuals, the “Representatives”) shall be permitted to, with respect to no more than eight (8) Persons (each such Person, an “Excluded Person”), solicit, engage in discussions or negotiate, or take any other action intended or designed to facilitate (including by way of furnishing information, subject to furnishing the same information to Parent, and subject also to execution of a customary confidentiality agreement, the benefits and terms of which, if more favorable than the confidentiality agreement in place with Parent, shall be extended to Parent) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined). Subject to the preceding sentence and Section 5.1.8(b), until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 7.1 hereof, the Company shall not, nor shall it authorize or permit any Company subsidiaries to, and the Company shall direct and use its reasonable best efforts to cause the Representatives of the Company or any Company subsidiary not to, directly or indirectly, (i) solicit, engage in discussions or negotiate, or take any other action intended or designed to facilitate (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined) or (ii) enter into any agreement with respect to a Takeover Proposal. On the Solicitation Period End Date, the Company shall immediately terminate any pending discussions or negotiations regarding any Takeover Proposal (other than with Parent or Subsidiary or their respective affiliates or any of their representatives) and the provisions of Section 5.1.8(b) shall govern all aspects of any discussions and/or negotiations related to any Takeover Proposal after such date. Any violation of the restrictions set forth in this Section 5.1.8(a) by any Representative of the Company or any Company subsidiary, whether or not such Person is purporting to act on behalf of the Company or any Company subsidiary or otherwise shall be deemed to be a breach of this Section 5.1.8(a) by the Company.

(b)        Notwithstanding anything to the contrary contained in Section 5.1.8(a), if at any time until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 7.1 hereof (i) the Company receives an unsolicited Takeover Proposal from any Person (excluding any Person who is an Excluded Person) that, in the good faith judgment of the Company Board, is a Superior Proposal (as hereinafter defined) or could reasonably be expected in the good faith judgment of the Company Board to result in a Superior Proposal, (ii) the Company receives a Takeover Proposal from an Excluded Person that, in the good faith judgment of the Company Board, on its face is a Superior Proposal, or (iii) the Company Board determines in good faith that the failure to take some action could cause the Company Board not to satisfy the fiduciary duties of the Company Board as such duties would exist under applicable Law in the absence of this Section 5.1.8, then the Company may (A) furnish information to such Person and (B) negotiate or otherwise engage in substantive discussions with such Person; provided, that prior to furnishing any information to such Person with respect to the Company or its subsidiaries such Person shall sign a customary confidentiality agreement, the benefits of the terms of which, if more favorable than the confidentiality agreement in place with Parent, shall be extended to Parent; provided, further, that any information furnished to such Person will be furnished to Parent as well. The Company must promptly (and in any event within 48 hours) notify Parent in writing if the Company, its subsidiaries or Representatives furnish information to any Person pursuant to this Section 5.1.8(b) (such notice to include the identity of such Persons) or intends to negotiate or otherwise engage in discussions permitted by this Section 5.1.8(b).

(c)        Except as expressly permitted by this Section 5.1.8(c), neither the Company Board, nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Subsidiary, the approval or recommendation by the Company Board or any such committee of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, to be considered at the Special Shareholders Meeting, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) approve any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal. Notwithstanding the foregoing, in the event that the Company Board in good faith determines (after consultation with an independent financial advisor and legal counsel) that a Takeover Proposal constitutes a Superior Proposal, then the Company Board may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, to be considered at the Special Shareholders Meeting. In such an event, the Company Board may (subject to this sentence) approve or recommend such Superior Proposal or terminate this Agreement (and concurrently with such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to such Superior Proposal), but only after providing Parent at least three (3) business days prior written notice advising it that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. Notwithstanding anything to the contrary set forth herein, (i) actions by the Company Board permitted under Section 5.1.8 shall not be deemed to be a withdrawal or modification of the Company Board’s approval or recommendation of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and (ii) a “stop-look-and-listen” communication of the nature contemplated in Rules 14d-9(f) under the Exchange Act with respect to an unsolicited tender offer or exchange offer that constitutes a Takeover Proposal, without more, shall not be deemed to be any such withdrawal or modification if, within the period contemplated by Rule 14e-2 under the Exchange Act, the Board of Directors of the Company shall publicly confirm such approval and recommendation and recommend against the acceptance of such tender offer or exchange offer by the shareholders of the Company. Nothing contained in this Section 5.1.8 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under this Exchange Act or from making any required disclosure to the Company’s shareholders.

(d)        For purposes of this Agreement a “Superior Proposal” shall mean a written proposal from a credible third party regarding the acquisition of substantially all the capital stock of the Company, a merger, tender or exchange offer, consolidation or other business combination with the Company or a sale of substantially all the assets of the Company, which proposal (i) is on terms that the Company Board determines in its good faith judgment after consultation with an independent financial adviser of nationally recognized reputation to be more favorable to the Company’s shareholders (in their capacities as shareholders) from a financial point of view than the Merger and the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger); (ii) is reasonably capable of being completed on the terms proposed, taking into account all financial (including taking into account any financing required to consummate the transaction contemplated by the Takeover Proposal), regulatory, legal and other aspects of such proposal, including the likelihood that such transaction will be consummated; and (iii) was not solicited by or on behalf of the Company in violation of Section 5.1.8(a).

(e)        As used in this Agreement, “Takeover Proposal” shall mean any tender or exchange offer or proposal for a merger, consolidation or other business combination involving the Company or any subsidiary of the Company or any proposal or offer to acquire in any manner at least a fifteen percent (15%) equity interest in, or ownership of at least fifteen percent (15%) of the assets of, the Company or its subsidiaries other than the transactions contemplated by this Agreement.

5.1.9    Limitation on New Indebtedness.   Neither the Company nor any subsidiary of the Company will create or incur any indebtedness other than (a) current liabilities incurred in the ordinary course of business consistent with past practice, and (b) borrowings of amounts available under that Loan and Security Agreement, dated October 20, 2004, between Wells Fargo Retail Finance, LLC and the Company, as the same may be amended following the date of this Agreement; provided, however, that all such borrowings must either be (x) for use in the ordinary course of business consistent with past practice, or (y) reasonably necessary to enter into any real property agreements or arrangements permitted by Section 5.1.6(e); provided further, that such borrowings may not exceed, in the aggregate, $30,000,000.

5.1.10  Tax Matters.   The Company and each subsidiary of the Company will continue to file when due all federal, state, local, foreign and other tax returns, reports and declarations required to be filed by them, and will pay or make full and adequate provision for the payment of all taxes and governmental charges due or payable by them. The Company or any of its subsidiaries shall not intentionally cause, without reasonable prior notice to Parent, adopt or change any method of accounting (for tax purposes), enter into any closing agreement, settle or compromise any claim or assessment for or with respect to Taxes or consent to any extension or waiver of any statute or limitation applicable to any claim or assessment with respect to any Tax.

5.1.11  Section 16(b).   The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer (as defined in Rule 16a-1 promulgated under the Exchange Act) of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act or otherwise permitted pursuant to Section 16(b) of the Exchange Act.

5.1.12  Notification of Certain Matters.   The Company shall promptly notify Parent in writing of (a) any event or occurrence that is a Company Material Adverse Effect and (b) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets. The Company shall promptly notify Parent in writing of (i) any representations or warranties made by the Company contained in this Agreement becoming untrue or inaccurate in any respect which would be material to the Company and its subsidiaries taken as a whole and (ii) any failure of the Company to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.2        Covenants of Parent.

Parent agrees that prior to the Effective Time:

5.2.1    Reasonable Best Efforts.   Parent shall use its reasonable best efforts to obtain all consents and authorizations of third parties, to make all filings, and to give all notices to third parties, which may be necessary or reasonably required on the part of Parent in order to effect, or in connection with, the transactions contemplated by this Agreement, including but not limited to all requisite approvals or termination of applicable waiting periods for the transaction under the HSR Act.

5.2.2    Indemnification and Insurance.

(a)        For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company with respect to the Company’s present and former directors and officers (the “Indemnified Parties”) pursuant to the indemnification provisions under the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws as in effect on the date hereof, and will indemnify the Indemnified Parties with respect to all such obligations of the Company. The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b)        For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall, at their election, either (i) maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms no less favorable to those currently applicable to the directors and officers of the Company, or (ii) obtain, or permit the Company to obtain, a six (6) year “tail” insurance policy that provides coverage no less favorable than the coverage currently provided under the Company’s directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s  directors’ and officers’ liability insurance policy on terms no less favorable to those applicable to the directors and officers of the Company.

(c)        This Section 5.2.2 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation, and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

5.2.3    Benefit Plans and Assumed Options.

(a)        At and following the Effective Time and except to the extent that any such performance is prohibited under applicable regulatory rule or order or by reason of the absence of regulatory approval or consent, Parent shall cause, and the Surviving Corporation shall, perform, in accordance with their terms, all legally binding contractual obligations of the Company and its subsidiaries owed to current and former employees of the Company and its subsidiaries and current and former directors of the Company and its subsidiaries existing as of the Effective Time, provided all such contractual obligations are listed on Section 5.2.3 of the Company Disclosure Letter. For a period of one (1) year after the Closing Date, Parent shall either (i) cause the Surviving Corporation to continue to sponsor and maintain the Company Benefit Plans, or (ii) provide benefits to the employees of the Company who continue to be employed by the Surviving Corporation (the “Company Employees”) and their eligible dependents under employee benefit plans, programs, policies or arrangements that in the aggregate are no less favorable than those benefits provided to the Company Employees and their eligible dependents by the Company immediately prior to the Closing. Except to the extent necessary to avoid duplication of benefits, Parent shall recognize (or cause to be recognized) service with the Company and any predecessor entities for purposes of vesting, eligibility to participate, severance and vacation accrual under employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any subsidiary of Parent, if any, in which the Company Employees are eligible to participate following the Closing. If Parent offers health benefits to the Company Employees or their eligible dependents under a group health plan that is not a Company Benefit Plan that was in effect on the Closing Date, Parent shall (x) waive any pre-existing condition exclusion under such group health plan to the extent coverage existed for such condition under the corresponding Company Benefit Plan covering such Company Employee or eligible dependent on the Closing Date, and (y) credit each Company Employee and eligible dependent with all deductible payments and co-payments paid by such Company Employee or eligible dependent during the current plan year under any Company health plan covering such Company Employee or eligible dependent prior to the Closing Date for purposes of determining the extent to which any such Company Employee or eligible dependent has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health plan for such plan year.

(b)        For a period of one (1) year after the Closing Date, Parent shall cause the Surviving Corporation to maintain any severance pay plan, practice or policy of the Company in effect as of the Closing Date on terms no less favorable to any person employed by the Company on the Closing Date than the terms of such plan, practice or policy on the date of this Agreement. Parent shall cause the Company to pay to any person employed by the Company on the Closing Date who becomes eligible to receive a severance payment under such severance pay plan, practice or policy of the Company at any time after the Closing Date and prior to the first anniversary thereof an amount equal to the greater of (x) the severance amount payable to such employee under such severance pay plan, practice or policy of the Company, and (y) the severance amount that would be payable to a comparable employee of Parent under Parent’s severance program then in effect.

(c)        Nothing in this Section 5.2.3 shall be construed as giving any employee of the Company any right to continued employment after the Closing Date.

(d)        As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Assumed Options and all other shares of Parent common stock to be issued or reserved for issuance under the Company Option Plans. The Parent shall use its commercially reasonable efforts to keep such registration statement effective (and its commercially reasonable efforts to maintain the current status of the prospectus or prospectuses required thereby) at least for so long as any Assumed Options or any options or shares of stock granted under any Company Option Plans after the Effective Time may remain outstanding. As soon as practicable after the Effective Time, Parent shall cause the Surviving corporation to deliver to the holders of Assumed Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Option Plans and the agreements evidencing the numbers of shares of Parent common stock issuable pursuant to the Assumed Options.

(e)        Subject to applicable Law and the Parent’s existing contractual obligations, if the holders of the Assumed Warrants elect to have such warrant(s) assumed by Parent, as soon as practicable following the Effective Time, Parent shall enter into a customary registration rights agreement with the holders of the Assumed Warrants in a form that is on substantially the same terms as the registration rights agreement that is in effect on the date hereof between the Company and the Assumed Warrant holder(s), a copy of which has been made available to Parent.

5.2.4    Company Headquarters.   Parent agrees that it shall keep and maintain the Company’s headquarters, located at 7275 Flying Cloud Drive, Eden Prairie, Minnesota, for a period of not less than twenty-four (24) months following the Effective Time.

5.2.5    Notification of Certain Matters.   Parent shall promptly notify the Company in writing of (a) any representations or warranties made by Parent or Subsidiary contained in this Agreement becoming untrue or inaccurate in any respect which would be material to the Parent and its subsidiaries taken as a whole and (ii) any failure of Parent or Subsidiary to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.3        Covenants of Subsidiary.

Subsidiary agrees that prior to the Effective Time:

5.3.1    No Business.   Subsidiary will not engage in any business activities or enter into any transaction whatsoever except such as are related to this Agreement and the performance of its obligations hereunder.

5.3.2    Reasonable Best Efforts.   The Subsidiary shall use its reasonable best efforts to obtain all consents and authorizations of third parties, to make all filings, and to give all notices to third parties, which may be necessary or reasonably required on the part of Subsidiary in order to effect, or in connection with, the transactions contemplated by this Agreement.

6.                              CONDITIONS TO CLOSING; ABANDONMENT AND TERMINATION.

6.1        Conditions to the Company’s Closing and Its Right to Abandon.

The Company shall not be required to close the Merger if any of the following shall not be true or shall not have occurred or shall not have been waived in writing by the Company at the Closing:

6.1.1    Accuracy of Representations and Warranties.   The representations and warranties of Parent and Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent pursuant to this Agreement (disregarding all materiality or Parent Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be so true and correct does not have, and is not reasonably expected to have, a Parent Material Adverse Effect.

6.1.2    Performance of Agreement.   Parent and Subsidiary each shall have in all material respects performed all its obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to the Effective Time.

6.1.3    Officer’s Certificate.   The Company shall have received a certificate of the President or any Vice-President of each of Parent and Subsidiary, dated as of the Closing Date, certifying as to the fulfillment of the matters mentioned in Sections 6.1.1 and 6.1.2.

6.1.4    HSR Act.   The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

6.1.5    Shareholder Approval.   This Agreement and the transactions contemplated hereby, including the Merger, shall have been adopted and approved by the requisite vote or consent of the shareholders of the Company in accordance with applicable Law.

6.1.6    No Action by Governmental Entity.   (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order or Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, provided that the Company may not invoke the condition set forth in Section 6.1.6(ii) unless and until it has used all commercially reasonable efforts to have such action, suit or proceeding dismissed.

6.2        Conditions to Parent’s and Subsidiary’s Closing and Right of Parent and Subsidiary to Abandon.

Parent and Subsidiary shall not be required to close the Merger if any of the following shall not be true or shall not have occurred or shall not have been waived in writing by Parent and the Subsidiary at the Closing:

6.2.1    Accuracy of Representations and Warranties.   The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant to this Agreement (disregarding all materiality or Company Material Adverse Effect, qualifications and exceptions or any similar standard or qualification contained therein) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties either singularly or in the aggregate to be so true and correct does not have, and is not reasonably expected to have, a Company Material Adverse Effect.

6.2.2    Performance of Agreement.   The Company shall have performed in all material respects all of its obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it prior to the Effective Time.

6.2.3    HSR Act.   The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

6.2.4    Shareholder Approval.   This Agreement and the transactions contemplated hereby, including the Merger, shall have been adopted and approved by the requisite vote or consent of the shareholders of the Company in accordance with applicable Law.

6.2.5    Officer’s Certificate.   Parent and Subsidiary shall have received a certificate of the President or any Vice-President of the Company, dated as of the Closing Date, certifying as to the fulfillment of the matters mentioned in Section 6.2.1 and 6.2.2.

6.2.6    Dissenting Shares.   The aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have properly exercised appraisal rights or properly provided notice of the intention to exercise appraisal rights in accordance with the MBCA Dissenters’ Rights shall constitute less than fifteen percent (15%) of the Company Outstanding Shares.

6.2.7    No Action by Governmental Entity.   (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order or Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or places or imposes any material limitations on the Parent, Subsidiary or Surviving Corporation’s ability to acquire, hold or derive the benefits of  the business or the properties of the Company and its subsidiaries or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation, provided that Parent and Subsidiary may not invoke the condition set forth in Section 6.2.8(ii) unless and until they have used all commercially reasonable efforts to have such action, suit or proceeding dismissed.

7.                              TERMINATION.

7.1        Terms.

This Agreement may be terminated at any time prior to the Effective Time, whether or not the shareholders of the Company have approved the Merger, only as provided below:

(a)        if the Merger shall not have occurred on or before 5:00 p.m., local Minneapolis, Minnesota time, on April 27, 2007, by either Company, Subsidiary or Parent; provided, however, that the right to terminate this Agreement pursuant to this subsection (a) of Section 7.1 shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(b)        by the mutual agreement of the Boards of Directors of Parent, Subsidiary and the Company pursuant to resolutions adopted by such Boards;

(c)        by either Parent or Subsidiary on the one hand, or the Company, on the other, if consummation of the Merger would violate any final, non-appealable order, decree or judgment of any United States court or other tribunal of competent jurisdiction;

(d)        by either Parent or Subsidiary on the one hand, or the Company, on the other, if, at the Company’s Special Shareholders Meeting duly convened to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, or at any adjournment or postponement thereof, the Company’s shareholders shall not have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger;

(e)        by Parent or Subsidiary, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the condition set forth in Section 6.2.1 or Section 6.2.2, as applicable, and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (a “Company Material Breach”) (provided that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement and provided that, if such breach is curable through the exercise of the Company’s reasonable best efforts, this Agreement may not be terminated hereunder for so long as the Company is so using its reasonable best efforts to cure such breach);

(f)         by the Company in accordance with Section 5.1.8(c), provided that it has complied with all provisions contained in Section 5.1.8, including the notice provisions therein, and that it complies with the requirement to pay the Termination Fee (as hereinafter defined) pursuant to Section 8.1;

(g)        by the Company, if Parent or Subsidiary shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the condition set forth in Section 6.1.1 or Section 6.1.2, as applicable, and (B) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (a “Parent Material Breach”) (provided that Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement and provided that, if such breach is curable through the exercise of Parent’s or Subsidiary’s reasonable best efforts, this Agreement may not be terminated hereunder for so long as Parent or Subsidiary is so using its reasonable best efforts to cure such breach);

(h)        by either Parent or Subsidiary if (i) the Board of Directors of the Company (or, if applicable, any committee thereof) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or the matters to be considered at the Special Shareholders Meeting or approved or recommended any Takeover Proposal in respect of the Company other than the Merger and transactions contemplated by this Agreement or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

(i)         by Parent or Subsidiary, if the Company or any of its Representatives shall take any of the actions proscribed by Section 5.1.8 but for the exceptions therein described.

(j)         by the Company, if Parent has not caused Subsidiary to deposit with the Paying Agent the Exchange Fund prior to the Closing.

7.2        Effect of Termination.

If the Merger is abandoned and this Agreement is terminated as provided in Section 7.1, this Agreement (except Article 8) shall forthwith become wholly void and of no effect, and neither Parent, Company or Subsidiary shall have any liability to any other party hereunder (other than for the payment of any termination fee and expenses pursuant to Article 8).

8.                              TERMINATION FEE AND EXPENSES.

8.1        Termination Fee.

(a)        In the event that this Agreement is terminated by either the Company or Parent or Subsidiary pursuant to Section 7.1(f), 7.1(h) or 7.1(i), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $8,000,000 (the “Termination Fee”) by wire transfer of same day funds.

(b)        In the event that  this Agreement is terminated by either the Company or Parent or Subsidiary pursuant to Section 7.1(a), 7.1(d), or 7.1(e) and if (x) at the time of such termination a Takeover Proposal shall have been made known to the Company or has been made directly to the Company’s shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and in each such case such Takeover Proposal shall not have been withdrawn and (y) within twelve (12) months after such termination the Company enters into an agreement with respect to such Takeover Proposal or such Takeover Proposal is consummated (it being understood that in the event the Board of Directors of the Company recommends acceptance by the shareholders of the Company of a tender offer with respect to such Takeover Proposal, such recommendation shall be treated as though an agreement with respect to such Takeover Proposal had been entered into on such date), then the Company shall pay Parent the Termination Fee by wire transfer of same day funds not later than the date such agreement is entered into (or, if no agreement is entered into, the date such transaction is consummated).

(c)        The Company acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Subsidiary would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.1, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.1, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of PNC Bank, National Association in effect on the date such payment was required to be made.

8.2        Costs and Expenses.

Except as set forth below, and except for the filing fee associated with pre-merger notification required under the HSR Act (which will be split equally between the parties), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of Parent and the Company shall pay, with its own funds, any and all property or transfer taxes imposed on such party.

8.2.1    Certain Terminations by Company.   If this Agreement is terminated by the Company pursuant to Section 7.1(g) or 7.1(j), Parent will reimburse upon demand therefor Company for all of the out-of-pocket expenses incurred by Company (including without limitation reasonable legal fees and expenses) up to an amount not to exceed $2,000,000.

8.2.2    Certain Terminations by Parent or Subsidiary.   If this Agreement is terminated by Parent or Subsidiary pursuant to Section 7.1(e) and a Takeover Proposal has not been made prior to the time of such termination, or has been made and withdrawn prior to the date of termination, Company will reimburse upon demand therefor Parent and Subsidiary for all of the out-of-pocket expenses incurred by Parent or Subsidiary (including without limitation reasonable legal fees and expenses) up to an amount not to exceed $2,000,000.

9.                              MISCELLANEOUS.

9.1        Certification of the Company’s Shareholder Votes, etc.

Prior to the Effective Time, the Company shall deliver to Parent and Subsidiary a certificate of its transfer agent and the inspector of elections at the Special Shareholders Meeting setting forth (a) the number of shares of its capital stock outstanding and entitled to vote on the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, (b) the number of votes cast by the holders of such shares of capital stock and (c) the number of votes cast in favor of and against the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger.

9.2        Termination of Covenants, Representations and Warranties.

Except as otherwise expressly set forth therein, the respective covenants, representations and warranties of the parties hereto contained in Articles 4 and 5 hereof shall expire and be terminated and extinguished upon the effectiveness of the Merger, and none of the parties hereto shall thereafter be under any liability whatsoever with respect to such covenants, representations, and warranties. This Section 9.2 shall have no effect upon any other obligations hereunder of any of the parties hereto whether to be performed before or after the effectiveness of the Merger.

9.3        Execution in Counterparts.

For the convenience of the parties, this Agreement and any amendments, supplements, waivers and modifications may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

9.4        Waivers and Amendments.

Prior to the Effective Time, this Agreement may be amended, modified and supplemented in writing by the parties hereto and any failure of any of the parties hereto to comply with any of its obligations, agreements or conditions as set forth herein may be expressly waived in writing by the other parties hereto.

9.5        Confidentiality.

The Company and Parent will abide by the terms of that certain confidentiality letter agreement dated March 29, 2006, as amended on October 31, 2006, between the Company and Parent.

9.6        Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt when delivered by hand against receipt, telecopied (upon confirmation of receipt thereof) or mailed, certified or registered mail, return receipt requested, postage prepaid:

To the Company:

Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, MN  55344
Telecopy Number:  (952) 941-8846
Attention:  Randall K. Zanatta, President and Chief Executive Officer

with a copy to:

John R. Houston, Esq.
Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, MN  55402
Telecopy Number:  (612) 339-4181

To Parent or the Subsidiary:

Dick’s Sporting Goods, Inc.
300 Industry Drive
RIDC Park West
Pittsburgh, PA  15275
Telecopy Number:  (724) 490-1394
Attention:  William R. Newlin, Executive Vice President and Chief Administrative Officer

with copies to:

Lewis U. Davis, Jr., Esq.
Jeremiah G. Garvey, Esq.
Buchanan Ingersoll & Rooney PC
301 Grant Street, 20th Floor
One Oxford Centre
Pittsburgh, PA  15219
Telecopy Number:  (412) 562-1041

or to such other address as specified in a notice given in like manner.

9.7        Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.

This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and, except as otherwise expressly set forth in Section 5.2.2(c) hereof, is not intended to confer upon any Person other than the parties hereto or thereto any rights or remedies hereunder or thereunder.

9.8        Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to any applicable conflicts of law.

9.9        No Remedy in Certain Circumstances.

Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to damages for a breach hereof resulting from such holding or order.

9.10     Publicity.

Except as otherwise required by law or the rules of the SEC, NYSE (with respect to Parent) or NASDAQ (with respect to the Company), for so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of their respective subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed by each of the Constituent Corporations and Parent, all on the date first above written.

DICK’S SPORTING GOODS, iNC.
Attest:	/s/ WILLIAM R. NEWLIN	By:	/s/ WILLIAM R. NEWLIN
Name:	William R. Newlin	Name: William R. Newlin
Title:	Secretary	Title: Executive Vice President and Chief
Administrative Officer
YANKEES ACQUISITION CORP.
Attest:	/s/ WILLIAM R. NEWLIN	By:	/s/ WILLIAM R. NEWLIN
Name:	William R. Newlin	Name: William R. Newlin
Title:	Secretary	Title: Chief Executive Officer and Secretary
GOLF GALAXY, iNC.
Attest:	/s/ GREGORY B. MAANUM	By:	/s/ RANDALL K. ZANATTA
Name:	Gregory B. Maanum	Name: Randall K. Zanatta
Title:	Chief Operating Officer	Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix B

Suite 2400, 345 California Street, San Francisco, CA 94104 Tel: 415-277-1500 Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

November 13, 2006

Board of Directors
Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, MN 55344

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Golf Galaxy, Inc. (the “Company”) of the Merger Consideration (as defined below) to be exchanged pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Dick’s Sporting Goods, Inc. (“Acquiror”) and Yankees Acquisition Corp. (“Merger Sub”), a newly formed wholly-owned subsidiary of Acquiror. The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive $18.82 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. We have in the past performed other investment banking services for the Company for which we received customary fees and may seek to be engaged in the future to perform investment banking services for the Company or the Acquiror. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Acquiror for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We also provide research coverage relating to common stock of the Acquiror and the Company.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available or made available to us from internal records of the Company; (iii) reviewed and analyzed certain internal financial projections for the Company on a stand-alone basis prepared for financial planning purposes and furnished to us by the management of the Company; (iv) conducted discussions with members of the senior management of the Company and Acquiror with respect to the business and prospects of the Company on a stand-alone basis; (v) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies deemed by us to be comparable to the Company; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (viii) performed a discounted cash flows analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts, estimates and other forward-looking information relating to the Company reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s management. We express no opinion as to any financial forecasts, estimates or forward-looking information of the Company or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, or Acquiror’s ability to fund the Merger Consideration. We were not requested to solicit, and we did not solicit, any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company as of the date hereof.

Sincerely,

/s/ PIPER JAFFRAY & CO.

PIPER JAFFRAY & CO.

Appendix C
Minnesota Business Corporation Act
Sections 302A.471 and 302A.473

302A.471.             RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.             PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PROXY	PROXY

GOLF GALAXY, INC.

SPECIAL MEETING OF SHAREHOLDERS

[__________]

[__________]

Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, Minnesota  55402

Golf Galaxy, Inc.
7275 Flying Cloud Drive
Eden Prairie, Minnesota 55344	PROXY

This Proxy is Solicited on Behalf of the Board of Directors for use at the Special Meeting on [__________] or any postponement or adjournment thereof.

By signing this proxy, you revoke all prior proxies and appoint Randall K. Zanatta and John R. Houston (“Named Proxies”), and each of them with full power of substitution, and hereby authorize each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Golf Galaxy, Inc. held of record by you on [__________] at the Special Meeting of Shareholders to be held on [__________], or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR Proposal 1 and FOR Proposal 2, and, on any other matters which may properly come before the Special Meeting or any adjournment or postponement thereof, in the discretion of the Named Proxies.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD
IN THE ENCLOSED ENVELOPE PROMPTLY.

(Continued and to be signed on reverse side.)

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on (date = one business day prior to the meeting date), 20  .

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ggxy// — QUICK ☐☐☐ EASY ☐☐☐ IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on (date = one business day prior to the meeting date), 20  .

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•                  Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Golf Galaxy, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

GOLF GALAXY, INC.

The Board of Directors Recommends a Vote FOR Proposal 1 and Proposal 2.

1.

Approval of the Merger Agreement – Adopt and approve the Agreement and Plan of Merger, dated November 13, 2006, by and between Golf Galaxy, Dick’s Sporting Goods, Inc. and Yankees Acquisition Corp., a wholly-owned subsidiary of Dick’s Sporting Goods, Inc., which provides for the merger of Yankees Acquisition Corp. with and into Golf Galaxy, with Golf Galaxy, as the surviving corporation, becoming a wholly-owned subsidiary of Dick’s Sporting Goods, Inc., and with each outstanding share of common stock of Golf Galaxy being converted into the right to receive $18.82 in cash, without interest.

		For ☐	Against ☐	Abstain ☐	Address Change? Mark Box Indicate changes below:	☐

2.	Adjourn the Special Meeting – Adjourn the Special Meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of	For ☐	Against ☐	Abstain ☐

the Special Meeting to approve the Agreement and Plan of Merger.

3.	The Named Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Date:

Signature of Shareholder

If signing as attorney, executor, administrator, trustee or guardian or on behalf of an entity (corporation, partnership, etc.), please indicate office or capacity below.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD
IN THE ENCLOSED ENVELOPE PROMPTLY